Exhibit 10.1

STOCK PURCHASE AGREEMENT
by and between
H&R BLOCK, INC.,
BLOCK FINANCIAL CORPORATION
and
OOMC ACQUISITION CORP.
dated as of
April 19, 2007

TABLE OF CONTENTS

I. Purchase and Sale	1
1.01. Purchase and Sale	1
1.02. Purchase Price	1
1.03. Closing; Closing Deliveries and Actions	1
1.04. Purchase Price Adjustment	4
1.05. Earnout Payment	9
II. Representations and Warranties of Seller	13
2.01. Organization	13
2.02. Authority; Enforceability	13
2.03. Non-Contravention	14
2.04. Consents and Approvals	15
2.05. Ownership of Shares	15
2.06. Capitalization	15
2.07. Financial Statements	16
2.08. Events Subsequent to Balance Sheet Date	19
2.09. Taxes	19
2.10. Litigation	20
2.11. Compliance with Law; Permits	20
2.12. Employee Benefits	21
2.13. Labor Relations	23
2.14. Real Property	23
2.15. Intellectual Property	24
2.16. Material Contracts	25
2.17. Environmental Matters	28
2.18. Affiliate Transactions	29
2.19. Brokers	29
2.20. Sufficiency of Assets	30
2.21. Risk Management Instruments	30
2.22. Origination and Servicing	30
2.23. Securitizations and Warehouse Facilities	31
2.24. EPDs; Recourse	32
2.25. Insurance	33
2.26. Board Minutes	33
2.27. No Other Representations or Warranties	34
III. Representations and Warranties of Purchaser	34
3.01. Organization	34
3.02. Authority; Enforceability	34
3.03. Non-Contravention	35
3.04. Governmental Consents	35
3.05. Availability of Funds	35
3.06. Litigation	36
3.07. Investment Intent	36
3.08. No Other Representations or Warranties	36
IV. Covenants of Seller	36
4.01. Conduct of the Business	36

4.02. Access; Confidentiality	40
4.03. Assistance in Transfer of Licenses, Permits and Registrations	43
4.04. Third-Party Consents	43
4.05. Extinguishment of Intercompany Indebtedness and Certain Affiliate Transactions; Restructuring Activities	43
4.06. Servicer Ratings	44
V. Covenants of Purchaser	44
5.01. Access	44
5.02. Releases under Certain Contracts; Termination of Intercompany Credit Agreement; Intercompany Indebtedness	44
5.03. Contacts with Customers, Suppliers, Employees, etc	45
VI. Covenants of Purchaser and Seller	45
6.01. Commercially Reasonable Efforts; Further Assurances	45
6.02. HSR Clearance	46
6.03. Post-Closing Litigation Cooperation	47
6.04. Public Announcements	47
6.05. Trademarks and Tradenames of Seller	48
6.06. Notices of Certain Events	48
6.07. Non-Solicitation	49
VII. Tax Matters	50
7.01. General	50
7.02. Tax Cooperation	50
7.03. Tax Sharing Agreements; Apportionment; Return Filings; Refunds and Credits	51
7.04. Tax Indemnification	54
7.05. Section 338(g) and Section 338(h)(10) Elections	55
VIII. Employees And Employee Benefits	56
8.01. Employee Benefits and Compensation	56
8.02. Employee Matters	58
8.03. No Third Party Beneficiaries	58
IX. Conditions to Closing	59
9.01. Conditions to Each Party’s Obligations	59
9.02. Conditions to Obligation of Purchaser	59
9.03. Conditions to Obligation of Seller	61
9.04. Frustration of Closing Conditions	61
X. Termination	61
10.01. Grounds for Termination	61
10.02. Effect of Termination	62
XI. Survival; Indemnification	62
11.01. Survival	62
11.02. Indemnification of Purchaser by Seller	63
11.03. Indemnification of Seller by Purchaser	65
11.04. Procedures Relating to Indemnification	66
11.05. Limitations on Indemnification	68
11.06. Exclusive Remedy	69
11.07. Adjustments of Purchase Price	69

XII. Miscellaneous	69
12.01. Definitions	69
12.02. Notices	88
12.03. Amendments and Waivers	89
12.04. Expenses	89
12.05. Successors and Assigns	89
12.06. Governing Law	90
12.07. Specific Performance; Jurisdiction	90
12.08. Waiver of Punitive and Other Damages and Jury Trial	90
12.09. Counterparts; Effectiveness; Third Party Beneficiaries	91
12.10. Other Definitional and Interpretative Provisions	91
12.11. Entire Agreement	91
12.12. Disclosure Schedules	91
12.13. Severability	92
12.14. Fulfillment of Obligations	92
12.15. Parent Guarantee	92

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Closing Balance Sheet Methodologies
Exhibit B	Earnout Methodologies
Exhibit C	Transition Services Agreement
Exhibit D	Mutual Release
Exhibit E	Financing Commitments

Purchaser Disclosure Schedule

Section 9.02(h)	Approvals, Consents and Filings

Seller Disclosure Schedules

Section 1.04(a)(i)	Target Tangible Net Assets Statement
Section 2.03	Non-Contravention
Section 2.04	Consents and Approvals
Section 2.06(b)	Capitalization
Section 2.07	Financial Statements
Section 2.08	Events Subsequent to Balance Sheet Date
Section 2.09	Taxes
Section 2.10	Litigation
Section 2.11	Compliance with Laws; Permits
Section 2.12	Employee Benefits
Section 2.13	Labor Relations
Section 2.14	Real Property
Section 2.15	Intellectual Property
Section 2.16	Material Contracts
Section 2.17	Environmental
Section 2.18	Affiliate Transactions
Section 2.20	Sufficiency of Assets
Section 2.22	Origination and Servicing
Section 2.23	Securitizations and Warehouse Facilities
Section 2.24	EPDs; Recourse
Section 4.01	Conduct of Business
Section 4.05	Extinguishment of Intercompany Indebtedness and Certain Affiliate Transactions
Section 8.01	Employee Plans to be Maintained
Section 9.02(d)	Conditions to Closing Warehouse Facilities
Section 12.01	Knowledge of Seller

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 19, 2007, is by and between OOMC Acquisition Corp., a Delaware corporation (“Purchaser”), Block Financial Corporation, a Delaware corporation (“Seller”) and H&R Block, Inc., a Missouri corporation (the “Parent”).
     WHEREAS, Seller is engaged, directly or indirectly, in the origination, purchase, sale and servicing of residential mortgage loans through Option One Mortgage Corporation, a California corporation (the “Company”), and the Company’s Subsidiaries; and
     WHEREAS, upon the terms and conditions contained in this Agreement, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of the outstanding shares of capital stock (the “Shares”) of the Company.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, upon the terms and subject to the conditions set forth in this Agreement the parties hereto hereby agree as follows:
I. PURCHASE AND SALE
          1.01. Purchase and Sale. At the Closing, Seller will sell and transfer the Shares to Purchaser, free and clear of any Liens other than those arising from acts of Purchaser or its Affiliates, and Purchaser will purchase the Shares from Seller (the “Purchase”).
          1.02. Purchase Price. At the Closing, in consideration for the transfer by Seller to Purchaser of the Shares, Purchaser will pay to Seller an amount equal to (a) $969,027,000 (the “Purchase Price”), plus (b) the Estimated Tangible Net Assets Surplus, if any, and minus (c) the Estimated Tangible Net Assets Shortfall, if any (such sum, the “Closing Date Cash Payment”). Such payment will be made by wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser in writing no later than two Business Days prior to the Closing.
          1.03. Closing; Closing Deliveries and Actions. (a) Closing. The closing of the Purchase (the “Closing”) will take place at the offices of Schulte Roth & Zabel LLP located at 919 Third Avenue, New York, New York (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on (i) the last Business Day of the Company’s fiscal month in which the last of the conditions set forth in Article IX to be fulfilled or waived are fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or (ii) at such other date or place as Purchaser and Seller may agree in writing (the date on which the Closing occurs, the “Closing Date”). Legal title, equitable title and risk of loss with respect to the Shares will transfer to Purchaser at the

Closing, which transfer will be deemed effective for accounting and other computational purposes as of 12:01 a.m. (Eastern Standard Time) on the Closing Date.
               (b) Deliveries by Purchaser at the Closing. At the Closing, Purchaser will deliver, or cause to be delivered, to Seller the following:
                    (i) the Closing Date Cash Payment payable to Seller as set forth in Section 1.02;
                    (ii) the certificate to be delivered by Purchaser pursuant to Section 9.03(c);
                    (iii) the certificate of incorporation (or equivalent organizational document) of Purchaser, certified as of a recent date by the Secretary of State of Delaware;
                    (iv) a certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Purchaser in such jurisdiction;
                    (v) a certificate of an officer of Purchaser, given by such officer on behalf of Purchaser and not in such officer’s individual capacity, certifying as to the bylaws (or equivalent governing document) of Purchaser and as to resolutions of the board of directors (or equivalent governing body) of Purchaser authorizing this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby;
                    (vi) a transition services agreement, in the form of Exhibit C (the “Transition Services Agreement”), duly executed by Purchaser; and
                    (vii) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Transaction Agreements.
               (c) Deliveries by Seller at the Closing. At the Closing, Seller will deliver, or cause to be delivered, to Purchaser the following:
                    (i) certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer tax stamps, if any, affixed;
                    (ii) the certificate to be delivered by Seller pursuant to Section 9.02(f);
                    (iii) the certificate of incorporation (or equivalent organizational document) of Seller and the Company, certified as of a recent date by the Secretary of State of the applicable jurisdiction of incorporation;

                    (iv) a certificate of the Secretary of State of the applicable jurisdiction of incorporation as to the good standing as of a recent date of Seller and the Company in such jurisdiction;
                    (v) a certificate of an officer of Seller and the Company, given by such officer on behalf of Seller or the Company, as applicable, and not in such officer’s individual capacity, certifying as to the bylaws (or equivalent governing document) of Seller or the Company, as applicable, and as to resolutions of the board of directors (or equivalent governing body) of Seller authorizing this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby;
                    (vi) a certificate of an officer of Parent, given by such officer on behalf of Parent, and not in such officer’s individual capacity, certifying as to resolutions of the board of directors of Parent authorizing the Guarantee;
                    (vii) the Transition Services Agreement, duly executed by Parent;
                    (viii) a mutual release in the form annexed hereto as Exhibit D, duly executed by the Company, on behalf of itself and each of its Subsidiaries, and Parent, on behalf of itself and each of its subsidiaries (other than the Company and its Subsidiaries);
                    (ix) original corporate record books and stock record books of the Company;
                    (x) written resignations of (A) Mark A. Ernst as a director of the Company, and (B) James E. Karlin and Kennion K. Yano as officers of the Company and the Subsidiaries of which they are officers, and to the extent requested by Purchaser at least three Business Days prior to the Closing Date, written resignations of any other member of the board of directors, board of managers or equivalent governing body, as applicable, of the Company and its majority-owned Subsidiaries;
                    (xi) a certificate signed by Seller dated as of the Closing Date, in the form required by the Treasury Regulations issued under Section 1445 of the Code, to the effect that Seller is not a foreign person for purposes of Section 1445 of the Code;
                    (xii) evidence, reasonably satisfactory to Purchaser, that Parent or Seller shall have completed the Restructuring Activities; and
                    (xiii) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

          1.04. Purchase Price Adjustment.
               (a) Estimate Statement.
                    (i) From and after the date hereof, each of Purchaser and Seller agree to take all of the actions contemplated to be taken by the applicable party as set forth on Exhibit A (such Exhibit including the Annexes thereto, the “Closing Balance Sheet Methodologies Schedule”).
                    (ii) Approximately 35 Business Days prior to the anticipated Closing Date, the Company shall deliver to Purchaser mortgage loan tapes providing the relevant data with respect to the Specified Line Items of the Business as such Specified Line Items existed as of a date as close in time to 35 Business Days prior to the anticipated Closing Date as reasonably practicable (but in no case earlier than the 45th Business Day prior to the anticipated Closing Date) (such tapes, the “Tapes”)) and provide Purchaser five Business Days to review the Tapes. At the end of such five-Business Day period, the Company shall deliver the Tapes (taking into account any reasonable comments thereon by Purchaser) to each of the Investment Banks (as defined by the Closing Balance Sheet Methodologies Schedule), with a copy to Purchaser. The Company shall cooperate with, and timely respond to, all reasonable requests from the Investment Banks for information to be used to conduct any determinations contemplated by this Section 1.04. The Company shall notify Purchaser of any such requests and provide Purchaser with copies of all information provided in response to such requests. For purposes of complying with the terms set forth in this Section 1.04, each party will cooperate with and make available to the other party and its representatives all information, records, data and working papers (subject to the execution of customary access letters, if requested, with respect to the work product of a party’s independent accountant), and will permit access to its facilities and personnel, as may reasonably be required in connection with the preparation and analysis of the Initial Estimate Statement, the Estimate Statement and the Final Statement, as applicable, including with respect to any valuations to be performed and bids to be obtained in connection therewith.
                    (iii) Each Investment Bank shall be instructed to deliver (i) its written determination of the Fair Market Value of the applicable Specified Line Item as of 10 Business Days prior to the anticipated Closing Date (each such determination for any Specified Line Item, an “Initial Pre-Closing Determination” and such date, the “Initial Estimate Date”)) and (ii) a written schedule setting forth the prepayment speed and default curve vector graphs contemplated by item (j) of Annex C to the Closing Balance Sheet Methodologies Schedule, signed by a duly authorized officer of the applicable Investment Bank, to each of Seller and Purchaser by the close of business on the 10th Business Day prior to the anticipated Closing Date in the case of clause (i) and the 20th Business Day prior to the anticipated Closing Date in the case of clause (ii). Each Initial Pre-Closing Determination shall take into account the information in the Tapes and be determined in accordance with the applicable valuation methodology to be used for the Estimate Statement set forth on the Closing Balance Sheet Methodologies Schedule. The fees and expenses of the Investment Banks incurred pursuant to this Section 1.04 shall be split equally between Seller and Purchaser and, upon the request of any Investment Bank, the Company will enter into a customary indemnification arrangement with such Investment Bank. For purposes of this sub-section (iii), “Fair Market Value” shall mean the net aggregate value (as defined in the Closing Balance Sheet Methodologies Schedule) that would be paid in cash by the applicable Investment Bank to a willing seller as of the specified date, based on current market conditions, in a manner specified in the Final Statement specifications set forth in the Closing Balance Sheet Methodologies Schedule of the specified assets in a binding, unconditional sale transaction with no due diligence “kick out” rights, where the buyer would be committed to such price for one Business Day after receipt by the seller and would receive customary representations, warranties and indemnities (except in the case of the Auctioned Mortgage Loans which would be sold on an “as is” basis with representations and warranties consistent with a sale on such a basis (and no indemnity)). Seller shall calculate the amount of Repurchase Liability on the Estimate Statement on a pro forma basis to take into account any change in exposure that would occur due to such representations, warranties and indemnities had such sale been effected on such a basis prior to Closing.
                    (iv) Approximately 30 Business Days prior to the anticipated Closing Date, the Company shall deliver to Purchaser mortgage servicing rights tapes (but solely limited to those Eligible Servicing Rights that require valuation by the MSR Valuation Firms pursuant to the Closing Balance Sheet Methodologies Schedule) providing the relevant data with respect to the Mortgage Servicing Rights (“MSR Tapes”) as of a date approximately 30 Business Days prior to the anticipated Closing Date and provide Purchaser five Business Days to review the MSR Tapes. At the end of such five Business Day period, the Company shall deliver the MSR Tapes (taking into account any reasonable comments thereon by Purchaser) to Countrywide Servicing Exchange and MIAC (each, an “MSR Valuation Firm”), with a copy to Purchaser. The Company shall cooperate with, and timely respond to, all reasonable requests from the MSR Valuation Firms for information to be used to conduct any determinations contemplated by this Section 1.04. The Company shall notify Purchaser of any such requests and provide Purchaser with copies of all information provided in response to such requests.
                    (v) Each MSR Valuation Firm shall be instructed to deliver in writing its valuations of Mortgage Servicing Rights (the “MSR Valuations”), signed by a duly authorized officer of the applicable MSR Valuation Firm, to each of Seller and Purchaser by the close of business on the 10th Business Day prior to the anticipated Closing Date. The MSR Valuations shall take into account the information in the MSR Tapes and the prepayment speed and default curve vector graphs prepared by the Investment Banks and provided to the MSR Valuation Firms in accordance with the Closing Balance Sheet Methodologies Schedule and be determined in accordance with the applicable valuation methodology to be used for the Estimate Statement set forth in the Closing Balance Sheet Methodologies Schedule. The fees and expenses of the MSR Valuation Firms incurred pursuant to this Section 1.04 shall be split equally between Seller and Purchaser and, upon the request of any MSR Valuation Firm, the

Company will enter into a customary indemnification arrangement with such MSR Valuation Firm.
                    (vi) Approximately 30 Business Days prior to the anticipated Closing Date, the Company shall deliver to Purchaser pipeline mortgage loan tapes providing the relevant data with respect to Pipeline Mortgage Loans (“Pipeline Tapes”) as of a date approximately 30 Business Days prior to the anticipated Closing Date and provide Purchaser five Business Days to review the Pipeline Tapes. At the end of such five-Business Day period, the Company shall deliver the Pipeline Tapes (taking into account any reasonable comments thereon by Purchaser) to the Investment Banks, with a copy to Purchaser.
                    (vii) Each Investment Bank shall be instructed to deliver in writing its valuation of the Pipeline Mortgage Loans (the “Pipeline Valuations”), signed by a duly authorized officer of the applicable Investment Bank, to each of Seller and Purchaser by the close of business on the 10th Business Day prior to the anticipated Closing Date. The Pipeline Valuations shall take into account the information in the Pipeline Tapes and be determined in accordance with the applicable valuation methodology to be used for the Estimate Statement set forth on the Closing Balance Sheet Methodologies Schedule.
                    (viii) No less than seven Business Days prior to the Closing Date, Seller will provide Purchaser a statement (the “Initial Estimate Statement”) setting forth Seller’s good faith estimate of the Closing Tangible Net Assets (the “Estimated Closing Tangible Net Assets”), together with a calculation showing in reasonable detail how the Estimated Closing Tangible Net Assets was calculated. The Initial Estimate Statement shall reflect (i) the Estimated Value of each of the Specified Line Items, (ii) the value of the Mortgage Servicing Rights as determined pursuant to the Closing Balance Sheet Methodologies Schedule based on the MSR Valuations and (iii) the value of the Pipeline Mortgage Loans as determined pursuant to the Closing Balance Sheet Methodologies based on the Pipeline Valuations. The Initial Estimate Statement will be prepared by Seller on an unaudited basis, in the same form as that utilized in the Target Tangible Net Assets Statement, and utilizing (A) the accounting principles, practices, methodologies and policies specifically set forth on the Closing Balance Sheet Methodologies Schedule and (B) to the extent not specifically set forth on the Closing Balance Sheet Methodologies Schedule and to the extent that the same are consistent with GAAP, the accounting principles, practices, methodologies and policies utilized in the preparation of the Target Tangible Net Assets Statement and (C) to the extent that the accounting principles, practices, methodologies and policies utilized in the preparation of the Target Tangible Net Assets Statement are not consistent with GAAP, then in accordance with GAAP (collectively, the “Accounting Principles”).
                    (ix) Each Investment Bank shall be instructed to deliver its determination of the Fair Market Value of the applicable Specified Line Item as of two Business Days prior to the anticipated Closing Date (each such determination for any Specified Line Item, a “Pre-Closing Determination” and such date, the “Estimate Date”))

in writing, signed by a duly authorized officer of the applicable Investment Bank, to each of Seller and Purchaser by the close of business on the second Business Day prior to the anticipated Closing Date. Each Pre-Closing Determination shall be determined in accordance with the applicable valuation methodology set forth on the Closing Balance Sheet Methodologies Schedule.
                    (x) No less than one Business Day prior to the Closing Date, Seller will provide Purchaser an updated statement (the “Estimate Statement”) setting forth the Estimated Closing Tangible Net Assets, together with a calculation showing in reasonable detail how the Estimated Closing Tangible Net Assets was calculated. The Estimate Statement shall reflect (i) the Estimated Value of each of the Specified Line Items, (ii) the value of the Mortgage Servicing Rights as determined pursuant to the Closing Balance Sheet Methodologies Schedule based on the MSR Valuations and (iii) the value of the Pipeline Mortgage Loans as determined pursuant to the Closing Balance Sheet Methodologies based on the Pipeline Valuations. The Estimate Statement will be prepared by Seller on an unaudited basis, in the same form as that utilized in the Target Tangible Net Assets Statement, and utilizing the Accounting Principles.
               (b) Final Statement.
                    (i) By no later than 10 Business Days after the Closing Date, the Company shall deliver to the Investment Banks updated Pipeline Tapes providing the relevant data with respect to Pipeline Mortgage Loans as of the Closing Date, with a copy to Seller.
                    (ii) Each Investment Bank shall be instructed to deliver in writing its valuation of the Pipeline Mortgage Loans based on the updated Pipeline Tapes (the “Updated Pipeline Valuations”), signed by a duly authorized officer of the applicable Investment Bank, to each of Seller and Purchaser by the close of business on the 15th Business Day after the Closing Date. The Updated Pipeline Valuations shall take into account the information in the updated Pipeline Tapes and be determined in accordance with the applicable valuation methodology to be used for the Final Statement set forth on the Closing Balance Sheet Methodologies Schedule.
                    (iii) By no later than 20 Business Days after receipt of those third-party valuations and firm bids required to be obtained after the Closing pursuant to the Closing Balance Sheet Methodologies Schedule and receipt of all other information necessary to calculate the value of the Specified Line Items as contemplated by the Closing Balance Sheet Methodologies Schedule, Purchaser will prepare a statement (as finally determined pursuant to Section 1.04, the “Final Statement”) of the Closing Tangible Net Assets (as finally determined pursuant to this Section 1.04, the “Final Closing Tangible Net Assets”) and deliver it to Seller. The Final Statement will reflect each of the values determined pursuant to the Closing Balance Sheet Methodologies Schedule. The Final Statement will be prepared by Purchaser on an unaudited basis, in the same form as that utilized in the Target Tangible Net Assets Statement, and utilizing the Accounting Principles.

               (c) Dispute. Seller will provide to Purchaser within 30 days after Purchaser’s delivery of the Final Statement a notice to Purchaser disagreeing with any such calculation and setting forth Seller’s calculation of the Final Closing Tangible Net Assets (the “Seller’s Objection”), which shall describe in reasonable detail the specific nature and amount of each disagreement and shall state in reasonable detail all bases upon which Seller believes the Final Statement is not in conformity with Section 1.04. Seller shall be deemed to have agreed with all other items and amounts contained in the Final Statement that are not specifically identified as a disagreement in the Seller’s Objection. If Seller shall fail to deliver a Seller’s Objection within such 30-day period, Seller shall be deemed to have agreed with Purchaser as to the Final Statement. Purchaser and Seller will negotiate in good faith any disagreements contained in the Seller’s Objection during the 30-day period immediately following the delivery of the Seller’s Objection. If Purchaser and Seller agree to a Final Statement and calculation of the Final Closing Tangible Net Assets within such 30-day period, the appropriate party will make the payment contemplated by Section 1.04(d) or (e), as applicable. If Purchaser and Seller, notwithstanding these good faith efforts, fail to agree on a Final Statement and calculation of the Final Closing Tangible Net Assets, then as promptly as practicable (but in any event within 10 Business Days after expiration of such 30-day period), Purchaser and Seller jointly will engage the firm of Crowe Chizek and Company LLP or such other nationally recognized accounting firm mutually selected by Purchaser and Seller (the “Accounting Firm”) to resolve any dispute. As promptly as practicable thereafter (but in any event within 15 Business Days of engagement of the Accounting Firm), Purchaser and Seller will each prepare and submit a presentation to the Accounting Firm setting forth such party’s proposed version of a Final Statement and calculation of the Final Closing Tangible Net Assets. The scope of the disputes to be resolved by the Accounting Firm will be limited to whether such Final Statements and calculations were prepared in accordance with this Section 1.04, and the Accounting Firm is not to make any other determination, including any determination as to whether GAAP was followed (except to the extent required by the Accounting Principles). As soon as practicable thereafter (but in any event within 20 Business Days), Purchaser and Seller will instruct the Accounting Firm to render a determination of Final Closing Tangible Net Assets, such determination to be based solely upon the presentations by Purchaser and Seller. In making such determination, the Accounting Firm will act as an expert and not as an arbitrator in conducting its analysis, and may not assign a value to Final Closing Tangible Net Assets greater than the greatest value claimed by either party or less than the smallest value for Final Closing Tangible Net Assets claimed by either party. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be borne pro rata as between Purchaser, on the one hand, and Seller, on the other hand, in proportion to the allocation of the dollar value of the amounts remaining in dispute between Purchaser and Seller made by the Accounting Firm such that the prevailing party pays the lesser proportion of the fees and expenses. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties.
               (d) Downward Adjustments. If the Final Cash Payment is less than the Closing Date Payment, then the Seller will pay or cause to be paid to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser an amount in cash equal to such shortfall. Such payment will be made within five Business Days of the date on which Final Statement is finally determined as aforesaid. For purposes of this Agreement, the “Final Cash Payment” means (i) the Purchase Price, plus (ii) if Final Closing Tangible Net Assets exceeds Estimated Closing Tangible Net Assets, an amount equal to such excess, and minus (iii) if Final Closing Tangible Net Assets is less than Estimated Closing Tangible Net Assets, an amount equal to such shortfall, in each case of clause (ii) and (iii), disregarding any assets acquired or liabilities assumed by Seller from the Company and its Subsidiaries pursuant to the Closing Balance Sheet Methodologies Schedule.
               (e) Upward Adjustments. If the Final Cash Payment is greater than the Closing Date Payment, then Purchaser will pay or cause to be paid to Seller by wire transfer of immediately available funds to an account designated in writing by Seller an amount in cash equal to such excess. Such payment will be made within five Business Days of the date on which Final Statement is finally determined as aforesaid.
               (f) Interest. Any amount required to be paid pursuant to Section 1.04(d) or (e) shall bear interest from and including the Closing Date to but excluding the actual date of payment at the Reference Rate compounded quarterly. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.
          1.05. Earnout Payment.
               (a) As soon as reasonably practicable after the completion of the Calculation Period, but in no event later than 30 days after the Calculation Period End Date, Purchaser shall furnish (or cause to be furnished) to the Seller:
                    (i) an unaudited consolidated balance sheet of the Business, as of the Calculation Period End Date, together with a related unaudited consolidated statement of operations in respect of the financial period from the Closing Date through the Calculation Period End Date, prepared in accordance with U.S. GAAP, subject to the accounting principles, practices, methodologies and policies set forth on Exhibit B (the “Earnout Methodologies”), and
                    (ii) a statement setting forth the Earnout Amount (as finally determined pursuant to this Section 1.05, the “Final Earnout Amount”), together with a calculation showing in reasonable detail how the Earnout Amount was calculated, prepared by Purchaser (the “Earnout Statement”).
               (b) Seller will provide to Purchaser within 45 days after Purchaser’s delivery of the Earnout Statement a notice to Purchaser disagreeing with any such calculation and setting forth Seller’s calculation of the Earnout Amount (the “Seller’s Earnout Objection”), which shall describe in reasonable detail the specific nature and amount of each disagreement and shall state in reasonable detail all bases upon which Seller believes the Earnout Statement is not in conformity with this Section 1.05. Seller shall be deemed to have agreed with all other items and amounts contained in the Earnout Statement that are not specifically identified as a disagreement in the Seller’s Earnout Objection. If Seller shall fail to deliver a Seller’s Earnout Objection within such 45-day period, Seller shall be deemed to have agreed with Purchaser as to the Earnout Statement. Purchaser and Seller will negotiate in good faith any disagreements contained in the Seller’s Earnout Objection during the 45 day period immediately following the delivery of the Seller’s Earnout Objection. If Purchaser and Seller agree to a Earnout Statement and calculation of the Earnout Amount within such 45-day period, Purchaser will pay the Earnout Amount to Seller in accordance with Section 1.05(c). If Purchaser and Seller, notwithstanding these good faith efforts, fail to agree on the Earnout Statement and calculation of the Earnout Amount, then as promptly as practicable (but in any event within 10 Business Days after expiration of such 45-day period), Purchaser and Seller jointly will engage the Accounting Firm to resolve any dispute. As promptly as practicable thereafter (but in any event within 15 Business Days of engagement of the Accounting Firm), Purchaser and Seller will each prepare and submit a presentation to the Accounting Firm setting forth such party’s proposed version of the Earnout Statement and calculation of the Earnout Amount in each case prepared in accordance with Section 1.05. The scope of the disputes to be resolved by the Accounting Firm will be limited to whether such Earnout Statements and calculations were prepared in accordance with this Section 1.05, and the Accounting Firm is not to make any other determination, including any determination as to whether U.S. GAAP was followed (except to the extent required by this Section 1.05). As soon as practicable thereafter (but in any event within 20 Business Days), Purchaser and Seller will instruct the Accounting Firm to render a determination of the Earnout Amount, such determination to be based solely upon the presentations by Purchaser and Seller. In making such determination, the Accounting Firm will act as an expert and not as an arbitrator in conducting its analysis, and may not assign a value to the Earnout Amount greater than the greatest value claimed by either party or less than the smallest value for the Earnout Amount claimed by either party. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be borne pro rata as between Purchaser, on the one hand, and Seller, on the other hand, in proportion to the allocation of the dollar value of the amounts remaining in dispute between Purchaser and Seller made by the Accounting Firm such that the prevailing party pays the lesser proportion of the fees and expenses. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties.
               (c) Purchaser shall pay or cause to be paid the Final Earnout Amount to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller. Such payment will be made within five Business Days of the date on which Final Earnout Amount is finally determined as provided in this Section 1.05. It is understood that there will be no payment if the Final Earnout Amount is $0 or a negative number.
               (d) During the Calculation Period the Purchaser shall be free to take, or cause to be taken, any actions with respect to the Company or its Subsidiaries or the Business, including the restructuring of the origination platform of the Company or its Subsidiaries or the Business; provided, that the Purchaser shall not, and shall cause the Company and its Subsidiaries not to, engage in any outsourcing arrangement with an Affiliate of Purchaser other than the Company or any of its Subsidiaries, unless the terms of such arrangement are on an arm’s length basis and are no less favorable to the Company than the terms available at such time from third parties that are not Affiliates of Purchaser (it being understood and agreed that this proviso shall not apply to any costs and expenses of any consultants affiliated with Cerberus Capital Management, L.P. or any of its Affiliates). This covenant shall not apply after a Business Combination Closing Date pursuant to which Purchaser has provided a Termination Payout Election Notice.
               (e) Notwithstanding anything to the contrary in Section 12.05, to the extent there is a Sale Transaction pursuant to which either (i) all or a majority of the origination platform assets of the Company and its Subsidiaries or (ii) all of the outstanding capital stock of the Company and its Subsidiaries are acquired by an Acquiring Party that is not an Affiliate of Purchaser, Purchaser shall have the right either to (x) assign all of its obligations under this Section 1.05 to the Acquiring Party effective as of the applicable Business Combination Closing Date or (y) pay Seller the Earnout Termination Payment in accordance with subsection (h) below.
               (f) To the extent Purchaser elects to pay Seller an Earnout Termination Payment pursuant to subsection (e) above, Purchaser shall provide written notice to Seller of such election prior to the Business Combination Closing Date (such notice, the “Termination Payout Election Notice”). As soon as reasonably practicable after the Business Combination Closing Date, but in no event later than 90 days thereafter, Purchaser shall furnish (or cause to be furnished) to the Seller:
                    (i) an unaudited consolidated balance sheet of the Business, as of the Business Combination End Date, together with a related unaudited consolidated statement of operations in respect of the financial period from the Closing Date through the Business Combination End Date, prepared in accordance with U.S. GAAP, subject to the Earnout Methodologies, and
                    (ii) a statement setting forth the Earnout Termination Payment (as finally determined pursuant to this Section 1.05, the “Final Earnout Termination Payment”), together with a calculation showing in reasonable detail how the Earnout Termination Payment was calculated (including reasonable detail how the Sale Profit and components thereof were calculated), prepared by Purchaser (the “Termination Payment Statement”).
               (g) Seller shall provide Purchaser within 45 days after Purchaser’s delivery of the Termination Payment Statement a notice to Purchaser disagreeing with any such calculation and setting forth Seller’s calculation of the Earnout Termination Payment (the “Seller’s Termination Payment Objection”), which shall describe in reasonable detail the specific nature and amount of each disagreement and shall state in reasonable detail all bases upon which Seller believes the Termination Payment Statement is not in conformity with this Section 1.05. Seller shall be deemed to have agreed with all other items and amounts contained in the Termination Payment

Statement that are not specifically identified as a disagreement in the Seller’s Termination Payment Objection. If Seller shall fail to deliver a Seller’s Termination Payment Objection within such 45-day period, Seller shall be deemed to have agreed with Purchaser as to the Termination Payment Statement. Purchaser and Seller will negotiate in good faith any disagreements contained in the Seller’s Termination Payment Objection during the 45 day period immediately following the delivery of the Seller’s Termination Payment Objection. If Purchaser and Seller agree to a Termination Payment Statement and calculation of the Earnout Termination Payment within such 45-day period, Purchaser will pay the Earnout Termination Payment to Seller in accordance with Section 1.05(h). If Purchaser and Seller, notwithstanding these good faith efforts, fail to agree on the Termination Payment Statement and calculation of the Earnout Termination Payment, then as promptly as practicable (but in any event within 10 Business Days after expiration of such 45-day period), Purchaser and Seller jointly will engage the Accounting Firm to resolve any dispute. As promptly as practicable thereafter (but in any event within 15 Business Days of engagement of the Accounting Firm), Purchaser and Seller will each prepare and submit a presentation to the Accounting Firm setting forth such party’s proposed version of the Termination Payment Statement and calculation of the Earnout Termination Payment in each case prepared in accordance with Section 1.05. The scope of the disputes to be resolved by the Accounting Firm will be limited to whether such Termination Payment Statements and calculations were prepared in accordance with this Section 1.05, and the Accounting Firm is not to make any other determination, including any determination as to whether U.S. GAAP was followed (except to the extent required by this Section 1.05). As soon as practicable thereafter (but in any event within 20 Business Days), Purchaser and Seller will instruct the Accounting Firm to render a determination of the Earnout Termination Payment, such determination to be based solely upon the presentations by Purchaser and Seller. In making such determination, the Accounting Firm will act as an expert and not as an arbitrator in conducting its analysis, and may not assign a value to the Earnout Termination Payment greater than the greatest value claimed by either party or less than the smallest value for the Earnout Termination Payment claimed by either party. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be borne pro rata as between Purchaser, on the one hand, and Seller, on the other hand, in proportion to the allocation of the dollar value of the amounts remaining in dispute between Purchaser and Seller made by the Accounting Firm such that the prevailing party pays the lesser proportion of the fees and expenses. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties.
               (h) Purchaser shall pay or cause to be paid the Final Earnout Termination Payment to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller. Such payment will be made within five Business Days of the date on which Final Earnout Termination Payment is finally determined as provided in this Section 1.05. Upon the payment of the Earnout Termination Payment, Purchaser’s obligations under Section 1.05 shall be extinguished.
               (i) After the Closing, Purchaser shall, as soon as practicable, but in any event no later than 15 Business Days after each fiscal month end of the Company after the Closing Date, deliver to Seller a copy of the normal, internal operating balance sheet and internal profit and loss statement of the Company and its Subsidiaries (as such internal reports are then generated by the Business) in respect of such fiscal month, for each fiscal month that is included, in whole or in part, in the Calculation Period. All information that is provided to Seller pursuant to the preceding sentence shall be considered Confidential Information subject to the restrictions of
Section 4.02(d).
II. REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Purchaser that, except as set forth in the applicable sections of the Seller Disclosure Schedule:
          2.01. Organization. (a) Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement or the Transaction Agreements.
               (b) The Company is duly organized, validly existing and in good standing under the Laws of the State of California, and has the requisite corporate power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has made available to Purchaser a correct and complete copy of the charter and bylaws, or other governing documents, of the Company, as amended to the date of this Agreement, and each such document is in full force and effect.
          2.02. Authority; Enforceability. Seller has all necessary corporate power and authority to execute and deliver this Agreement and Seller, the Company and each of the Company’s Subsidiaries have all necessary corporate power and authority to execute and deliver each of the Transaction Agreements with respect to which such Person is a party, to perform such Person’s obligations hereunder and thereunder, as the case may be, and to consummate the transactions contemplated hereby and thereby, as the case may be. The execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, the Company and the Company’s Subsidiaries, as applicable, and no other corporate action on the part of any such

Person or such Person’s board of directors (or the equivalent thereof) is necessary pursuant to its governing documents or the Laws of its jurisdiction of organization to authorize this Agreement or the Transaction Agreements, as applicable, or to consummate the transactions contemplated hereby or thereby, as applicable. This Agreement has been duly executed and delivered by Seller, and each Transaction Agreement will be duly executed and delivered by each of Seller, the Company and the Company’s Subsidiaries to the extent a party thereto and, assuming due authorization, execution and delivery by Purchaser, constitutes or will constitute a legal, valid and binding agreement of Seller, the Company, and the Subsidiaries, as applicable, enforceable against such Person in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”).
          2.03. Non-Contravention.
               (a) The execution, delivery and performance of this Agreement by Seller and of the Transaction Agreements, by Seller, the Company and the Company’s Subsidiaries to the extent a party, and the consummation of the transactions contemplated hereby and thereby and the compliance by each such Person with the applicable terms and conditions hereof or thereof, does not and will not (a) conflict with or violate the organizational or governing documents of any such Person, (b) assuming that all Required Regulatory Approvals have been obtained or made, as applicable, conflict with or violate any Law applicable to any such Person, or (c) assuming that all Third Party Consents have been obtained or made, as applicable, result in any breach or violation of or constitute a default (or an event which with notice would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, modification, amendment or acceleration of (whether after the filing of notice or otherwise), or require any notice under, any Material Contract or Permit of any such Person, except for any such conflict, violation, breach, default, loss, right or other occurrence that would not, in the case of clauses (b) and (c), reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially delay or materially impair the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements.
               (b) Without limiting the generality of Section 2.03(a), the execution and delivery by Seller, the Company and the Company’s Subsidiaries of this Agreement and the Transaction Agreements, as applicable, and the performance by each such Person of their respective obligations hereunder and thereunder, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not and will not operate to invalidate or materially impair (i) any private mortgage or loan insurance or commitment of any private insurer relating to any Loans of the Company and Subsidiaries, (ii) any title insurance policy relating to any Loans of the Company and Subsidiaries, (iii) any hazard insurance policy relating to any Loans of the Company and Subsidiaries, (iv) any flood insurance policy relating to any Loans of the Company and Subsidiaries, (v) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by any Governmental Authority or private insurer, or any surety or guaranty agreement relating to any Loans of the Company and Subsidiaries, or (vi) any insurance or guaranty obtained from any Governmental Authority relating to any Loans of the Company and Subsidiaries.
          2.04. Consents and Approvals. (a) Section 2.04(a) of the Seller Disclosure Schedule, sets forth each consent, waiver, authorization, notice or filing that is material to the Business and is required to be obtained from, or to be given to, any Governmental Authority in connection with the execution, delivery or performance of this Agreement or any of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, other than those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. The consents, waivers, authorizations, notices and filings listed on Section 2.04(a) of the Seller Disclosure Schedule are referred to herein as the “Required Regulatory Approvals”.
               (b) Section 2.04(b) of the Seller Disclosure Schedule, sets forth each consent, waiver, authorization, notice or filing that is material to the Business and is required to be obtained from, or to be given to, any Person other than a Governmental Authority in connection with the execution, delivery or performance of this Agreement or any of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby. The consents, waivers, authorizations, notices and filings listed on Section 2.04(b) of the Seller Disclosure Schedule are referred to herein as the “Required Third Party Consents”.
          2.05. Ownership of Shares. Seller is the sole legal and beneficial owner of the Shares, in each case, free and clear of all Liens. Each of the Shares is held of record by Seller. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock or other equity interests of the Company. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock or other equity interests of the Company. Upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, Seller’s entire ownership interest in and to the Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its Affiliates.
          2.06. Capitalization. (a) The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $0.01 per share, of which 250,000 shares are issued and outstanding. Except for the Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, voting trust agreement, proxy, right of first refusal, preemptive right or subscription right or organizational documents of the Company or any Contract to which the Company is a party or otherwise bound.

               (b) Section 2.06(b) of the Seller Disclosure Schedule lists for each Subsidiary (i) its name and jurisdiction of incorporation, (ii) the shares of capital stock or equity interests of such Subsidiary that are authorized and (iii) the number of shares or equity interests that are issued and outstanding, the names of the holders thereof, and the number of shares or other equity interests held by each such holder. All issued and outstanding shares of capital stock or other equity securities of each of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are not subject to or issued in violation of any purchase option, call option, voting trust agreement, proxy, right of first refusal, preemptive right or subscription right or organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or otherwise bound. All of the outstanding shares of capital stock or other equity interests of each Subsidiary are owned, directly or indirectly, by the Company.
               (c) There are no options, warrants or other securities authorized, issued or outstanding, calls, purchase rights, subscription rights, exchange rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind to which the Company or any Subsidiary is a party or by which it is bound (i) obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, or any contractual rights containing any equity features (including stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any of its Subsidiaries), the Company or any Subsidiary or (ii) obligating the Company or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, unit, Contract or undertaking. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary.
               (d) With the exception of Subsidiaries, as of the date of this Agreement, neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. There are no Contracts that require the Company or any of its Subsidiaries to make any investments (in the form of a loan, capital contribution or otherwise) in any Person.
          2.07. Financial Statements. (a) Section 2.07(a) of the Seller Disclosure Schedule sets forth a true and correct copy of (i) the audited consolidated balance sheet of the Company and the Subsidiaries as of April 30, 2005 and April 30, 2006 and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Subsidiaries for the years then ended, together with the notes thereto (the “2006 Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of January 31, 2007 (such balance sheet, the “Most Recent Balance Sheet” and such date, the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Subsidiaries for the nine months then ended (the “Unaudited Financial Statements,” and together with the 2006 Audited Financial Statements and the 2007 Financial Statements, the “Financial Statements” provided that, notwithstanding anything to the contrary in this Agreement, to the extent Closing occurs prior to the delivery of the 2007 Unaudited Financial Statements, the term “Financial Statements” shall not include the 2007 Unaudited Financial Statements) and (iii) the pro forma balance sheet of the Company and its Subsidiaries as of January 31, 2007, together with the related pro forma statement of operations for the nine-month period ended January 31, 2007, as if the Divestment Activities had occurred as of the beginning of the relevant period for the period (the “January 31 Pro Forma Financial Statements” and, together with the April 30 Pro Forma Financial Statements, the “Pro Forma Financial Statements”).
               (b) The Financial Statements (i) have been (or in the case of the 2007 Financial Statements will be) based upon the information contained in the books and records of the Company and its Subsidiaries, (ii) have been prepared (or in the case of the 2007 Financial Statements, will be prepared), in all material respects, in accordance with GAAP applied on a consistent basis as at the dates and for the periods presented (except, in the case of the Unaudited Financial Statements, for the absence of footnote disclosures and normal year-end adjustments), and (iii) present fairly (or in the case of the 2007 Financial Statements, will present fairly), in all material respects, the financial position and the results of operations and cash flows of the Company on a consolidated basis as at the dates and for the periods presented. The Target Tangible Net Assets Statement was derived from the Most Recent Balance Sheet, reflects the Tangible Net Assets of the Company and its Subsidiaries (adjusted to exclude HRBMC and all noneconomic residuals) as of the Balance Sheet Date and has been prepared utilizing the accounting principles, practices, methodologies and policies as used in the 2006 Audited Financial Statements, except as set forth on Section 2.07(b) of the Seller Disclosure Schedule. The January 31 Pro Forma Financial Statements have been (or in the case of the April 30 Pro Forma Financial Statements will be) based upon the information contained in the books and records of the Company and its Subsidiaries, have been (or in the case of the April 30 Pro Forma Financial Statements will be) be derived from the Unaudited Financial Statements or the 2007 Audited Financial Statements, as applicable, and reflect (or in the case of the April 30 Pro Forma Financial Statements will reflect) and reflect all material adjustments required to present fairly in all material respects the pro forma financial position and the results of operations and cash flows of the Company on a consolidated basis as at the dates and for the periods presented as if the Divestment Activities had occurred as of the beginning of the relevant period for the period or as of the date set forth therein.
               (c) The books and records of the Company and its Subsidiaries have been maintained in material compliance with applicable legal and accounting requirements, and such books and records fairly reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries. Parent maintains, or causes to be maintained, internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements of Parent and its Subsidiaries (including the Company and its Subsidiaries) on a consolidated, enterprise-wide basis, for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries (including the Company and its Subsidiaries), (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements of Parent and its Subsidiaries (including the Company and its Subsidiaries) in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of applicable management and directors of Parent and its Subsidiaries (including the Company and its Subsidiaries) and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries (including the Company and its Subsidiaries). The Company and its Subsidiaries have disclosed to KPMG LLP, the Company’s independent auditor, (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financing reporting of the Company and its Subsidiaries. Seller has made available to Purchaser a summary of any such disclosure made by Parent or any of its Subsidiaries or any such Person’s management since April 30, 2005.
               (d) Since April 30, 2004 none of the Company or any of its Subsidiaries nor, to the Seller’s Knowledge, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise has or obtained Knowledge of any material substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Seller has made available to Purchaser (to the extent not publicly available as of the date of this Agreement on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database) true and compete copies of all correspondence directly related to the Business between the SEC, on the one hand, and Parent or any of its Subsidiaries, on the other, since April 30, 2004, including all responses to such comment letters by or on behalf of the Company.
               (e) There are no material off balance sheet transactions, arrangements, obligations or relationships attributable to the Business or to which the Company or any of its Subsidiaries is a party or bound (or has any commitment to be a party to or bound by), including any joint venture, partnership agreement or any similar Contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate (including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K)), other than those incurred after the date hereof in the ordinary course of business consistent with past practice.

               (f) As of the date hereof, the Company and its Subsidiaries have no Liabilities of a type required to be reflected on a balance sheet in accordance with GAAP other than (i) Liabilities expressly reflected, reserved against or otherwise disclosed in the Most Recent Balance Sheet, (ii) Liabilities incurred after the Balance Sheet Date in the ordinary course of business and (iii) those Liabilities set forth in Section 2.07(f) of the Seller Disclosure Schedule. On the Closing Date, the Company and its Subsidiaries have no Liabilities of a type required to be reflected on a balance sheet in accordance with GAAP except to extent fully reflected on, or fully reserved against in, the balance sheet of the Company and its Subsidiaries in accordance with the Accounting Methodologies and taken into account in the final determination of Final Closing Tangible Net Assets pursuant to Section 1.04.
          2.08. Events Subsequent to Balance Sheet Date. Since the Balance Sheet Date, (i) the Company and its Subsidiaries have conducted the Business only in the ordinary course, (ii) there has been no Material Adverse Effect, and (iii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance. Without limiting the generality of the foregoing, since the Balance Sheet Date, none of the Seller, the Company or any of the Company’s Subsidiaries has taken any action (or failed to take any action) that, if taken (or failed to be taken) after the date hereof without the prior written consent of Purchaser would constitute a breach of Section 4.01.
          2.09. Taxes. The Company and each of the Subsidiaries has timely filed all material U.S. federal, state, local and foreign Tax Returns that it was required to file and has paid or withheld all Taxes shown thereon as due and owing. All such Tax Returns were correct and complete in all material respects. Neither the Company nor any of the Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. Neither the Company nor any of the Subsidiaries is a party to any Tax allocation or Tax sharing agreement (other than Tax allocation or Tax sharing agreements which will be terminated prior to Closing and with respect to which no post-Closing liabilities or obligations will exist); provided, however, leases and other contracts which are listed on the Seller Disclosure Schedule that provide tangentially for an allocation or apportionment of Tax liabilities generated or related to such contracts will not constitute Tax allocation or Tax sharing agreements. As of the date of this Agreement, there is no audit, claim or controversy currently pending or threatened in writing with respect to the Company or any of the Subsidiaries in respect of any Tax. Neither the Company nor any of the Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is Seller) or (ii) has any liability for Taxes of any Person (other than any other corporation that is a member of the affiliated group filing a federal consolidated income tax return that the Company or such Subsidiary is currently a member) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any Subsidiary has filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state or local Tax statutes. Set forth on Section 2.09 of the Seller Disclosure Schedule is a list of all federal income Tax audits that have ended within five years of the date of this Agreement and that have been completed by the IRS. Set forth on Section 2.09 of the Seller Disclosure Schedule is a list of all federal income Tax audits by the IRS that are currently open. Set forth on Section 2.09 of the Seller Disclosure Schedule is a list of all state, local and foreign Tax audits that have ended within five years of the date of this Agreement that have been completed by any state, local or foreign Taxing Authority. Set forth on Section 2.09 of the Seller Disclosure Schedule is a list of all state, local and foreign Tax audits by state, local or foreign Taxing Authorities that are currently open. The Company and each Subsidiary has withheld and paid to the applicable Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, customer, vendor, supplier or other third party. Neither the Company nor any Subsidiary will be required to include any material item of income or gain in, nor will the Company nor any Subsidiary exclude any material item of deduction or loss from, any Post-Closing Tax Period or Post-Closing Straddle Period as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period or a Pre-Closing Straddle Period under Code Section 481(a) (or any corresponding provision of state Tax law), (ii) “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.
          2.10. Litigation. As of the date hereof, there are no Actions pending or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries or the Business that, if determined adversely to the Company, its Subsidiaries or the Business, would reasonably be expected to be material and (ii) no present or former officer, or director of the Company or any of its Subsidiaries has made a claim, or has notified the Company or any of its Subsidiaries of his or her intention to make a claim, for indemnification that, individually or in the aggregate is material. As of the Closing Date, no Actions shall be pending or, to the Seller’s Knowledge, threatened against the Company or any of its Subsidiaries or the Business that would be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or are subject to, and the Business is not otherwise bound by, any order, writ, judgment, injunction, agreement, decree or award of, memorandum of understanding, supervisory agreement, cease and desist order or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, any Governmental Authority nor, to Seller’s Knowledge, is any such action contemplated or threatened, in any such case, that is material.
          2.11. Compliance with Law; Permits. The Company and its Subsidiaries, together with the Business, have been and are in compliance with applicable Law, except for any noncompliance or possible noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company, its Subsidiaries or the Business is pending or, to the Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct the same, except for those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material. The Company and its Subsidiaries, and any other Persons performing origination or servicing activities under contract to the Company or its Subsidiaries, have obtained and are in compliance, in all material respects, with all governmental permits, licenses, franchises, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to conduct the Business as presently conducted (collectively, the “Permits”), except those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries has filed or caused to be filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of the Permits in full force and effect, except in each case for any Permits the failure of which to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To Seller’s Knowledge, no material change is required in the Company’s or any Subsidiaries’ processes, properties or procedures in connection with any such Laws in effect as of the date hereof. Since January 31, 2007 to the date hereof, no Governmental Authority with respect to which a Required Regulatory Approval is required to be obtained or made has indicated an intent to (i) take any action or fail to take any action that could be reasonably expected to restrain, prohibit, materially delay or impair the consummation of the transactions contemplated by this Agreement or (ii) impose any obligation, condition or damages in connection with such Required Regulatory Approval that could reasonably be expected to result in, individually or in the aggregate, a material liability to Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries).
          2.12. Employee Benefits. (a) (i) Section 2.12(a)(i) of the Seller Disclosure Schedule sets forth a correct and complete list identifying each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, consulting, change of control, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding that is maintained, administered or contributed to by Seller or its Affiliates, that covers any current or Former Employee or consultant to the Company. Such plans are referred to collectively herein as the “Employee Plans.”
                    (ii) Section 2.12(a)(i) of the Seller Disclosure Schedule identifies each Employee Plan that is sponsored, maintained or entered into solely by either the Company or any Subsidiary (a “Company Employee Plan”), and each Employee Plan that is not a Company Employee Plan (a “Seller Employee Plan”).
                    (iii) True and correct copies (or descriptions of any informal arrangements) of each Employee Plan have been made available to Purchaser in the Data Room and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) the most recent summary plan description; and (iv) for each Company Employee Plan, the two most recent (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.
                    (iv) No Employee Plans are subject to Title IV of ERISA and neither Seller nor its Affiliates has at any time within the past 6 years sponsored or contributed to, or has or had within the past 6 years any liability or obligation in respect of, any plan subject to Title IV of ERISA. Neither Seller nor any of its Affiliates has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Employees for Former Employees, except as required to avoid an excise tax under Section 4980B of the Code, and except as would not reasonably be expected to have a material liability on the Company or its Subsidiaries.
                    (v) No Employee Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) the payment to any Employee or Former Employee of severance pay or any increase in severance pay upon any termination of employment of such Employee after the date of this Agreement, (ii) with respect any Employee, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans, or (iii) result in payments with respect to Employees or Former Employees under any of the Employee Plans which would not be deductible under Sections 162(m) or 280G of the Code.
               (b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
                    (i) Each Employee Plan that is intended to be qualified under Sections 401(a) and 401(k) of the Code (A) has been maintained, operated and administered in compliance with its terms and applicable Laws and (B) has received or has timely applied for a favorable determination letter from the IRS, and there are no circumstances currently pending that could reasonably be expected to result in revocation of any such favorable determination letter.
                    (ii) All Company Employee Plans are in compliance with ERISA (to the extent such Company Employee Plans are subject to ERISA), the Code or other applicable Law.
                    (iii) As of the date hereof, there are no pending or, to Seller’s Knowledge, threatened, Actions relating to the Company Employee Plans.
                    (iv) With respect to the Seller Employee Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Subsidiary could be subject to any liability under the terms of or as a result of such Seller Employee Plans, ERISA, the Code or any other applicable Law.
          2.13. Labor Relations. (a) There are no labor or collective bargaining agreements which pertain to Employees; no Employees are represented by any labor organization; no labor organization or group of Employees has made a pending demand for recognition or certification to Seller and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the Seller. Except as would not reasonably be expected to have a Material Adverse Effect, no labor strike, work stoppage, slowdown or dispute is pending or, to Seller’s Knowledge, threatened that involves any Employees.
               (b) The Company and the Subsidiaries have not committed any unfair labor practice, and there is no charge or complaint against either of the Company or any Subsidiary by the National Labor Relations Board pending or, to Seller’s Knowledge, threatened, except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no charge of discrimination in employment or employment practices that has been asserted or is now pending or, to Seller’s Knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority against the Company or any Subsidiary in any jurisdiction in which Employees are located, except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          2.14. Real Property.
               (a) Section 2.14(a) of the Seller Disclosure Schedule lists all material real property which is owned by the Company or any Subsidiary other than the REO (the “Owned Real Property”). Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (A) either the Company or one of the Subsidiaries, as the case may be, has title to the Owned Real Property, free and clear of all Liens except Permitted Liens and (B) except for the Leased Real Property or in connection with any Permitted Liens, no Person owns any real property occupied by the Company or any Subsidiary except the Company and the Subsidiaries. Other than the rights of Purchaser pursuant to this Agreement, there are no outstanding options to purchase, lease or use, or right of first refusal or first offer to purchase, lease, or other rights to purchase, lease or otherwise use or occupy any Owned Real Property or any portion thereof or interest therein or contract relating to the right to receive any portion of the income or profits from the sale, operation or development thereof.
               (b) Section 2.14(b) of the Seller Disclosure Schedule lists all material real property leased or subleased by the Company or any Subsidiary as a tenant or subtenant (the “Leased Real Property”) and sets forth the address of each Leased Real Property. Seller has made available to Purchaser correct and complete copies of all real property leases and subleases relating to the Leased Real Property (the “Leases”) and any and all material ancillary documents pertaining thereto and to which the Company or any Subsidiary is a party or is bound. To Seller’s Knowledge, (i) each Lease is in full force and effect and is enforceable against the lessor that is party thereto in accordance with its terms, subject to the General Enforceability Exceptions, (ii) there are no existing defaults under any Lease by any party thereto, and (iii) no event has occurred that would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would become a default) under any such Lease by any party thereto, except, in each case, where a failure to be in full force and effect or enforceable or where a default or an event has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ownership, or use or occupancy thereof.
               (c) The leasing, occupancy or use of the Owned Real Property and the Leased Real Property (collectively, the “Real Property”), is not in violation of any Law, including any building, zoning or other Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary has received written notice of, nor, to Seller’s Knowledge, is there threatened, with respect to any part of the Real Property or portion of either thereof or interest therein, (i) any violation of any zoning, subdivision or building Law applicable thereto, (ii) taking or intent to take by eminent domain any part of such property, or (iii) commencement of enforcement proceedings with respect to delinquent Taxes that in any such case would materially adversely affect the ownership, use or occupancy or value thereof.
          2.15. Intellectual Property. Notwithstanding any other representation or warranty contained in this Article II, the representations and warranties contained in this Section 2.15 constitute the sole representations and warranties of Seller relating to the Company Intellectual Property.
               (a) Section 2.15(a) of the Seller Disclosure Schedule sets forth a correct and complete list of each item of Company Intellectual Property that is registered with, or subject to application for registration with, any Governmental Authority, indicating for each such item the applicable registration or application number and the applicable filing jurisdiction. Section 2.15(a) of the Seller Disclosure Schedule also sets forth a correct and complete list of the material Licensed Intellectual Property. The Company or a Subsidiary has good title to each item of Company Intellectual Property, free and clear of any Lien (other than Permitted Liens) and has the right to use pursuant to a license, sublicense, agreement or other permission all items of Licensed Intellectual Property. The Company Intellectual Property and the Licensed Intellectual Property, together with Intellectual Property in the public domain that is used in the Business, constitutes all Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted. No item of Company Intellectual Property is licensed by the Company or any Subsidiary to any unaffiliated third party, except for such licenses granted in the ordinary course of business. None of the Company Intellectual Property is subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or any Subsidiary’s use thereof or rights thereto. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to Seller’s Knowledge, threatened by or against the Company or any Subsidiary concerning the ownership, validity, register ability, enforceability, infringement or use of, or licensed right to use, any Company Intellectual Property or any Licensed Intellectual Property, except for such of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (b) No third party is infringing any Company Intellectual Property right and none of the Company Intellectual Property infringes on or violates the intellectual property rights of any Person, except for such of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (c) The Company and each Subsidiary has taken reasonable measures to protect the secrecy, confidentiality and value of all Company Intellectual Property and has a corporate policy addressing confidentiality that is applicable to all officers, directors and employees with access to the Company Intellectual Property. A copy of this policy is included in Section 2.15(c) of the Seller Disclosure Schedule.
               (d) The IT Systems used in or necessary for the conduct of the Business as currently conducted are adequate in all material respects for their intended use and for the operation of the Business as currently conducted and contemplated to be conducted, and are in good working condition (normal wear and tear excepted). There has not been any material malfunction with respect to any such IT Systems that has not been remedied or replaced since April 30, 2006.
               (e) Section 2.15(e) of the Seller Disclosure Schedules sets forth a correct and complete list of all Names used in the operation of the Business.
          2.16. Material Contracts. (a) Section 2.16(a) of the Seller Disclosure Schedule sets forth a correct and complete list (to the extent applicable, arranged in subsections corresponding to subsections (iii), (iv), (v), (vi), (viii), (x), (xv) and (xix) set forth below) of each of the Material Contracts in effect as of the date of this Agreement. The term “Material Contracts” means all of the following types of executory Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their assets are bound or otherwise subject as of the date hereof (other than (I) agreements related to employee benefits and employment agreements (which are provided for in Section 2.12) and (II) the Leases and other Contracts relating to real estate (which are provided for in Section 2.14)):
                    (i) (1) any joint venture, partnership, strategic alliance, limited liability company, teaming, cooperation and any other similar Contract involving a sharing of profits or losses, costs or Liabilities to which the Company or any Subsidiary is a party or bound or (2) any other Contract that relates to the formation, creation, operation, management or control of any Person (other than a wholly-owned

Subsidiary) that is a legal entity to which the Company or any Subsidiary is a party or bound;
                    (ii) any Contract that is reasonably expected to require the payment by, or to, the Company or any of the Subsidiaries of more than $500,000, in the aggregate, during any 12-month period;
                    (iii) any Contract executed on or after January 1, 2004 or that otherwise has any executory indemnification obligations relating to the acquisition, lease or disposition, directly or indirectly by merger or otherwise, of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract in excess of $500,000 (other than acquisitions or dispositions of Loans in the ordinary course of business);
                    (iv) any Contract that (1) limits, or purports to limit, the ability of the Company or any Subsidiary after the Closing to compete in any line of business or with any Person or to operate in any geographic area or during any period of time; or (2) contains an exclusivity, minimum commitment or “take-or-pay” obligation of, grant of “most favored nation” status or grant of “preferred pricing arrangements” by, the Company, or any Subsidiary (including any Contract pursuant to which the Company or any Subsidiary is party or bound that imposes any such obligation on any of their current or future Affiliates);
                    (v) any Contract that (1) grants any right of first refusal or first offer or similar right or that could require the disposition of any material assets or line of the Business, the Company or any Subsidiary or (2) limits the payment of dividends or other distributions by the Company or any of its Subsidiaries;
                    (vi) any Contract containing any covenant limiting the freedom of the Company, any Subsidiary or the Business to solicit for employment or hire Persons for employment or consultancy (including any Contract pursuant to which the Company or any Subsidiary is party or bound that imposes such any such obligation on any of their current or future Affiliates);
                    (vii) any Contract (1) evidencing an Affiliate Transaction; or (2) pursuant to which the Company or any of its Subsidiaries currently benefits from any economies of scale or preferred pricing arrangements through their affiliation with Parent and/or any of its Subsidiaries;
                    (viii) any Warehouse Facility, securitization facility or other material agreement related to any Securitization;
                    (ix) any whole loan sale agreement or other arrangement pursuant to which the Company or any of its Subsidiaries has sold or agreed to sell mortgage loans to any Person, but only to the extent that the Company or any of its Subsidiaries has any remaining Liabilities thereunder;

                    (x) solely to the extent the Company or any of its Subsidiaries has any remaining Liability thereunder, any Contract under which the Company or any of the Subsidiaries either (i) agreed to purchase, guarantee or make any payment with respect to any security issued by, or interest in, any Person (“Loan Purchaser”) which purchased Loan receivables from the Company or any Subsidiary (each such transaction, a “Loan Sale”) or (ii) agreed to repurchase any Loans included in a Loan Sale or agreed that the Loan Purchaser otherwise would have a right to payment from, or recourse against, the Company or any of the Subsidiaries in connection with a Loan Sale;
                    (xi) any Seller Guarantees or Company Guarantees (including with respect to any Warehouse Facility or Securitization);
                    (xii) any unexpired Derivative Contract;
                    (xiii) any Contract pursuant to which the Business currently performs mortgage loan servicing, including in connection with a Loan Sale (each a “Servicing Agreement”);
                    (xiv) all Contracts relating to Indebtedness of the Company or any of its Subsidiaries in excess of $5,000,000, other than loans to direct or indirect wholly-owned Subsidiaries made in the ordinary course of business;
                    (xv) any Contract providing for “earn-out” or other similar contingent payment obligations, in each case that after the date hereof could, if determined or otherwise resolved in a manner adverse to the Company, result in payments that, individually or in the aggregate, are in excess of $500,000;
                    (xvi) any Contract involving material Licensed Intellectual Property, except licenses to non-custom software, and all Contracts granting a license or other permission under any Company Intellectual Property;
                    (xvii) any settlement agreement entered into since April 30, 2006, other than (A) releases immaterial in nature or amount entered into with Former Employees or independent contractors in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment or (B) settlement agreements for cash only that do not exceed $500,000 as to such settlement;
                    (xviii) any settlement agreement, assurance of discontinuance, consent agreement, or memorandum of understanding with any Governmental Authority, and any other Contract entered into with any Governmental Authority other than in the ordinary course of business, and
                    (xix) each Contract not entered into on arm’s length terms.
               (b) Seller has made available to Purchaser correct and complete copies of each Material Contract (including all material amendments,

modifications, extensions, renewals, guarantees, schedules, exhibits or ancillary agreements with respect thereto, or in the case of oral Contracts, written descriptions of the material terms thereof). Each Material Contract is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions. Neither the Company nor any Subsidiary nor, to Seller’s Knowledge, any other party thereto, is in material breach or violation of, or default under, any Material Contract, and none of Seller, the Company and the Subsidiaries has received notice (and Seller does not have Knowledge) of any event or condition that would constitute a violation, breach or event of default (or an event which with notice or lapse of time or both would become a default) under any Material Contract, except, where such breach, violation or default has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
               (c) As of the date hereof, none of Parent or any of its Subsidiaries is engaged in discussions with any of the financing sources for the Financing Facilities regarding any cancellation, termination or adverse modification of any financial source’s relationship with the Business in any manner that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect (regardless of any Seller Guarantees that may be effected prior to the Closing). Since January 31, 2007 to the date hereof, none of such financing sources have sought to renegotiate any of the significant terms of its relationship with the Business, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (regardless of any Seller Guarantees that may be effected prior to the Closing).
               (d) Seller has made available to Purchaser correct and complete copies of all waivers and consents obtained since January 31, 2007 through the date hereof by or on behalf of Parent or any of its Subsidiaries related to the Financing Facilities.
               (e) Seller has made available to Purchaser a copy of each standard form Contract currently used by the Company or any of its Subsidiaries.
          2.17. Environmental Matters. Notwithstanding any other representation or warranty contained in this Article II, the representations and warranties contained in this Section 2.17 constitute the sole representations and warranties of Seller relating to any Environmental Law. Except as set forth in Section 2.17 of the Seller Disclosure Schedule, and with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
               (a) each of the Company and the Subsidiaries is and has been for the past 5 years in compliance with applicable Environmental Laws and has received and is and has been for the past 5 years in compliance with all necessary permits or authorizations required under Environmental Laws to operate its facilities, assets or business (“Environmental Permits”);

               (b) neither the Company nor any of the Subsidiaries has been for the past 3 years or is presently the subject of any Environmental Claim and, to Seller’s Knowledge, no Environmental Claim is pending or threatened against either the Company or any of the Subsidiaries or against any Person whose liability for the Environmental Claim was retained or assumed contractually by either the Company or any of the Subsidiaries;
               (c) to Seller’s Knowledge, there has been no Release of Hazardous Substances on, at or beneath any of the Real Property or any of the properties previously owned or leased by the Company or any of the Subsidiaries, or any REO in amounts or circumstances that would reasonably be expected to form the basis for an Environmental Claim against either the Company or any of the Subsidiaries;
               (d) to Seller’s Knowledge, none of the Real Property or any REO contains any underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or any Releases of Hazardous Substances that presently require investigation, remediation, removal or cleanup by the Company or any of its Subsidiaries pursuant to any Environment Law;
               (e) no Lien imposed by any Governmental Authority pursuant to any Environmental Law is currently outstanding and no material financial assurance obligation is in force as to any of the Real Property;
               (f) the Company and the Subsidiaries have no material obligation or liability relating to or arising under Environmental Law by Contract; and
               (g) each of the Company and the Subsidiaries further represents that is has made available to Purchaser correct and complete copies of all environmental site assessment reports, studies, investigations or material correspondence, in its possession or, to Seller’s Knowledge, in its control, regarding any of its Environmental Liabilities at any of the Real Property.
          2.18. Affiliate Transactions. (a) Except for employment arrangements and Employee Plans set forth on Section 2.12(a)(i) of the Seller Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand (an “Affiliate Transaction”).
               (b) The Company and the Subsidiaries do not currently utilize the services or assets of Seller or any of its Affiliates (other than the Company and the Subsidiaries) to conduct their business or operations in the ordinary course.
     2.19. Brokers. Except for Goldman, Sachs & Co., whose fees and expenses will be paid by Seller, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Seller, the Company or the Subsidiaries (other than as will be paid by Parent or Seller, or as will be paid by the Company or the Subsidiaries prior to the Closing).
          2.20. Sufficiency of Assets. Except for the services and assets contemplated to be performed or provided to Purchaser pursuant to the Transaction Agreements, the assets of the Company and its Subsidiaries constitute all assets, properties and rights necessary to conduct the Business in all material respects as currently conducted (taking into account the actions contemplated by the Restructuring Plan).
          2.21. Risk Management Instruments. All Derivative Contracts, whether entered into for the account of the Company or the Subsidiaries or for the account of a customer or financing source of any such Person, were entered into in the ordinary and usual course of business and in accordance in all material respects with applicable rules, regulations and policies of all applicable Governmental Authorities and with counterparties the Company believes to be financially responsible.
          2.22. Origination and Servicing. (a) The Company and its Subsidiaries have been and are, in compliance in all material respects with all Applicable Requirements. The Company and its Subsidiaries have been and are in compliance in all material respects with the restrictions under the applicable Servicing Agreements on solicitation of existing borrowers for the purposes of refinancing their Loans. Each Loan, to Seller’s Knowledge, constituted the legal, valid and binding obligation of the obligor named therein, except for those Loans that have been fully reserved against in the financial statements of the Company and taken into account in the final determination of Final Closing Tangible Net Assets pursuant to Section 1.04.
               (b) Since April 30, 2005, no Governmental Authority, Investor or private mortgage Insurer has (i) provided written notice to the Company or any Subsidiary claiming that the Company or any of its Subsidiaries has violated, breached or not complied with any Applicable Requirements in connection with the Company’s or any of its Subsidiaries’ origination or servicing activities, or (ii) imposed restrictions on the mortgage loan origination activities (including commitment authority) of the Company or any Subsidiary, other than violations, breaches, instances of non-compliance or restrictions (y) that have not had and could not reasonably be expected to have, individually or in the aggregate, a material liability or (z) that have been in the financial statements of the Company, taken into account in the final determination of Final Closing Tangible Net Assets pursuant to Section 1.04.
               (c) As of the date specified in the applicable mortgage loan tape, the information set forth in each mortgage loan, mortgage servicing rights and mortgage service advancing tape delivered to Purchaser prior to the date hereof in connection with the transactions contemplated by this Agreement is correct and complete in all material respects as of the applicable date specified in such mortgage loan, mortgage servicing rights and mortgage service advance tape.

               (d) Set forth on Section 2.22(d) of the Seller Disclosure Schedule is a correct and complete description, as of the date hereof, of the credit standards, policies with respect to accruals of provisions for credit losses, Lending Policies and loan reserve policies of the Company and its Subsidiaries (the “Company Loan Policies”), including the written policies and practices relating to (i) documentation procedures, (ii) collateralization practices (including loan to value ratios and valuation and appraisal of collateral), (iii) procedures for (including frequency of) billing and on-going monitoring and auditing of Loans, collections and review of past-due accounts, and (iv) making of charge-offs, write downs, specific accruals and specific valuation reserves for Loans and the placing of Loans on a non-accrual status. The Business is being operated in compliance with the Company Loan Policies and the Company Loan Policies have not been modified, superseded or otherwise rendered inapplicable in any material respect.
               (e) Except as would not reasonably be expected, individually or in the aggregate, to be material the Company and the Subsidiaries have not originated and currently do not originate “high cost” mortgage loans as such term is defined in § 1602 of the Truth-In-Lending Act, 15 USC § 1602 and § 226.32 of its implementing regulation, Regulation Z ,12 CFR § 226.32, as well as under applicable state Law.
          2.23. Securitizations and Warehouse Facilities. (a) Except to the extent fully reserved against and taken into account in the final determination of Final Closing Tangible Assets pursuant to Section 1.04: (i) each Loan sold by the Company or any of its Subsidiaries was made in all respects in accordance with the Applicable Requirements and, as of the date each such Loan was sold, was evidenced in all material respects by appropriate and sufficient documentation and constituted the legal, valid and binding obligation of the obligor named therein, subject to the General Enforceability Exceptions; (ii) upon origination of the underlying Loan, the Loan Documents for all such Loans were in compliance in all material respects with Applicable Requirements and were complete in all material respects; and (iii) no Governmental Authority or other Person has (x) claimed that the Company or any of its Subsidiaries has violated or not complied with the applicable underwriting standards with respect to the Loans sold by such Person to any Investor or (y) imposed restrictions on the activities (including commitment authority) on such Person.
               (b) Set forth on Section 2.23(b)(i) of the Seller Disclosure Schedule is a correct and complete list of Securitizations and Warehouse Facilities (along with a reasonable explanation of the facts and circumstances of such Securitizations and Warehouse Facilities) in which the Company or any of the Subsidiaries have provided a guarantee, funds for a reserve account, liquidity facility, Derivative Contract or similar credit enhancement. Set forth on Section 2.23(b)(ii) of the Seller Disclosure Schedule sets forth a correct and complete list, by securitization trust, of the unreimbursed servicing advances of each of the Company and its the Subsidiaries as of February 28, 2007. There are no executory agreements (in writing or otherwise) in which the Company or any of the Subsidiaries has a continuing obligation to purchase securities issued by a Securitization Trust or Warehouse Facility.

               (c) Set forth on Section 2.23(c) of the Seller Disclosure Schedule is a correct and complete list of Securitizations and Warehouse Facilities by the Company or any of the Subsidiaries, specifying those that are properly treated as debt and those that are properly treated as a sale for U.S. federal income Tax purposes. All such Securitizations are, and have since their inception been, properly structured and operated in a manner so that the entity which owns the underlying mortgage assets is not, for U.S. federal income Tax purposes, a corporation, an association taxable as a corporation, a taxable mortgage pool or a publicly traded partnership.
               (d) Set forth on Section 2.23(d) of the Seller Disclosure Schedule is a correct and complete list of securities issued by a Securitization Trust and owned on the date hereof by the Company or any of the Subsidiaries.
               (e) Set forth on Section 2.23(e) of the Seller Disclosure Schedule is a correct and complete list, as of the date hereof, of Securitizations and Warehouse Facilities (including under pooling and servicing agreements and insurance agreements) (and the facts and circumstances) in which there is a default, event of default, termination event or servicer default or termination event or, in which with the giving of notice or the passage of time, will be a default, event of default, termination event or servicer default or termination event.
               (f) No trigger event has occurred and is continuing with respect to the Securitizations and Warehouse Facilities (including under pooling and servicing agreements and insurance agreements) that has caused an increase in a reserve requirement, an early amortization of securities, or the removal (or right to remove) the servicer.
               (g) No private placement memorandum or other offering document of the Company or any Subsidiary, or any amendments or supplements thereto, contained, as of the date on which it was issued in connection with any Securitization or Warehouse Facility, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and there are no pending or, to the Seller’s Knowledge, threatened, lawsuits, actions, proceedings or claims so alleging. No securities were issued or sold by the Company in violation of Section 5 of the Securities Act in any Securitization. Neither the Company nor any Subsidiary is required to register as an investment company under the Investment Company Act of 1940, as amended.
               (h) The servicer in each of the Securitizations is entitled to pay or reimburse itself for all advances, servicing advances, servicing fees and all other amounts due to the Servicer from all collections on the Loans prior to any amounts being paid or distributed to any other Person.
          2.24. EPDs; Recourse. (a) Neither the Company nor any of its Subsidiaries is a party to (A) any Contract with (or otherwise obligated to) any Person, including an Investor, Governmental Authority or Insurer, to repurchase from any such

Person any Loans or Receivables; or (B) any Contract to reimburse, indemnify or hold harmless any Person or otherwise assume any Liability with respect to any loss arising from Loans or Receivables, including in the event of fraud on the part of a borrower.
               (b) Except (i) as expressly reflected, reserved against or otherwise disclosed in the Most Recent Balance Sheet, (ii) except to extent fully reflected on, or fully reserved against in, the balance sheet of the Company and its Subsidiaries and taken into account in the final determination of Final Closing Tangible Net Assets pursuant to Section 1.04 or (iii) as would not reasonably be expected to result in, individually or in the aggregate, a material liability, no event has occurred that may give rise to an obligation to repurchase a Loan or Receivable or group of Loans or Receivables or reimburse, indemnify or hold harmless any Person or otherwise assume any Liability with respect to any loss arising from a Loan or Receivable.
               (c) Set forth on Section 2.24(c) of the Seller Disclosure Schedule is a correct and complete list (including with loan amount information) of all requests in excess of $1,000,000 to repurchase any Loans or Receivables or reimburse, indemnify or hold harmless any Person or otherwise assume any Liability in excess of $1,000,000 with respect to any loss arising from any Loan or Receivable received by the Company and/or the Subsidiaries during the ten-month period ended February 28, 2007.
               (d) Set forth on Section 2.24(d) of the Seller Disclosure Schedule is a correct and complete list as to the EPD repurchase obligations with respect to Loans or Receivables sold by the Company or its Subsidiaries in sale transactions that closed during the period commencing on January 1, 2006 and ending on February 28, 2007.
          2.25. Insurance. Seller has made available to Purchaser correct and complete copies of all material and currently effective insurance policies issued in favor of the Company or any of the Subsidiaries. With respect to each such policy, except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material, (i) the policy is in full force and effect and premiums due thereon have been paid, (ii) neither the Company nor any of the Subsidiaries is in breach or default, and no such Person has taken any action or failed to take any action which would constitute a breach or default (or an action or inaction which with notice or lapse of time or both would become a default) thereunder or permit termination or modification of, any such policy, and (iii) no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any policy. The Company and the Subsidiaries maintain insurance policies that are customary for companies of similar size in the industries in which the Company participates.
          2.26. Board Minutes. Seller has made available to Purchaser current and complete copies of (i) the charter and bylaws or other governing documents of each of the Company’s Subsidiaries, as amended to the date of this Agreement, and each such documents is in full force and effect and (ii) the minutes of all meetings of the stockholders, the Board of Directors (or the equivalent thereof) and each committee thereto of the Company and each of the Company’s controlled Subsidiaries, held between January 1, 2005 and the date hereof.
          2.27. No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller with respect to Seller, the Company or the Subsidiaries or the transactions contemplated by this Agreement and the Transaction Agreements. The representations and warranties made in this Agreement with respect to the Company, the Subsidiaries and the Shares and the transactions contemplated by this Agreement and the Transaction Agreements are in lieu of all other representations and warranties Seller might have given Purchaser, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Purchaser acknowledges that all other warranties that Seller or anyone purporting to represent Seller gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to the Company, the Subsidiaries and the Shares, are hereby expressly excluded. Purchaser acknowledges that neither Seller nor any other Person acting on its behalf will have or be subject to any liability or indemnification obligation to Purchaser or any other Person acting on its behalf resulting from the distribution in written or oral communication to Purchaser, or use by Purchaser of, any information, documents, projections, forecasts or other material made available to Purchaser in the Data Room, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Transaction Agreements.
III. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller that:
          3.01. Organization. Purchaser is duly organized, validly existing and in good standing under the Laws of the state of its organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Transaction Agreements.
          3.02. Authority; Enforceability. Purchaser has all necessary corporate or other power and authority to execute and deliver this Agreement and the Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary pursuant to its governing documents or the Laws of its jurisdiction of organization to authorize this Agreement or the Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and each Transaction Agreement to which Purchaser is a party has been or will be duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.
          3.03. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby and the compliance by each Purchaser with the applicable terms and conditions hereof or thereof, does not and will not (a) conflict with or violate its organizational documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Purchaser or (c) result in any breach or violation of or constitute a default (or an event which with notice would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, modification, amendment or acceleration of (whether after the filing of notice or otherwise), any Contract or permit to which Purchaser is a party or by which Purchaser or any of Purchaser’s respective properties or assets are bound, except for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.
          3.04. Governmental Consents. No consent, waiver, authorization, permit, notice or filing is required to be obtained from, or given to, any Governmental Authority in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby, except for (a) the Required Regulatory Approvals, and (b) those consents, approvals, authorizations or permits of, actions by, filings with or notifications the failure of which to be made or obtained would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.
          3.05. Availability of Funds. Attached as Exhibit E are correct and complete copies of debt and equity commitment letters and related term sheets (collectively, excluding any engagement and fee letters associated therewith, the “Financing Commitments”) to be used in connection with the transaction contemplated hereby (“Acquisition Financing”). As of the date hereof, the Financing Commitments are in full force and effect, have not been withdrawn or terminated or otherwise amended or modified in any respect, and, as of the date hereof, Purchaser has no reason to believe that the Financing Commitments will not lead to the Acquisition Financing contemplated thereby. The proceeds from such Acquisition Financing constitute all of the financing required to be provided by Purchaser for the consummation of the transactions contemplated hereby. The Financing Commitments (other than the engagement and fee letters entered into in connection therewith) constitute, as of the date hereof, the entire and complete agreement between the parties thereto with respect to the financing contemplated thereby, and to the Buyer’s knowledge, there are no conditions precedent or other contingencies related to the funding of the Acquisition Financing other than as set forth in the Financing Commitments.
          3.06. Litigation. There is no Action pending against, or to Purchaser’s Knowledge, threatened against or affecting, Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Transaction Agreements.
          3.07. Investment Intent. Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.
          3.08. No Other Representations or Warranties. Except for the representations and warranties of Purchaser expressly set forth in this Agreement, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser with respect to Purchaser or the transactions contemplated by this Agreement and the Transaction Agreements.
IV. COVENANTS OF SELLER
          4.01. Conduct of the Business. Except as set forth on Section 4.01 of the Seller Disclosure Schedule, from the date of this Agreement until the Closing, Seller will cause the Company and the Subsidiaries to conduct their business in the ordinary course and use their respective commercially reasonable efforts to preserve intact the Business and its relationships with customers, suppliers, creditors and employees. Without limiting the generality of the foregoing, except as set forth on Section 4.01 of the Seller Disclosure Schedule, as required by applicable Law, in connection with the implementation of the Restructuring Activities in accordance with Section 4.05 or as consented to by Purchaser (which consent may not be unreasonably withheld, conditioned or delayed solely in the case of clause (i) of Section 4.01(k) and clause (ii) of Section 4.01(n)), from the date of this Agreement until the Closing, Seller will cause the Company and each of the Subsidiaries not to:
               (a) transfer, sell, lease, license, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses, including capital stock of any of its Subsidiaries, other than in the ordinary course of business;
               (b) (i) acquire, purchase, license or lease (in each case, whether by merger, consolidation or by any other manner) any business or Person or any material assets or securities thereof, other than purchases of mortgages in the ordinary course of business consistent with the Lending Policies or (ii) subject to any Lien (other than Permitted Liens) any of their material properties or assets, other than in the ordinary course of business pursuant to the Financing Facilities;
               (c) (i) except in the ordinary course of business, modify or amend in any material respect, or terminate, release, assign or waive any material rights or claims under, any Material Contract or material Lease, (ii) except in the ordinary course of business in accordance with Section 4.01 of the Seller Disclosure Schedules, enter into any Contract that, if the Company or Subsidiary had entered into such Contract immediately prior to the date of this Agreement, would be a Material Contract, or (iii) enter into any material Lease;
               (d) except pursuant to those existing written, binding agreements in effect (and made available to Purchaser) prior to the date hereof or as set forth in Section 4.01 of the Seller Disclosure Schedule, with respect to Employees and Former Employees (i) enter into, establish, grant, amend, terminate or renew any severance or termination pay in excess of $50,000 per Employee or $1,000,000 in the aggregate, (ii) increase or accelerate the compensation or benefits payable under any existing severance or termination pay agreement or arrangement or other Employee Plan, (iii) enter into, establish, amend, terminate or renew any employment, consultancy, bonus, severance, termination pay, retirement or other similar agreement or arrangement (or amend any such existing agreement or arrangement in a manner that would increase the Liabilities of the Company and its Subsidiaries), (iv) enter into, establish, amend, terminate or renew any collective bargaining, profit-sharing, thrift, pension, retirement, deferred compensation, incentive compensation, equity compensation or other material benefit plan or arrangement in a manner that would increase the Liabilities of the Company and its Subsidiaries (it being understood and agreed that this clause (iv) does not restrict the hiring of employees (which is addressed in clause (vi) below)), (v) make any increase in compensation or benefits (except for increases in salary or hourly wage rates of employees (other than officers) in the ordinary course of business consistent with past practice), (vi) hire any employees or retain any independent contractor with a base salary or annual compensation, as applicable, over $150,000, (vii) take any action to accelerate the vesting or payment of, or fund or in any other way secure the payment of, compensation or benefits under any Employee Plan, to the extent not already provided in such Employee Plan as of the date hereof, (viii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or change the manner in which contributions to such plans are made by the Company or any Subsidiary or the basis on which such contributions are determined, except as may be required by Law, or (ix) forgive any loans to directors or officers;
               (e) with respect to any Employee or Former Employee grant any equity or equity-based compensation (whether in the form of options, restricted stock, restricted units or otherwise) or renew any previously terminated equity compensation plan, other than any action that is required under any Employee Plan (as in effect as of the date hereof) or as required by Law;

               (f) (i) redeem or otherwise acquire any shares of its capital stock or issue, deliver, pledge, encumber, dispose of or otherwise distribute or cause to be granted to any Person any capital stock or ownership interests of or in the Company or any Subsidiary, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or amend, or authorize or propose to take any such action with respect thereto or (ii) adopt, modify or propose an amendment or modification to any of its organizational documents;
               (g) other than (A) in the ordinary course of business on terms not materially less favorable than the applicable terms to which the Company and its Subsidiaries are subject as of the date hereof pursuant to the Company’s and its Subsidiaries’ existing credit agreements, warehouse facilities, wholesale loan agreements, indentures, securitization facilities and other financing arrangements (including any amendments or supplements thereto and any renewals or replacements thereof entered into after the date hereof in accordance with this Section 4.01) as set forth in Section 2.16 of the Seller Disclosure Schedule (collectively, the “Financing Facilities”) to the extent not otherwise inconsistent with Section 4.01 of the Seller Disclosure Schedule or (B) by, to, between or among the Company and the wholly-owned Subsidiaries of the Company, incur any Indebtedness for borrowed money, issue or sell any debt securities (including securities issued in any form, debt or otherwise, in connection with securitization transactions) or warrants or other rights to acquire any of its debt securities, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any Loans, advances or capital contributions to, or investments in, any other Person or create any special purpose funding or variable interest entity; provided, that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall (i) enter into a new NIM securitization other than in a manner consistent with their past practices (and which new NIM securitizations shall not include covenants that differ in any material respect from the covenants included in NIM securitizations historically undertaken by the Company and the Subsidiaries) or (ii) have any obligations to purchase any instrument issued in a securitization (except to the extent solely resulting from the Current Warehouse Facilities (or replacement Warehouse Facilities)) as of the Closing;
               (h) Except (i) as otherwise required in connection with a Final Tax Determination of any Pending Federal Tax Matter or (ii) to the extent that it would not have the effect of materially increasing the Tax liability or reducing any Tax Asset of the Company, any Subsidiary, Purchaser or any Affiliate of Purchaser, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, change any GAAP accounting method, file any amended Return, enter into any closing agreement, settle any Tax Proceeding, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax Proceeding or take or omit to take any other action without the prior written consent of the Purchaser;

               (i) merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;
               (j) settle or compromise or commit to settle or compromise any Action pursuant to terms which, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the post-Closing operation of the Business or Purchaser or any of its Affiliates in any manner;
               (k) (i) fail to make any capital expenditures in accordance with Section 4.01(k) of the Seller Disclosure Schedule or (ii) enter into any agreement or binding obligation with third party to make any capital expenditures after the Closing in excess of $250,000 individually or $1,500,000 in the aggregate;
               (l) fail to file any material reports or take any steps necessary to comply with all Laws in all material respects and to maintain, in good standing, all material Permits;
               (m) fail to operate the Business in all material respects in accordance with all Applicable Requirements;
               (n) (i) enter into any new line of business, or (ii) change its Lending Policies in any material respect except as required by applicable Law;
               (o) fail to comply in all material respects with the Company’s current policy of contacting Investors on a routine basis to solicit EPD information;
               (p) fail to use commercially reasonable efforts to settle demands received by the Company or any of its Subsidiaries to (i) repurchase any Loans or Receivables or (ii) reimburse, indemnify or hold harmless any Person or otherwise assume any Liability with respect to any loss arising from Loans or Receivables, including in the event of fraud on the part of a borrower; provided, that nothing in this clause (p) shall permit the Company or any of its Subsidiaries to commit (or purport to commit) Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries) to any settlement involving any obligations to be performed, or amounts required to be paid, after the Closing;
               (q) fail to use commercially reasonable efforts to cause the current insurance policies maintained by such Person not to be cancelled or terminated or any of the coverage thereunder to lapse;
               (r) other than in the ordinary course of business in respect of immaterial amounts, delay or postpone the payment of any accounts payable,
               (s) (i) enter into any Affiliate Transaction the terms of which are inconsistent with Section 5.02 or (ii) except as expressly contemplated by Section 5.02, modify or amend the terms of any Affiliate Transaction; or

               (t) enter into a binding written agreement or commitment to do any of the foregoing.
          4.02. Access; Confidentiality. (a) Subject to applicable Law, Seller will, and will cause the Company and each of its Subsidiaries to, (i) permit Purchaser, its counsel, financial advisors, financial sources, consultants and auditors and other authorized representatives full reasonable access, during normal business hours and upon reasonable notice, and without undue interruption to the Business, to the employees, premises and properties, books, records (with respect to income Tax records, only to the extent directly related to the Company or any of its Subsidiaries), Contracts and other documents of or pertaining to the Company or any of its Subsidiaries or the Business and Seller’s outside accountants and other advisors, (ii) furnish to Purchaser, its counsel, financial advisors, financial sources, consultants and auditors and other authorized representatives such financing and operating data and other information relating to the Company and the Subsidiaries as Purchaser may reasonably request, and (iii) instruct the employees of the Company and its Subsidiaries and the legal counsel, accountants, and financial advisors of Parent and its Subsidiaries to reasonably cooperate with Purchaser and its representatives in connection with the foregoing. To the extent that Seller or its Affiliates incurs any incremental out-of-pocket costs in processing, retrieving or transmitting any such information pursuant to this Section 4.02, Purchaser will reimburse Seller for the reasonable out-of-pocket costs thereof (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) promptly upon submission to Purchaser of an invoice therefor accompanied by reasonable supporting documentation.
          (b) In addition to and not by way of limitation of the foregoing:
                    (i) Subject to applicable Law, Seller and its Affiliates will cooperate with Purchaser in connection with the financing contemplated by the Financing Commitments, including providing information to and permitting the financing sources and their representatives full access to the employees, premises and properties, books, records (with respect to income Tax records, only to the extent directly related to the Company or any of its Subsidiaries), Contracts and other documents of or pertaining to the Company or any of its Subsidiaries or the Business (including the right to conduct non-invasive environmental assessments and compliance audits), the accountants and other advisors of Seller and/or its Affiliates, participating in meetings with prospective investors and warehouse lenders and (permitting members of senior management of the Business to participate) in “road shows” in connection with the financing contemplated by the Financing Commitments, participating in meetings with rating agencies, participating in drafting sessions related to the offering materials for the debt financing of Purchaser contemplated by the Financing Commitments, causing the present independent accountants for the Company to participate in drafting sessions related to the offering materials for any financing sought by Purchaser in connection with the transactions contemplated hereby and making work papers available to Purchaser, the underwriters or placement agents for the debt financing and their respective representatives. Commencing on the date hereof, to the fullest extent permitted by applicable Law, Seller shall provide the Purchaser with the right to designate at least two persons to have access at the offices of the Company and its Subsidiaries during normal business hours.
                    (ii) As soon as practicable, but in any event no later than 15 Business Days after each fiscal month-end following the date hereof that occurs prior to the Closing Date, Seller will deliver to Purchaser a copy of (i) the normal, internal operating balance sheet and internal profit and loss statement of the Company and its Subsidiaries (as such internal reports are currently generated by the Business) (the “Interim Monthly Financial Statements”) and (ii) the early payment default (“EPD”) reports, the key assets financial package and the servicing assets financial package (including mortgage servicing rights tapes) of the Company and its Subsidiaries for the preceding month (in the same form as such data is currently presented to the management of the Business). Promptly upon the Purchaser’s request, Seller will deliver to Purchaser a copy of the mortgage loan tape for the preceding month (in the same form as such data is currently presented to the management of the Business).
                    (iii) As soon as reasonably practicable, but in no event later than July 31, 2007, Seller shall furnish to Purchaser the following financial statements for the Company and its Subsidiaries: (x) the audited combined balance sheets of the Company and its Subsidiaries, as of April 30, 2007 and April 30, 2006, together with the related audited combined statements of operations and combined statements of cash flows for the twelve-month periods ended April 30, 2007 and April 30, 2006 (collectively, “2007 Audited Financial Statements”) and (y) the pro forma balance sheet of the Company and its Subsidiaries as of April 30, 2007, together with the related pro forma statement of operations for the twelve-month period ended April 30, 2007, as if the Divestment Activities had occurred as of the beginning of the relevant period for the period or as of the date set forth therein (the “April 30 Pro Forma Financial Statements”) prepared in a manner consistent with the January 31 Pro Forma Financial Statements.
                    (iv) As soon as reasonably practicable, but in no event later than September 15, 2007, Seller shall furnish to Purchaser, the unaudited balance sheet of the Company and its Subsidiaries as of July 31, 2007, together with the related unaudited statement of operations and statement of cash flows for the three-month period then ended and the unaudited balance sheet and related unaudited statement of operations and statement of cash flows for the comparable period of the prior fiscal year thereto (the “2007 Unaudited Financial Statements”).
                    (v) Seller shall cause the Company to execute true and complete management representation letters to permit KPMG LLP (“KPMG”) to issue its report with respect to the 2007 Audited Financial Statements.
               (c) Seller and their Affiliates shall afford to the representatives of Purchaser, upon reasonable notice and without undue interruption to Seller and its Affiliates, reasonable access during normal business hours to the books and records of Parent and its Subsidiaries (other than the Company and its Subsidiaries) pertaining to the operations of the Business prior to the Closing Date for a period of eight years following the Closing Date in connection with financial statements and SEC reporting obligations, and the assets and liabilities of the Company and its Subsidiaries, and other reasonable business purposes; provided, that nothing herein shall limit Purchaser’s rights of discovery. Seller agrees to hold all of the books and records of the Business existing as of the Closing Date in accordance with Parent’s standard record retention policies. Without limiting the generality of the foregoing, Seller and its Affiliates shall cooperate with Purchaser and its representatives in connection with the preparation of audited and unaudited U.S. GAAP financial statements for the Business (including the Company and its Subsidiaries) that comply with Regulation S-X promulgated under the Securities Act of 1933, as amended, with appropriate presentation to reflect the Divestment Activities any other assets not acquired for all periods required prior to consummation of the Purchase), including providing reasonable access during normal business hours to the personnel of Parent and its Subsidiaries and books and records of such Persons pertaining to the operations of the Business prior to the Closing Date to the extent reasonably necessary for the preparation of such audited and unaudited financial statements.
               (d) After the Closing, Seller and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, advisors and agents (collectively, “Representatives”) to hold, in confidence, all information (written or otherwise), in any form or medium, that is confidential, proprietary or otherwise not generally available to the public and exclusively relates to the Company or the Subsidiaries (the “Confidential Information”), except to the extent that such information can be shown to have been (i) in the public domain prior to the Closing, (ii) in the public domain at or after the Closing through no fault of Seller or its Affiliates or Representatives or (iii) later lawfully acquired by Seller or its Affiliates or Representatives from sources other than those related to its prior ownership of the Company and the Subsidiaries. The obligation of Seller and its Affiliates to hold the Confidential Information in confidence after the Closing will be satisfied if Seller exercises the same care with respect to the Confidential Information as it would take to preserve the confidentiality of its own similar information in the ordinary course of business. Nothing in this Agreement will restrict the ability of Seller to keep copies of any Confidential Information after the Closing, including copies of any and all books and records of the Company and the Subsidiaries. If, after the Closing, Seller or any of its Representatives are legally required to disclose any Confidential Information, Seller will (A) promptly notify Purchaser to permit Purchaser, at its expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Purchaser in Purchaser’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at Purchaser’s sole cost and expense. If, after the Closing and in the absence of a protective order, Seller or any of its Representatives are compelled as a matter of Law to disclose Confidential Information to a third party, Seller and its Representatives may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that, prior to any such disclosure, Seller and its Representatives will use good faith efforts to advise and consult with Purchaser and its counsel as to such disclosure and the nature and wording of such disclosure.

          4.03. Assistance in Transfer of Licenses, Permits and Registrations. Seller will use its commercially reasonable efforts to assist Purchaser in obtaining the transfer of any transferable Permits, including directing its employees to cooperate with such transfer and making any notifications required to be sent by Seller prior to the Closing. Purchaser will be responsible for any out-of-pocket expenses associated with any of the foregoing transfers or assignments, and Seller will not have any Liability for the failure to obtain the transfer of any such Permit (except to the extent arising from a breach of any of Seller’s representations and warranties in Article II or any of Seller’s covenants in Article VI).
          4.04. Third-Party Consents. (a) Without limiting the effect of Section 6.01, Seller will, and will cause each of the Company and its Subsidiaries to, (i) give any notices to Persons required to be delivered pursuant to any Contract of the Company or any of its Subsidiaries in connection with the consummation of the transaction contemplated under this Agreement or any of the Transaction Agreements and (ii) use their respective commercially reasonable efforts to obtain all approvals, consents, authorizations and waivers required to be obtained pursuant any Contract of the Company and its Subsidiaries (other than Contracts relating to the Warehouse Facilities) in connection with the consummation of the transaction contemplated under this Agreement or any of the Transaction Agreements (collectively, “Third Party Consents”).
               (b) From the date hereof until the Closing, Seller will be solely responsible for any costs or expenses associated with obtaining the Third Party Consents (excluding any costs or expenses of any outside advisors or consultants of Purchaser or any of its Affiliates related thereto) and neither Purchaser nor any of its Affiliates shall be required to make any payments or offer or grant any accommodation (financial or otherwise) in exchange therefor. In connection with this Section 4.04, neither Seller nor any of its Affiliate shall consent to any modification of any Material Contract or otherwise obligate the Company or any of its Subsidiaries to take or omit to take any action after the Closing without the prior consent of Purchaser.
          4.05. Extinguishment of Intercompany Indebtedness and Certain Affiliate Transactions; Restructuring Activities.
               (a) Prior to the Closing, Seller will cause all Intercompany Indebtedness to be paid in full, cancelled, forgiven, terminated or otherwise cease to be obligations and rights of the Company and the Subsidiaries (in each case, without Liability to Purchaser or any of its Affiliates including, after the Closing, the Company any its Subsidiaries) such that as of the Closing there will be no Intercompany Indebtedness.
               (b) Prior to the Closing, Seller will terminate, or cause to be terminated, all Affiliate Transactions (other than the Transaction Agreements and those Affiliate Transactions set forth on Section 4.05(b) of the Seller Disclosure Schedule), in each case, without Liability to Purchaser or any of its Affiliates including, after the Closing, the Company any its Subsidiaries.

               (c) Prior to Closing, Seller shall have taken, or caused one or more of its Subsidiaries to have taken, each of the actions set forth on Section 4.05(c) of the Seller Disclosure Schedule (such actions, the “Divestment Activities”).
               (d) Prior to Closing, Seller shall have taken, or caused one or more of its Subsidiaries to have taken, each of the actions set forth on Section 4.05(d) of the Seller Disclosure Schedule (such actions, together with the Divestment Activities, the “Restructuring Activities”). Sections 4.05(c) and (d) of the Seller Disclosure Schedule are referred to in this Agreement, collectively, as the “Restructuring Plan.”
          4.06. Servicer Ratings. No earlier than 45 Business Days prior to the anticipated Closing Date and no later than 30 Business Days prior to the anticipated Closing Date, Seller shall cause the Company and its Subsidiaries to (i) request that each of the current rating agencies of the Company and its Subsidiaries assess the Company’s primary servicer rating and (ii) use their respective commercially reasonable efforts to obtain such updated primary servicer ratings prior to the Closing.
V. COVENANTS OF PURCHASER
          5.01. Access. Other than with respect to Tax matters, which are governed solely by Article VII, after the Closing, Purchaser will furnish to Seller, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and the Subsidiaries as Seller may reasonably request. Seller will bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.
          5.02. Releases under Certain Contracts; Termination of Intercompany Credit Agreement; Intercompany Indebtedness. (a) Following the Closing, Purchaser will (i) use its commercially reasonable efforts to procure the release by the applicable counterparty of any continuing obligation of Seller or its Affiliates with respect to the Greenwich Facility Guarantee, the JPM Facility Guarantee or the UBS Facility Guarantee and (ii) indemnify and hold harmless Seller and its Affiliates from and against any Liability directly resulting from any continuing obligation of Seller or its Affiliates with respect to any Seller Guarantee (other than any Liability with respect to which any Purchaser Indemnified Party is indemnified by Seller pursuant to Section 7.04 or Article XI); provided, that, notwithstanding anything to the contrary in this Agreement, Parent shall be solely liable with respect to any reimbursement obligations (or guaranty thereof) arising from any NIM transactions that have been consummated prior to the Closing (or that are pending as of the Closing Date), other than any liability resulting from the failure after the Closing of the Company or any of its Subsidiaries to comply with its obligations under the related pooling and servicing agreements, and Parent shall indemnify and hold Purchaser, the Company and its Subsidiaries harmless from and against any Liability resulting therefrom.

               (b) Purchaser acknowledges that the Intercompany Credit Agreement will be terminated at or immediately prior to the Closing and consents to such termination for all purposes of this Agreement.
          5.03. Contacts with Customers, Suppliers, Employees, etc. From the date of this Agreement until the Closing, Purchaser (and all of its Affiliates and Representatives) will have the right to contact and communicate with (i) each of the counterparties to the Financing Facilities provided that Purchaser shall afford Seller a reasonable opportunity to be present at or participate in any such contract or communication by notice to Rebecca Shulman, Treasurer, H&R Block, Inc., and (ii) only with Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), each of the employees, consultants, customers, suppliers and distributors of the Company and the Subsidiaries, in each case, in connection with the transactions contemplated by this Agreement and the Transaction Agreements.
VI. COVENANTS OF PURCHASER AND SELLER
          6.01. Commercially Reasonable Efforts; Further Assurances. (a) Purchaser and Seller will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties to this Agreement in doing, all things necessary or desirable under applicable Law to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Transaction Agreements.
               (b) Purchaser and Seller will use their commercially reasonable efforts to: (i) prepare, as soon as practicable, all filings and other presentations in connection with seeking the Required Regulatory Approvals, exemption or other authorization from any Governmental Authority necessary to consummate the transactions contemplated by this Agreement and the Transaction Agreements, (ii) prosecute such filings and other presentations with diligence, and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. Purchaser and Seller will use their commercially reasonable efforts to facilitate obtaining any final order or orders approving the transactions contemplated by this Agreement and the Transaction Agreements, or to remove any impediment to the consummation of the transactions contemplated hereby and thereby. Purchaser and Seller will use their commercially reasonable efforts to furnish all information in connection with the approvals of or filings with regard to the Required Regulatory Approvals with any Governmental Authority and will promptly cooperate with and furnish information in connection with any such requirements imposed upon Purchaser, Seller or any of their respective Affiliates in connection with this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby; provided, however, that, notwithstanding the foregoing, Purchaser shall not have any obligation to disclose confidential information relating to itself or its Affiliates to Seller or any other Person, except to a Governmental Authority where such Governmental Authority would afford confidential treatment to such information. Each of the parties will use its commercially reasonable best efforts to obtain the Required Regulatory Approvals required to be obtained by such party. Neither party will not have any Liability to the other party for the failure to obtain any such Required Regulatory Approvals to the extent such party has satisfied its obligations under this Section 6.01. Purchaser and Seller will each advise the other party promptly of any material communication received by such party or any of its Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated by this Agreement and the Transaction Agreements, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby and thereby. To the fullest extent reasonably practicable, neither Seller nor Purchaser will independently participate in any meeting with any Governmental Authority in respect of any findings or inquiry in connection with the transactions contemplated hereby without giving the other prior notice of the meeting and the opportunity to attend and/or participate, in each case, unless prohibited by the Governmental Authority. Seller and Purchaser will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to the HSR Act in connection with the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information and consistent with their obligations hereunder, the parties shall jointly direct all matters with any Governmental Authorities, except where the matter or disclosure solely concerns Purchaser, in which case Purchaser shall have the right to direct the matter.
               (c) Without limiting the generality of Section 6.01(b) above, Parent and Seller shall use their respective best efforts to cause the conditions set forth in Sections 9.02(d)(i) and 9.02(d)(ii) to be satisfied; provided, however, that Purchaser’s remedies for any failure by Parent or Seller to comply with their obligations pursuant to this Section 6.01(c) shall be limited to those provided in Articles IX and X of this Agreement.
          6.02. HSR Clearance (a) In furtherance and not in limitation of the provisions set forth in Section 6.01, each of Purchaser and Seller will make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (an “HSR Filing”) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof (and in no case less than 10 Business Days after the date hereof), and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable (the “HSR Clearance”).
               (b) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement, including, without limitation, Section 6.01 or Section 6.02, shall require, or be construed to require, (i) Purchaser or any of its Affiliates to proffer to, or agree to, sell divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, transfer, dispose of or otherwise encumber before or after the Closing, any assets, licenses, operations, rights, product lines, businesses or interests therein of Purchaser, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company or any of its Subsidiaries of any of their respective assets, licenses, operations, rights, product lines, businesses, or interest therein or to any agreement by any such Person to take any of the foregoing actions) or to agree to make any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Purchaser’s ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein or Purchaser’s or any of its Affiliate’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to the capital stock of the Company or any of its Subsidiaries or (ii) Purchaser or any of its Affiliates to take any other action under Section 6.01 or Section 6.02 if the DOJ or FTC authorizes its staff to seek a preliminary injunction or restraining order to enjoin the consummation of the transactions contemplated by this Agreement.
          6.03. Post-Closing Litigation Cooperation. From and after the Closing, except as would be reasonably expected to materially impair, or interfere with, the operation of such party’s business, if and for so long as any party hereto is actively contesting or defending against any claim or legal proceeding arising in connection with (i) the transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any of the Subsidiaries (other than an action brought by one party to this Agreement against another party or parties under the terms of this Agreement or in connection with the transactions contemplated hereby), each of the parties will reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and, subject to any applicable confidentiality restrictions, access to its books and records as is reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VIII).
          6.04. Public Announcements. From the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated by this Agreement and the Transaction Agreements will be issued by Purchaser or any of its Affiliates or their respective Representatives without the prior consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed), and no public release or announcement concerning the transactions contemplated hereby and thereby will be issued by Seller or any of its Affiliates or their respective Representatives without the prior consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), except, in each case, as such release or announcement as a party may determine in good faith may be required to be made by it or any of its Affiliates by Law or the rules, regulations or policies of any United States or foreign securities exchange, in which case such party will use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that Seller and its Affiliates may make internal announcements regarding the transaction contemplated by this Agreement and the Transaction Agreements to their employees after reasonable prior notice to, and consultation with, Purchaser.
          6.05. Trademarks and Tradenames of Seller. (a) Except as provided in Section 6.05(b), immediately following the Closing, Purchaser and its Affiliates will not use the Names or other names confusingly similar thereto. In addition, upon termination of Purchaser’s and its Affiliates’ rights to use the Names, Purchaser and Affiliates will amend or terminate any certificate of assumed name or d/b/a/ filings containing any Names so as to eliminate its or its Affiliates’ right to use the Names. Nothing in this Agreement will constitute or be interpreted to grant or transfer to the Purchaser, its Affiliates, the Company and the Subsidiaries any rights in any Names, except as provided in this Section 6.05. Notwithstanding anything to the contrary in this Agreement, the Purchaser and its Affiliates shall have the right to: (i) keep records and other historical or archived documents containing or referencing the Names and (ii) refer to the historical fact that the Business was previously conducted under the Names.
               (b) After the Closing, Purchaser and its Affiliates will have the right to use existing labeling, stationery, business forms, supplies, advertising and promotional materials and any similar materials bearing the Names for 30 days following the Closing; provided, however, that (i) neither Purchaser nor any of its Affiliates will take any action that could reasonably be expected to impair the value of the Names, (ii) when using the items listed above in the context of entering into or conducting contractual relationships, Purchaser will make clear to all other applicable parties that Purchaser, rather than Seller or its Affiliates, is the party entering into or conducting the contractual relationship, and (iii) that personnel of Purchaser or its Affiliates using the above items will not, and will have no authority to, hold themselves out as officers, employees or agents of Seller or any Affiliate of Seller.
               (c) Purchaser will use its commercially reasonable efforts to minimize its use of the Names, and, in any event, will cease using, and cause its Affiliates (including the Company and the Subsidiaries) to cease using, the Names as soon as practicable and in any event within 30 days after the Closing.
               (d) Following the Closing, Seller will not, and will cause its controlled subsidiaries not to, conduct business under or use the name “Option One” or any confusingly similar name.
          6.06. Notices of Certain Events. From the date hereof until the Closing Date, each party will promptly notify the other party of:
               (a) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Transaction Agreements;
               (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Agreements; and

               (c) any change or fact of which it is aware that will or is reasonably expected to result in any of the conditions set forth in Article IX becoming incapable of being satisfied;
provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the representations and warranties of the delivering party or remedies available hereunder to the party receiving that notice.
          6.07. Non-Solicitation. (a) Seller agrees that for a period of 24 months from the Closing Date, Seller will not, and will cause Parent and Parent’s other subsidiaries not to, without obtaining the prior written consent of the Purchaser:
                    (i) employ (or refer to another Person for the purpose of such Person soliciting or employing) any of the management-level employees of the Company or any of the Subsidiaries so long as they are employed by the Company or any of the Subsidiaries; provided, however, that neither the Seller nor Parent nor Parent’s subsidiaries shall be deemed to have solicited any such person and may hire any such person who (i) responds to any public advertisement placed by or on behalf of the Seller, Parent or any of Parent’s subsidiaries or (ii) has been terminated by the Purchaser or its subsidiaries prior to the employment relations with the Seller, Parent or any of Parent’s subsidiaries; or
                    (ii) solicit any current wholesale broker or servicing customer of the Business or otherwise take any action reasonably likely to have the effect of discouraging any such broker or servicing customer from maintaining the same business relationships in respect of the Business with Purchaser and its Subsidiaries (including the Company and its Subsidiaries) after the Closing as maintained by the Company and its Subsidiaries as of the date hereof; provided, however, that neither the Seller nor Parent nor Parent’s subsidiaries shall be deemed to have solicited any such person who responds to any public advertisement placed by or on behalf of the Seller, Parent or any of Parent’s subsidiaries.
               (b) Except as may be required by applicable Law, promptly following the Closing, Seller will, and will cause Parent and Parent’s other subsidiaries to, destroy all copies of broker lists or servicing customer lists pertaining to wholesale brokers or servicing customers, as the case may be, of the Business in existence as of the Closing in the possession or control of any such Person. Within five Business Days of Closing, Seller will provide Purchaser with a written confirmation, signed by a duly authorized officer of Parent, to the effect that all such copies have been destroyed.
               (c) Purchaser agrees that for a period of 24 months from the Closing Date, neither Purchaser nor any of its controlled Affiliates will, without obtaining the prior written consent of the Seller, employ (or refer to another Person for the purpose of such Person soliciting or employing) any of the management-level employees of Parent or any of its subsidiaries so long as they are employed by Parent or any of its subsidiaries; provided, however, that neither the Purchaser nor its controlled Affiliates shall be deemed to have solicited any such person and may hire any such person who (i) responds to any public advertisement placed by or on behalf of the Purchaser or any of its controlled Affiliates or (ii) has been terminated by the Seller or its subsidiaries prior to the employment relations with the Purchaser or its controlled Affiliates.
VII. TAX MATTERS
          7.01. General. Notwithstanding any other provision in this Agreement (with the exception of Sections 2.09 and 4.01(h) hereof), this Article VII will exclusively govern Tax matters.
          7.02. Tax Cooperation. (a) Purchaser and Seller will furnish to each other, upon request, as promptly as practicable, such information and assistance relating to the Company and the Subsidiaries (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any Action relating to any Tax. The party requesting any such information will bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such information. Except with respect to information that is generally available to the public, the party requesting such information will (a) hold all such information in the strictest confidence, except as required by applicable Law or which must be disclosed in connection with any audit or Taxing Authority inquiry, (b) disseminate such information only to its Representatives who have been advised of the confidential nature of such information, and only on an as-needed basis, (c) return any original documents promptly, after (i) the filing of such Tax Returns, the making of such election, or the conclusion of such audit or Action and (ii) upon request of the other party, all copies of the information received by it, and (d) take all steps necessary to cause its officers, directors, employees and Representatives to comply with the terms and conditions of this Section 7.02. Purchaser and Seller will retain all books and records with respect to Taxes pertaining to the Company and the Subsidiaries for a period of seven years following the Closing or, if longer, until the statute of limitations has run on any Pre-Closing Tax Period or Straddle Period. Subject to Section 7.04(c), Purchaser and Seller will cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Company and the Subsidiaries. Notwithstanding the foregoing, Purchaser will not have access to any books, records, Tax Returns or other information of Seller that do not relate exclusively to the Company and the Subsidiaries.
               (b) Elections. At Seller’s reasonable request, Purchaser will cause the Company and/or any of the Subsidiaries to make and/or join with Seller (or any of its Affiliates) in making any election if the making of such election could not have any adverse impact on Purchaser, the Company or the Subsidiaries for a Post-Closing Tax Period or Post-Closing Straddle Period.
               (c) Transfer Taxes. Purchaser will timely file all Tax Returns with respect to all excise, sales, use, value added, registration, stamp, recording,

documentary, conveyancing, franchise, transfer, transaction privilege and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and all such Transfer Taxes (and all out-of-pocket costs for preparation of such Tax Returns) shall be borne equally by Purchaser and Seller, whether or not reflected on a Tax Return. Within 10 days prior to payment of such Transfer Taxes being due, Purchaser will provide Seller with copies of all such Tax Returns, and Seller will pay to Purchaser within 7 days thereof 50% of the amount of such Transfer Taxes. Purchaser and Seller will reasonably cooperate to reduce or eliminate Transfer Taxes to the extent permitted by applicable Law. If Seller or Purchaser pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by a Taxing Authority, the other party will reimburse the paying party for 50% of the amount of such Tax within 14 days of the paying party’s written demand therefor.
          7.03. Tax Sharing Agreements; Apportionment; Return Filings; Refunds and Credits. (a) Seller will cause the provisions of any Tax sharing or Tax allocation agreement or arrangement solely between the Seller or any of its Affiliates (other than the Company and the Subsidiaries), and the Company or any of the Subsidiaries, to be terminated on or before the Closing Date. After the Closing Date, no party will have any rights or obligations under any such Tax sharing or Tax allocation agreement or arrangement.
               (b) For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company and the Subsidiaries that relate to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 7.03(b). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes and any Tax based on, or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and denominator of which is the number of days in the Straddle Period and (ii) in the case of any sales or use taxes, value added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. For purposes of this Section 7.03(b), any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated to the Pre-Closing Straddle Period on a pro rata basis by multiplying the total amount of such items for the Straddle Period by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period, and the denominator of which is the number of calendar days in the Straddle Period. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. All transactions not in the ordinary course of business occurring on the Closing Date after the Closing will be allocated to a Post-Closing Straddle Period or a Post-Closing Tax Period, as the case may be, to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).
               (c) Preparation of Tax Returns.
                    (i) Seller or its designee will prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), in proper form with the appropriate Taxing Authority all necessary Tax Returns of or which include or relate to the Company and the Subsidiaries for (A) Pre-Closing Tax Periods that are required to be filed (including extensions) on or prior to the Closing Date and (B) for all other Pre-Closing Tax Periods to the extent that such Tax Returns are filed reflecting the effect of a 338(h)(10) Election. Seller will pay or will cause to be paid any and all Taxes due with respect to such Tax Returns.
                    (ii) Seller or its designee will prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), in proper form with the appropriate Taxing Authority all consolidated, combined or unitary Tax Returns of Seller that include or relate to the Company and the Subsidiaries and any income Tax Return of the Company and the Subsidiaries that reflect any Pre-Closing Straddle Period or any Pre-Closing Tax Period (including any short period) that are not required to be filed on or prior to the Closing Date (“Seller Tax Returns”). Seller will pay or will cause to be paid any and all Taxes due with respect to such Seller Tax Returns. Purchaser will provide or cause to be provided to Seller in a timely manner all reasonably necessary data and other information to prepare all Seller Tax Returns.
                    (iii) Seller will have the exclusive authority and obligation to prepare or cause to be prepared all Tax Returns subject to Section 7.03(c)(i) and Section 7.03(c)(ii). Such authority will include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company and the Subsidiaries will be reported or disclosed in such Tax Returns; provided, however, that all such Tax Returns which affect or may affect the Tax liability of the Company or any Subsidiaries with respect to a Post-Closing Tax Period or Post-Closing Straddle Period shall be as filed correct and complete and all such determinations shall be made in a manner consistent with the Company’s past practices or as may be required by a Final Tax Determination of any Pending Federal Tax Matter.
                    (iv) Purchaser or its designee will prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions),

in proper form with the appropriate Taxing Authority all Tax Returns of the Company and the Subsidiaries for which Seller is not responsible pursuant to Section 7.03(c)(i) and Section 7.03(c)(ii). Purchaser will deliver to Seller any Tax Returns that relate to any Pre-Closing Straddle Period or Pre-Closing Tax Period, as the case may be, (and any relevant workpapers or other documents reasonably requested by Seller) for Seller’s review and comment at least 45 days prior to the due date of such Tax Returns (or such shorter period as is necessary to allow for the timely filing of such Tax Returns), and Seller will provide Purchaser with Seller’s comments no later than 10 days before the respective due dates of such Tax Returns (or such shorter period as is necessary to allow for the timely filing of such Tax Returns). Purchaser will (A) reasonably consider any revisions that relate to any Pre-Closing Straddle Period or Pre-Closing Tax Period to such Tax Returns as are requested by Seller, and (B) make any revisions requested by Seller which are required by a Final Tax Determination of any Pending Federal Tax Matter. Purchaser will pay or cause to be paid any and all Taxes allocable to any Post-Closing Straddle Period or Post-Closing Tax Period, as the case may be, pursuant to Section 7.03(b) and Seller will pay to Purchaser, at least 3 days prior to the date on which payment is due to the applicable Taxing Authority, Taxes allocable to any Pre-Closing Straddle Period or Pre-Closing Tax Period, provided, however, that Seller shall not have to pay to Purchaser any such Taxes to the extent accrued reserves for such Taxes were included in the Most Recent Balance Sheet.
                    (v) Neither Purchaser nor any of its Affiliates will amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company or the Subsidiaries with respect to a Pre-Closing Tax Period or Pre-Closing Straddle Period without the prior written consent of Seller. Seller may not amend, refile, revoke or otherwise modify or cause or permit to be amended, refiled, revoked or otherwise modified any Tax Return or Tax election of the Company or any Subsidiaries that affects or may affect the Tax liability of the Company or any Subsidiaries with respect to a Post-Closing Tax Period or Post-Closing Straddle Period without the prior written consent of Purchaser, except to the extent that such amendment, refiling, revocation or other modification is required by a Final Tax Determination of any Pending Federal Tax Matter.
                    (vi) With respect to any Tax Returns for any Straddle Period, to the extent permissible, but not required, pursuant to applicable Tax Law, Seller may and Purchaser or its Affiliates will, at Seller’s direction, cause the Company to (A) take all steps as are or may be reasonably necessary, including the filing of elections or returns with applicable Taxing Authorities, to cause such period to end on the Closing Date or (B) if clause (A) is inapplicable, report the operations of the Company only for that portion of such period ending on the Closing Date in a combined, consolidated, or unitary Tax Return filed by Seller or an Affiliate of Seller, notwithstanding that such taxable period does not end on the Closing Date.
               (d) Purchaser will pay or cause to be paid to Seller any refunds or credits of Income Taxes (including interest thereon) with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period received by or credited to Purchaser, the Company, any Subsidiary or any of their Affiliates within 10 Business Days after the receipt of such refund or the realization of such credit. At Seller’s reasonable request, Purchaser and its Affiliates will cooperate with Seller in obtaining such refunds or credits, including through the filing of amended Tax Returns or refund claims as prepared by Seller, at Seller’s own expense; provided, however, that such assistance shall not include the carryback of losses or other action which has or could reasonably have an adverse economic impact on Purchaser, the Company or any of the Affiliates thereof, except to the extent such other actions are required by the Final Tax Determination of any Pending Federal Tax Matter. Purchaser will permit Seller to control the prosecution of any such refund claim and, where deemed appropriate by Seller, will authorize by appropriate powers of attorney such Persons as Seller will designate to represent the Company and/or the Subsidiaries with respect to such refund claim.
          7.04. Tax Indemnification. (a) From and after the Closing, Seller will indemnify the Purchaser Indemnified Parties against and hold them harmless from (i) all liability for Taxes of the Company and the Subsidiaries or any affiliated group of which the Company or any Subsidiary has ever been a member for the Pre-Closing Tax Period or the Pre-Closing Straddle Period, (ii) subject to Section 7.02(c), all liability for Taxes as a result of the Purchase, including all liability for Taxes arising from any 338(h)(10) Election, (iii) any breach by the Company, the Subsidiaries or any affiliated group of which the Company or any Subsidiary has ever been a member of any representation set forth in Section 2.09 (determined without regard to any Material Adverse Effect or materiality qualifiers) or any certificate delivered pursuant to Section 1.03(c)(xii), any covenant in Section 4.01(h) or any covenant in Article VII; and (iv) all liability for reasonable accounting and legal fees and expenses attributable to any item in clauses (i) through (iii). Notwithstanding anything to the contrary in the foregoing, any indemnity payment payable pursuant to this Section 7.04(a) in respect of Non-Income Taxes for any Pre-Closing Tax Period or Pre-Closing Straddle Period shall only be payable as a Covered Loss pursuant to Section 11.05(a).
               (b) From and after the Closing, Purchaser will indemnify the Seller Indemnified Parties and hold them harmless from (i) all liability for Taxes of the Company and the Subsidiaries for any Post-Closing Tax Period or Post-Closing Straddle Period, (ii) pursuant to Section 7.02(c), 50% of the amount of any Transfer Taxes, (iii) any breach by the Company, the Subsidiaries or Purchaser of any covenant in Article VII, and (iv) all liability for reasonable legal fees and expenses attributable to any item in clauses (i) or (iii).
               (c) Procedures Relating to Defense of Tax Claims.
                    (i) If notice of a claim will be made by any Taxing Authority, which, if successful, might result in an indemnity payment to any Purchaser Indemnified Party pursuant to this Section 7.04(c) (a “Tax Claim”), Purchaser will promptly notify Seller in writing of such claim after receipt of notice by the Purchaser Indemnified Party; provided, however, that the failure to forward such notices and communications to the indemnifying party shall not release the indemnifying party from any of its obligations under this Section 7.04(c) except to the extent (and only to the extent) the indemnifying party is actually and materially prejudiced by such failure.
                    (ii) With respect to any Tax Claim relating solely to Taxes of the Company or any of the Subsidiaries, Seller will control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, suits, contests, hearings and conferences with any Taxing Authority with respect thereto (each, a “Tax Proceeding”), and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that Seller first acknowledges in writing that it has sole liability (except however, in the case of Non-Income Taxes, to the extent Seller would not be liable by virtue of the application of Section 11.05(a)) for any Taxes that might arise from or in connection with such Tax Proceeding. Seller shall keep Purchaser reasonably and regularly informed about such Tax Proceedings. With respect to any Tax Claim relating to Taxes of the Company or any of the Subsidiaries (A) for a Straddle Period, Purchaser may participate in, at its expense, and may control the Post-Closing portion of any Tax Proceeding involving a Tax Claim and (B) for a Tax Proceeding involving Non-Income Taxes which Seller might not be liable in whole or in part by virtue of the application of Section 11.05(a) hereof, Purchaser may participate in, at its expense, and may control the portion of any such Tax Proceeding for which Seller may not be liable. In any case under this Section 7.04(c)(ii) where a Taxing Authority fails to permit both the Seller and the Purchaser to control a Tax Proceeding, the party with the greater financial exposure shall control such Tax Proceeding provided however that it will not settle or otherwise compromise any such Tax Proceeding without the other party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.
               (d) Any indemnification of a party pursuant to this Section 7.04 will be effected by wire transfer or transfers of immediately available funds from the indemnifying party to an account or accounts designated by the indemnified party within 15 days of the final determination thereof.
          7.05. Section 338(g) and Section 338(h)(10) Elections. (a) Neither Seller nor any of its Affiliates shall make any election pursuant to Section 338(g) of the Code and the U.S. Treasury Regulations promulgated thereunder (or any comparable election under state or local Tax law) with respect to the Company or any Subsidiaries.
               (b) Seller shall join Purchaser in making an election (each, a “338(h)(10) Election”) under Section 338(h)(10) of the Code (or any comparable provision of state or local law) with respect to the acquisition by Purchaser of the Company and any Subsidiaries (each, a “338(h)(10) Acquired Company”). Seller and Purchaser shall each execute (or cause to be executed) on a timely basis all documentation required to be submitted to any Taxing Authority in accordance with any applicable Tax law for each 338(h)(10) Election.

               (c) On or prior to the Closing Date, Seller and Purchaser shall agree to an allocation of the Purchase Price among the Company and any Subsidiaries. Seller and Purchaser agree to further allocate any amounts allocated to a 338(h)(10) Acquired Company pursuant to the immediately preceding sentence (plus any Liabilities of 338(h)(10) Acquired Companies assumed by Purchaser) (for each 338(h)(10) Company, the “338(h)(10) Amount”) among the assets of such 338(h)(10) Acquired Company in accordance with Section 7.05(d).
               (d) Within 45 days after the determination of the Final Closing Tangible Net Assets pursuant to Sections 1.04(b) or 1.04(c), as the case may be, Purchaser shall deliver to Seller a statement (the “Asset Allocation Statement”) allocating each 338(h)(10) Amount among the assets of the relevant 338(h)(10) Acquired Company (and among the assets of any Acquired Company that is a disregarded entity for U.S. federal income tax purposes); provided that such allocations be consistent with U.S. federal income tax law and, to the extent consistent therewith, also be consistent with the Final Statement. If no changes are proposed in writing to Purchaser within thirty (30) days after delivery of the Asset Allocation Statement, Seller shall be deemed to have agreed to the Asset Allocation Statement. If within thirty (30) days after delivery of the Asset Allocation Statement, Seller notifies Purchaser in writing that Seller objects to an allocation set forth in the Asset Allocation Statement, Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute within thirty (30) days; provided, however, that if Purchaser and Seller are unable to resolve their dispute within such thirty day period, Purchaser and Seller shall jointly retain the Accounting Firm to resolve the disputed items. Upon resolution of the disputed items, the allocations reflected on the Asset Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Firm in resolving any dispute pursuant to this Section 7.05(d) shall be borne equally by Purchaser and Seller.
               (e) If an adjustment is made to the Purchase Price pursuant to Section 1.04 or Section 1.05, Seller and Purchaser agree, for all Tax purposes, to allocate the adjustment among the Company and any Subsidiaries and/or the assets of the 338(h)(10) Acquired Companies based on the item or items to which such adjustment is principally attributable. Neither Seller nor Purchaser (nor any of their respective Affiliates) shall file any Tax Return, or take a position with a Taxing Authority, that is inconsistent with this Section 7.05 or that treats the transactions under this Agreement in a manner inconsistent with the terms of this Agreement.
VIII. EMPLOYEES AND EMPLOYEE BENEFITS
          8.01. Employee Benefits and Compensation. (a) Except as otherwise provided in this Section 8.01, the Company and the Subsidiaries will be responsible following the Closing for all employee benefit (other than with respect to Seller Employee Plans) and employment-related liabilities (whether incurred before, on or after the Closing Date) with respect to the Employees, Persons who are former employees of the Company or any Subsidiary (“Former Employees”) and their spouses or dependents, including liability for continuation coverage under group health plans pursuant to Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

               (b) Until the first anniversary of the Closing Date, Purchaser will, or will cause the Company and the Subsidiaries to, provide Employees with a level of aggregate employee benefits and compensation that is substantially comparable in the aggregate to the aggregate employee benefits and compensation (other than equity-based compensation) provided to the Employees as of immediately prior to the Closing taking into account all Employee Plans and other programs (other than equity-based compensation) sponsored or maintained by Seller and its Affiliates (the term “Affiliates” as used herein to include the Company and the Subsidiaries prior to the Closing). Purchaser will, or will cause the Company and the Subsidiaries to, assume and honor in accordance with their terms the Company Employee Plans and the Seller Employee Plans set forth on Section 8.01(b) of the Seller Disclosure Schedule.
               (c) Purchaser will, or will cause the Company and the Subsidiaries to, cause all plans and programs of Purchaser, the Company and the Subsidiaries that provide benefits to Employees to recognize all service of the Employees with Seller or any of its predecessors and Affiliates to the same extent and for the same purposes thereunder as such service was counted under similar benefit plans of the Seller or any of its predecessors and Affiliates for all purposes (except that, with respect to benefit accrual, such service will not be counted to the extent that it would result in a duplication of benefits and will not be required to be counted for purposes of benefit accrual under any defined benefit pension plan). Any medical, dental or health plan of Purchaser, the Company or any Subsidiary that is adopted or continued after the Closing to provide group health benefits to Employees (a “Purchaser Group Health Plan”) will not include with respect to any Employee any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such restrictions or limitations were applicable as of the Closing Date under the Company’s or any Subsidiary’s current group health plans in effect as of the Closing Date or any similar plans of the Seller or any of its predecessors or Affiliates (an “Existing Group Health Plan”)), and any eligible expenses incurred by any Employee and his or her covered dependents during the portion of the plan year of such Existing Group Health Plan ending on the date such Employee’s participation in such Purchaser Group Health Plan begins will be taken into account under the Purchaser Group Health Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Purchaser Group Health Plan.
               (d) Active participation of all Employees, Former Employees and their respective spouses and dependents under the Seller Employee Plans will terminate effective immediately prior to the Closing Date and, except as set forth in Section 8.01(b), Seller shall retain all liabilities and obligations related to the Seller Employee Plans (whether incurred prior to, on or after the Closing Date). Following the Closing Date, the Seller Employee Plans will be liable for benefits accrued (in the case of pension plans within the meaning of Section 3(1) of ERISA) and claims incurred (in the case of welfare plans within the meaning of Section 3(2) of ERISA) under the Seller Employee Plans prior to the Closing Date with respect to Employees, Former Employees and their respective spouses and dependents, and the Companies and the

Subsidiaries will retain sponsorship of and any and all Liabilities under the Company Employee Plans following the Closing Date. A claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs).
               (e) Following the Closing, Seller will cause its 401(k) Retirement Plan (the “Seller Retirement Plan”) to make distributions to Employees in accordance with the terms of the Seller Retirement Plan. Purchaser will cause a defined contribution plan or plans sponsored by Purchaser to accept direct rollovers (described in Section 401(c) of the Code) of lump sum distributions which Employees receive from the Seller Retirement Plan.
               (f) Effective as of the Closing Date, Purchaser will establish, or will cause the Company to establish, a medical flexible spending account plan (“Purchaser’s Flexible Spending Account Plan”) for the benefit of Employees which will recognize the elections that Employees had in effect for purposes of the plan year in which the Closing Date occurs under the medical flexible spending account plan of Seller (“Seller’s Flexible Spending Account Plan”). As soon as practicable after the Closing Date, Purchaser will cause Purchaser’s Flexible Spending Account Plan to assume the account balances associated with the Employees’ flexible spending accounts under Seller’s Flexible Spending Account Plan. After the Closing Date, Purchaser ‘s Flexible Spending Account Plan will be responsible for reimbursement of all previously unreimbursed reimbursable medical claims incurred by Employees in the Seller’s plan year in which the Closing Date occurs.
          8.02. Employee Matters. (a) It is expressly agreed and understood that neither Purchaser nor Seller has any right, power or authority to control, direct or regulate the labor relations and human resources policies and procedures of the other, that neither is deemed to constitute the agent or representative of the other, and that neither is liable in any manner whatsoever for the acts or omissions of the other, its agents, representatives or employees.
               (b) At all times prior to the Closing, Seller will have sole and exclusive responsibility for the operation and management of the Company and the Subsidiaries, for the employment and control of the Employees, for compliance with all Laws governing the employment relationship, and for compliance with the terms of any employment Contract or Employee Plan covering the Employees or any of Seller’s Former Employees. At all times subsequent to the Closing, Purchaser will have sole and exclusive responsibility for the operation and management of the Company and the Subsidiaries, for the employment and control of Employees, for compliance with all Laws governing the employment relationship, and for compliance with the terms of any employment Contract or Company Employee Plan covering Employees.
          8.03. No Third Party Beneficiaries. No provision of this Article VIII creates any third-party beneficiary or other rights in any Employee or Former Employee (including any beneficiary or dependent thereof) of Seller, the Company, any

Subsidiary, the Purchaser or any other Person other than the parties hereto and their respective successors and assigns, or constitute or create an employment agreement or an amendment to or adoption of any employee benefit plan of or by Seller, the Company, any Subsidiary or Purchaser.
IX. CONDITIONS TO CLOSING
          9.01. Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:
               (a) the waiting period under the HSR Act relating to the Purchase shall have been terminated or expired; and
               (b) no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (and if an injunction, whether temporary, preliminary or permanent) that is in effect and prevents, restrains, enjoins or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement or makes such consummation illegal (collectively, an “Order”).
          9.02. Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction of the following further conditions:
               (a) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, provided, however, for the avoidance of doubt, neither the Purchaser’s receipt of the financing contemplated by the Financing Commitments, nor the receipt by Purchaser of the proceeds of any other financing, is a condition to the Purchaser’s obligation to consummate the transactions contemplated hereby,
               (b) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true and correct (without regard to any qualifications therein to materiality or Material Adverse Effect, other than the reference to Material Adverse Effect in the first sentence of Section 2.08) as of the date hereof and at and as of the Closing, as if made at and as of such time (or, if made as of a specific date, at and as of such specified date), except for such inaccuracies that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that the representations and warranties set forth in Sections 2.01, 2.02, 2.05 and 2.06 shall be true and correct in all respects.
               (c) since the date of this Agreement, there shall not have occurred any change, effect or development that has had, or could reasonably be expected to have, a Material Adverse Effect;

               (d) (i) except as otherwise provided in Section 9.02(d)(ii) of the Seller Disclosure Schedule, from the date hereof through the Closing, (A) no less than $8,000,000,000 (of which at least $2,000,000,000 shall be in the form of unused capacity as of the Closing Date) of the Current Warehouse Facilities (or replacement Warehouse Facilities incurred in accordance with Section 4.01(g)) shall be in full force and effect and (B) there shall not be any default (or any event that would have constituted a default with notice) under or with respect to any such Warehouse Facilities; (ii) there shall not have occurred a Servicer Downgrade; and (iii) as of the Closing, there shall be at least $2,000,000,000 of BIT Mortgage Loans that will have been funded within 60 days of the Closing Date excluding any BIT Mortgage Loans sourced out of the Business’ relationship with HRBMC or funded through the Business’ correspondent channel (the most recently originated $2,000,000,000 of such BIT Mortgage Loans, as measured by unpaid principal balance as of the Closing Date, being referred to as the “BIT Requirement Loans”);
               (e) all Intercompany Indebtedness shall have been extinguished in accordance with Section 4.05;
               (f) Purchaser shall have received a certificate signed by an officer of Parent certifying that the conditions set forth in Sections 9.02(a) through (e) shall have been satisfied;
               (g) Purchaser will have received at least five Business Days prior to Closing the 2007 Audited Financial Statements, including an auditor’s opinion prepared by KPMG that contains no exceptions, qualifications or disclaimers, except for (i) those exceptions, qualifiers or disclaimers that were contained in the auditor’s opinion of KPMG to the 2006 Audited Financial Statements, and (ii) the explanatory paragraph described in Section 9.02(g)(ii) of the Purchaser Disclosure Schedule; and
               (h) (i) all of the approvals, consents, authorizations, orders, permits and filings listed in Section 9.02(h)(i) of the Purchaser Disclosure Schedule shall have been obtained (without the imposition of any material limitations, restrictions or conditions) or made and be in full force and effect, (ii) all other approvals, consents, authorizations, orders, permits and filings required to be obtained from or made with a Governmental Authority to consummate the transactions contemplated hereby or otherwise operate the Company or any of its Subsidiaries immediately after the Effective Time as presently conducted shall have been obtained (without the imposition of any material limitations, restrictions or conditions) or made and be in full force and effect; provided, that, this clause (ii) shall be deemed to be satisfied to the extent (x) all approvals, consents, authorizations, orders, permits and filings required to be obtained from or made with 50% of the U.S. states and territories not listed on Section 9.02(h)(i) of the Purchaser Disclosure Schedule (the “Other Regulatory Approvals”) have been obtained (without the imposition of any material limitations, restrictions or conditions) or made and are in full force and effect and (y) the failure to obtain or make all other approvals, consents, authorizations, orders, permits and filings required to be obtained from Governmental Authorities would not reasonably be expected to provide a reasonable basis to conclude that Purchaser or any of its Affiliates (including the

Company and its Subsidiaries) would be subject to risk of criminal sanctions; and (iii) all other approvals or consents (excluding those consents set forth on Section 9.02(h)(iii) of the Purchaser Disclosure Schedule) required to be obtained from a Person other than a Governmental Authority to consummate the transactions contemplated hereby or otherwise operate the Company or any of its Subsidiaries immediately after the Effective Time as presently conducted shall have been obtained (without the imposition of any material limitations, restrictions or conditions) or made and be in full force and effect, other than those, with respect to this clause (iii), the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          9.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:
               (a) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;
               (b) the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto will be true in all material respects as of the date hereof and at and as of the Closing, as if made at and as of such time (or if made as of a specific date, at and as of such date); provided, however, that the representations and warranties set forth in Sections 3.01 and 3.02 shall be true and correct in all respects; and
               (c) Seller shall have received a certificate signed by an officer of Purchaser certifying that the conditions set forth in Sections 9.03(a) and (b) shall have been satisfied;
          9.04. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in Sections 9.01, 9.02 or 9.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement, including Section 6.01.
X. TERMINATION
          10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
               (a) by mutual written agreement of Seller and Purchaser;
               (b) by either Seller or Purchaser if the Closing has not been consummated on or before December 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the proximate cause of the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;
               (c) by Seller in the event that Purchaser has materially breached any applicable representation, warranty, or covenant contained in this Agreement such that the condition set forth in Section 9.03(a) or (b) would not be satisfied, and which has not been cured, if capable of being cured, prior to the earlier of (i) thirty (30) days after the notice of breach and (ii) the Termination Date;
               (d) by Purchaser in the event that (1) Seller has materially breached any applicable representation, warranty, or covenant contained in this Agreement such that the condition set forth in Section 9.02(a) or (b) would not be satisfied, and which has not been cured, if capable of being cured, prior to the earlier of (i) thirty (30) days after the notice of breach and (ii) the Termination Date; or (2) a change, event or development (or series of changes, events, or developments) has occurred that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect.
The party desiring to terminate this Agreement pursuant to Section 10.01(b), will give written notice of such termination to the other party.
          10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination will be without liability of any party hereto (or any equityholder, director, officer, employee, agent, consultant or representative of any such party) to any other party to this Agreement; provided, however, that nothing herein will relieve any party from liability for any willful and material breach hereof. The provisions of Sections 6.04 (Public Announcements), 10.02 (Effect of Termination) and Article XII (Miscellaneous) will survive any termination hereof pursuant to 10.01.
XI. SURVIVAL; INDEMNIFICATION
          11.01. Survival. (a) The representations and warranties of the Purchaser and Seller contained in this Agreement and all claims with respect thereto shall expire upon the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Section 2.06 (Capitalization), Section 2.11 (Compliance with Laws; Permits) and Section 2.23(g) (Securitizations and Warehouse Facilities) shall expire upon the fifth anniversary of the Closing Date, (ii) the representations and warranties contained in Section 2.17 (Environmental Matters) and Section 2.22 (Origination and Servicing) shall expire upon the third anniversary, (iii) the representations and warranties contained in Section 2.09 (Taxes) and Section 2.12 (Employee Benefits) shall expire 90 days after the applicable statute of limitations, including any extensions or waivers thereof and (iv) the representations and warranties contained in Sections 2.01 (Organization), 2.02 (Authority; Enforceability), 2.05 (Ownership of Shares), 3.01 (Organization) and 3.02 (Authority; Enforceability) will survive the Closing indefinitely.

               (b) The covenants and agreements of the parties hereto contained in this Agreement will survive in accordance with their respective terms.
               (c) No investigation made (including any environmental investigation or assessment or any due diligence review or investigation) or knowledge acquired or capable of being acquired by or on behalf of a party hereto at any time before or after the date of this Agreement shall affect any representation, warranty, covenant or undertaking of the other party contained in this Agreement or the indemnification obligations of any party under this Agreement.
          11.02. Indemnification of Purchaser by Seller. (a) Except with respect to the matters specifically provided for in Section 7.04, from and after the Closing Date, Seller will indemnify and save and hold harmless Purchaser and its Affiliates, and the Company and its Subsidiaries, and each of their respective officers, directors, shareholders, partners, members and employees and their heirs, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against any Covered Losses imposed on, incurred, asserted against or suffered by any such Purchaser Indemnified Party, whether in respect of a Third-Party Claim or otherwise, directly or indirectly, resulting from or arising out of: (i) any misrepresentation of or inaccuracy in any representation or warranty of Seller in this Agreement (other than in respect of (1) Actions under Section 2.10 (which is addressed in clause (iv) below), (2) Section 2.22(a) or (d) or Section 2.23(a) (which are addressed in clause (iv) below) and Section 2.23(f) (insofar as it solely relates to events causing an increase in the reserve requirements relating to loan repurchases) and Section 2.24 (which are addressed in clause (v) below)) or by Seller or in any document or certificate delivered pursuant hereto (it being understood that for purposes of this Section 11.02, any qualifications relating to materiality or “Material Adverse Effect” contained in any such representation or warranty (other than in the first sentence of Section 2.08) shall be disregarded), (ii) any nonfulfillment or breach of any covenant or agreement made by Seller in this Agreement or in any document or certificate delivered pursuant hereto, and (iii) the Restructuring Activities or any Liabilities relating to HRBMC or the operation of HRBMC prior to the Closing Date (except to the extent any such Losses are of a nature addressed pursuant to clause (v) below, in which case the Purchaser Indemnified Parties shall be indemnified pursuant to such clause, unless such Losses are also of a nature addressed pursuant to clause (iv)(A) below, in which case the Purchaser Indemnified Parties shall be indemnified pursuant to clause (iv) below and not clause (v)); (iv) (A) any misrepresentation of or inaccuracy in Section 2.22(a) or (d) or Section 2.23(a) in this Agreement (it being understood that for purposes of this clause (iv), any qualifications relating to materiality or “Material Adverse Effect” contained in any such representation or warranty shall be disregarded) in so far as it relates to origination or servicing of Loans or Receivables or any Action alleging a violation of Law or act of fraud or predatory lending or failure to disclose or meet borrower suitability standards by the Company or any of its Subsidiaries or any of its employees, representatives, agents or any other Person or entity acting on behalf of any such Person or the Business prior to the Closing (including, without limitation, any failure to obtain or comply with any Permit) in connection with the origination or servicing of Loans or Receivables and (B) any of the Actions listed (or required to be listed) in Section 2.10 of the Seller Disclosure

Schedule or other Actions against the Company or any of its Subsidiaries or the Business arising after the date hereof and prior to the Closing, in each case clause (A) and (B), to the extent that the sum of such Covered Losses exceeds (such excess, “Compliance/Actions Covered Losses”) the amount of reserves for such non-compliance or Actions incorporated in the final determination of Final Closing Tangible Net Assets pursuant to Section 1.04; provided, that, Seller shall only be obligated to indemnify and hold harmless the Purchaser Indemnified Parties from and against 75% of the first $10,000,000 of Compliance/Actions Covered Losses (it being understood and agreed that Seller shall be obligated to indemnify and hold harmless the Purchaser Indemnified Parties from and against 100% of all Compliance/Actions Covered Losses in excess of $10,000,000), (v) any Company Guarantee in respect of any sales of Loans or Receivables by the Company or any of its Subsidiaries prior to the Closing or any misrepresentation of or inaccuracy in Section 2.23(f) (insofar as it solely relates to events causing an increase in the reserve requirements relating to loan repurchases) and Section 2.24, but only to the extent that the Covered Losses of the Company and its Subsidiaries in respect of such Company Guarantees and/or arising from any such misrepresentation or inaccuracy exceed in the aggregate (such excess, the “Repurchase Obligation Covered Losses”) the sum of (A) the amount reflected as “Repurchase Liabilities” in the calculation of Final Closing Tangible Net Assets and (B) $5,000,000; provided, that, Seller shall only be obligated to indemnify and hold harmless the Purchaser Indemnified Parties from and against 75% of the first $50,000,000 of Repurchase Obligation Covered Losses (it being understood and agreed that Seller shall be obligated to indemnify and hold harmless the Purchaser Indemnified Parties from and against 100% of all Repurchased Obligation Covered Losses in excess of such dollar amount), and (vi) any failure to fund any Loans prior to Closing in violation of contractual obligations resulting from any change in the Company’s underwriting guidelines since January 31, 2007.
               (b) The Purchaser Indemnified Parties will not be entitled to assert any indemnification pursuant to Section 11.02(a)(i) after the expiration of the applicable survival period with respect to misrepresentations of or inaccuracies in the representations and warranties of Seller referenced in Section 11.01; provided, however, that if, on or prior to such expiration of the applicable survival period, a notice of claim will have been given to Seller in accordance with Section 11.04 (Procedures Relating to Indemnification) for such indemnification, the Purchaser Indemnified Parties will continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article XI.
               (c) Any indemnification of a Purchaser Indemnified Party pursuant to this Section 11.02 will be effected by wire transfer or transfers of immediately available funds from Seller to an account or accounts designated in writing by the applicable Purchaser Indemnified Party to Seller within 15 days following receipt from a Purchaser Indemnified Party of a written demand for indemnification in respect of Covered Losses, together with reasonable back-up documentation, unless Seller in good faith disputes in whole or in part the demand for reimbursement in which event the recipient of the indemnification claim shall so notify the Purchaser Indemnified Party and, following any Final Determination of such disputed claim, shall make payment within five Business Days thereof. A “Final Determination” is deemed to have occurred for purposes of this Article XI when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered into a final non-appealable order or judgment or (iii) an arbitration or similar panel shall have rendered a final, non-appealable determination with respect to disputes the Parties have agreed to submit thereto; provided, that to the extent an indemnified party is required to pay any Taxes, fees, fines, penalties or payments to any Governmental Authority in respect of a purported indemnified matter and a court of competent jurisdiction shall have entered into an order or judgment that, among other things, provides that the indemnified party is liable hereunder in respect of the claim, the indemnifying party shall be required to fund any such Taxes, fees, fines, penalties or payments due to the Governmental Authority at the time such decision or order is rendered; provided, however, that to the extent failure to pay any such Taxes, fees, fines, penalties or payments at the time demanded by such Governmental Authority could reasonably be expected to adversely effect such indemnified party in any material respect, then the indemnifying party shall be required to fund such Taxes, fees, fines, penalties or payments due at the time demanded by such Governmental Authority; provided, further, that to the extent there is a final non-appealable order or judgment holding that all or a portion of the Taxes, fees, fines, penalties or payments paid to such Governmental Authority were not required to be paid, the indemnified party shall reasonably cooperate with the indemnifying party in effort to obtain the remittance of such amount of Taxes, fees, fines, penalties or payments that were not required to be paid, and the indemnified party shall remit to the indemnifying party such Taxes, fees, fines, penalties or payments promptly upon reimbursement by the applicable Governmental Authority.
          11.03. Indemnification of Seller by Purchaser. (a) Except with respect to the matters specifically provided for in Section 7.04, from and after the Closing Date, Purchaser and its Affiliates will indemnify and save and hold harmless Seller and its Affiliates and their respective officers, directors, shareholders, partners, members, and employees and their heirs, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of: (i) any misrepresentation of or inaccuracy in any representation or warranty of Purchaser in this Agreement or in any document or certificate delivered pursuant hereto or (ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement or in any document or certificate delivered pursuant hereto.
               (b) The Seller Indemnified Parties will not be entitled to assert any indemnification in accordance with Section 11.03(a) after the expiration of the applicable survival period with respect to misrepresentations of or inaccuracies in the representations and warranties of Purchaser referenced in Section 11.01; provided, however, that if on or prior to the expiration of the applicable survival period, a notice of claim will have been given to Purchaser pursuant to Section 11.04 (Procedures Relating to Indemnification) for such indemnification, the Seller Indemnified Parties will continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article XI.
               (c) Any indemnification of a Seller Indemnified Party pursuant to this Section 11.03 will be effected by wire transfer or transfers of immediately available funds from Purchaser to an account or accounts designated by the applicable Seller Indemnified Party to Purchaser within 15 days following receipt by Purchaser from a Seller Indemnified Party of a written demand for indemnification in respect of Covered Losses, together with reasonable back-up documentation, unless Purchaser in good faith disputes in whole or in part the demand for reimbursement in which event the recipient of the indemnification claim shall so notify the Seller Indemnified Party and, following any Final Determination of such disputed claim, shall make payment within five Business Days thereof.
          11.04. Procedures Relating to Indemnification. (a) In order for an indemnified party to be entitled to any indemnification provided for under this Article XI in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such indemnified party of written notice of the Third-Party Claim (the “Claim Notice”); provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent, and solely to the extent, the indemnifying party’s defense or other rights available to it will have been actually prejudiced as a result of such failure. The indemnified party will deliver to the indemnifying party, within ten Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim. For the avoidance of doubt, all indemnifiable Taxes shall not be governed by this Section 11.04 and shall, instead, be governed by Section 7.04(c).
               (b) The indemnifying party will have twenty (20) days (or such lesser number of days as set forth in the Claim Notice as may be required by court proceeding in the event of a litigation matter) after receipt of the Claim Notice to notify the indemnified party that it desires to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the indemnified party, unless the indemnified party has notified the indemnifying party that it has determined in good faith that (i) there is a reasonable probability that such claim may adversely effect it or its Affiliates in any material respect (other than the payment of money damages in an amount that does not exceed the Cap), (ii) a conflict of interest exists in respect of such claim, (iii) there are specific defenses available to the indemnified party that are different from or additional to those available to the indemnifying party and that could be adverse to the indemnifying party; and (iv) the claim involves money damages in an amount in excess of the Cap. If the indemnifying party assumes the defense of the Third-Party Claim, it shall have conclusively established its obligation to indemnify the indemnified party with respect to such Third-Party Claim.

               (c) If the indemnifying party assumes such defense, the indemnified party will have the right to participate in the defense thereof and to employ counsel, at its own expense except that such counsel shall be at the expense of the indemnifying party in the instances specified in clauses (i), (ii), (iii) or (iv) of Section 11.04(b)) separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party will control such defense. The indemnifying party will be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof.
               (d) If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto will cooperate in the defense or prosecution thereof. Such cooperation will include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and the use of commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. All reasonable out-of-pocket costs incurred by an indemnified party in connection with any such cooperation shall constitute “Covered Losses” for purposes of this Article XI. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party will not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). The indemnifying party shall not admit any liability or wrongdoing with respect to, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third-Party Claim without the prior written consent of the indemnified party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or settlement involves only the payment of money damages all of which will be borne by the indemnifying party in accordance with its indemnification obligations hereunder and does not (i) impose an injunction or other equitable relief upon the indemnified party, or (ii) involve any admission of liability or wrongdoing by the indemnified party or its Affiliates or (iii) otherwise involve any other remedy materially adverse to the indemnified party.
               (e) If any indemnified party desires to assert any claim for indemnification provided for under this Article XI other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party will notify the indemnifying party in writing, and in reasonable detail (taking into account the information actually known by such indemnified party as of the notification date), of such claim promptly after becoming aware of the existence of such claim; provided, however, that the failure of an indemnified party to notify the indemnifying party will relieve the indemnifying party from its obligation to indemnify only to the extent that the indemnifying party is actually and materially prejudiced as a result of such failure.
               (f) If the indemnifying party (i) elects not to defend the indemnified party against a Third-Party Claim, whether by not giving the indemnified party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the

Third-Party Claim as a result of the indemnified party’s election to defend the Third-Party Claim as provided in Section 11.04(b), or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten days after receiving written notice from the indemnified party to the effect that the indemnifying party has so failed, the indemnified party shall have the right but not the obligation to assume its own defense; it being understood that the indemnified party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. Unless and until an indemnifying party assumes the defense of a Third-Party Claim, the indemnified party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate at the expense of the Indemnifying Party, subject to Section 11.04(d).
          11.05. Limitations on Indemnification. (a) Seller will have no liability for indemnification pursuant to clause (i) of Section 11.02(a) or, but solely in respect of Non-Income Taxes, Section 7.04(a) with respect to:
                    (i) Covered Losses for which indemnification is provided thereunder unless such Covered Losses exceed in the aggregate an amount equal to 1.0% of the Final Closing Tangible Net Assets (the “Deductible”), in which case Seller will be liable for all such Covered Losses in excess of such amount (subject to the other limitations set forth in this Agreement, including those set forth in clause (ii) of this Section 11.05(a)); provided, however, that the Deductible shall not apply to the representations and warranties contained in Sections 2.01 (Organization), 2.02 (Authority; Enforceability), or 2.05 (Ownership of Shares), or 2.06 (Capitalization), or
                    (ii) Covered Losses for which indemnification is provided thereunder to the extent that such Covered Losses exceed in the aggregate an amount equal to $250,000,000 (the “Cap”), in which case Seller will not be liable for the portion of such Covered Losses in excess of such amount; provided, however, that the Cap shall be the Purchase Price with respect to the representations and warranties contained in Sections 2.01 (Organization), 2.02 (Authority; Enforceability), 2.05 (Ownership of Shares) or 2.06 (Capitalization).
               (b) Purchaser will have no liability for indemnification pursuant to clause (i) of Section 11.03(a) with respect to:
                    (i) Covered Losses for which indemnification is provided thereunder unless such Covered Losses exceed in the aggregate the Deductible, in which case Purchaser will be liable for all such Covered Losses in excess of such amount (subject to the other limitations set forth in this Agreement, including those set forth in clause (ii) of this Section 11.05(b)); provided, however, that the Deductible shall not apply to the representations and warranties contained in Sections 3.01 (Organization) or 3.02 (Authority; Enforceability); or
                    (ii) Covered Losses for which indemnification is provided thereunder to the extent that such Covered Losses exceed in the aggregate an amount equal to the Cap, in which case Purchaser will not be liable for the portion of such

Covered Losses in excess of such amount; provided, however, that the Cap shall be the Purchase Price with respect to the representations and warranties contained in Sections 3.01 (Organization) or 3.02 (Authority; Enforceability).
               (c) No indemnified party will be entitled to recover from an indemnifying party more than once in respect of the same Covered Loss.
               (d) For the avoidance of doubt, losses relating to Income Taxes and Transfer Taxes indemnified under Section 7.04 shall not be subject to the limitations of Section 11.05.
          11.06. Exclusive Remedy. Except as otherwise provided in Article VII, this Article XI will be the exclusive remedy of the parties hereto following the Closing for any losses arising out of any misrepresentation or breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement or any document or certificate delivered pursuant hereto, except for (a) any fraudulent breach, (b) a party’s right to specific performance under this Agreement or (c) as otherwise provided in this Agreement. In furtherance of the foregoing, each of the parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other parties hereto, arising under or based upon any Law (including CERCLA and other Environmental Laws), other than the right to seek indemnity pursuant to this Article XI.
          11.07. Adjustments of Purchase Price. Any indemnification payments made pursuant to Articles VII and XI shall be deemed to be adjustments of Purchase Price, to the extent permitted by the Code.
XII. MISCELLANEOUS
          12.01. Definitions. The following terms, as used herein, have the following meanings:
     “2006 Audited Financial Statements” has the meaning set forth in Section 2.07(a).
     “2007 Audited Financial Statements” has the meaning set forth in Section 4.02(b)(iii).
     “2007 Financial Statements” means the 2007 Audited Financial Statements and the 2007 Unaudited Financial Statements.
     “2007 Unaudited Financial Statements” has the meaning set forth in Section 4.02(b)(iv).
     “338(h)(10) Acquired Company” has the meaning set forth in Section 7.05(b).
     “338(h)(10) Amount” has the meaning set forth in Section 7.05(c).

     “338(h)(10) Election” has the meaning set forth in Section 7.05(b).
     “Accounting Firm” has the meaning set forth in Section 1.04(c).
     “Accounting Principles” has the meaning set forth in Section 1.04(a)(viii).
     “Acquiring Party” means the Party that acquires the portion of the Business that is the subject of the Sale Transaction.
     “Acquisition Financing” has the meaning set forth in Section 3.05.
     “Acquisition Transaction” means any acquisition or purchase by the Company or any of its Subsidiaries of any business or Person or any material assets or securities thereof (whether by merger, stock purchase, asset purchase, consolidation or similar transaction), other than purchases of mortgage loans in the ordinary course of business
     “Action” means any civil, criminal or administrative claim, demand, action, suit, proceeding (public or private), investigation, hearing litigation, prosecution, arbitration, mediation, SEC “Wells” process or audit by or before any Governmental Authority.
     “Adjustment Fraction” means, with respect to any Specified Line Item, a fraction equal to (x) the Applicable Determination of such Specified Line Item, over (y) the estimated book value of such Specified Line Item as of the Applicable Estimation Date.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Affiliate Transaction” has the meaning set forth in Section 2.18(a).
     “Agreement” has the meaning set forth in the Preamble.
     “Applicable Determination” means the average of the Initial Pre-Closing Determinations in the case of the Initial Estimate Statement and the average of the Pre-Closing Determinations in the case of the Estimate Statement; provided, that in the case of Beneficial Interests in Trust, the term has the meaning set forth in the Closing Balance Sheet Methodologies Schedule under the heading “Beneficial Interest in Trust.”
     “Applicable Estimation Date” means the Initial Estimate Date in the case of the Initial Estimate Statement and the Estimate Date in the case of the Estimate Statement.
     “Applicable Requirements” means, with respect to the Company and its Subsidiaries: (A) all obligations under any Material Contracts pertaining to the origination, sale and/or servicing of Loans, (B) all Laws and Orders pertaining to the origination, sale and/or servicing of Loans applicable to the Company or any of its Subsidiaries and (C) the Company Loan Policies and all other applicable requirements, handbooks, manuals and guidelines of the Company and its Subsidiaries.
     “April 30 Pro Forma Financial Statements” has the meaning set forth in Section 4.02(b)(iii).
     “Asset Allocation Statement” has the meaning set forth in Section 7.05(d).
     “Balance Sheet Date” has the meaning set forth in Section 2.07(a).
     “BIT Requirement Loans” has the meaning set forth in Section 9.02(d)(iii).
     “Business” means the origination, purchase, sale and servicing of residential mortgage loans as presently conducted by the Company and its Subsidiaries (excluding any business conducted by HRBMC).
     “Business Combination” means any Acquisition Transaction or Sale Transaction.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
     “Calculation Period” means the 18-month period immediately following the Closing.
     “Calculation Period End Date” means the last day of the 18th month immediately following the Closing.
     “Cap” has the meaning set forth in Section 11.05(a)(ii).
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.
     “Claim Notice” has the meaning set forth in Section 11.04(a).
     “Closing” has the meaning set forth in Section 1.03(a).
     “Closing Balance Sheet Methodologies Schedule” has the meaning set forth in Section 1.04 (a)(i).
     “Closing Date” has the meaning set forth in Section 1.03(a).
     “Closing Date Cash Payment” has the meaning set forth in Section 1.02.
     “Closing Tangible Net Assets” means the Tangible Net Assets of the Company and its Subsidiaries (adjusted to exclude HRBMC and all noneconomic residuals) as of 11:59 PM (Eastern Standard Time) on the day immediately preceding the Closing Date.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the Recitals.
     “Company Employee Plan” has the meaning set forth in Section 2.12(a)(ii).
     “Company Guarantees” means all guarantees, surety bonds, covenants, indemnities, representations and warranties, obligations to repurchase (including obligations to repurchase arising out of borrower fraud), letters of credit, letters of comfort, commitments and similar credit assurances provided by the Company or any of its Subsidiaries.
     “Company Intellectual Property” means all Intellectual Property owned by the Company or any Subsidiary.
     “Company Loan Policies” has the meaning set forth in Section 2.22(d).
     “Compliance/Actions Covered Losses” has the meaning set forth in Section 11.02(a).
     “Confidential Information” has the meaning set forth in Section 4.02(d).
     “Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or arrangement, whether written or oral.
     “Covered Loss” means any and all losses, Liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Action and any D&O Required Payments), reasonable costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action) (collectively, “Losses”), arising under, out of or in connection with any matter that is the subject of indemnification pursuant to: (a) Article XI (disregarding any of the cost-sharing principles or thresholds set forth in Section 11.02(a)(iv) or (v) or (b) solely in respect of Non-Income Taxes, Section 7.04(a)); provided, however, that Covered Loss excludes (i) any loss or Liability having an aggregate value of less than $100,000, (ii) any loss or Liability that has been reflected in the calculation of the Final Closing Tangible Net Assets, but solely to the extent of such reserve; provided, that such loss or Liability has resulted in an adjustment of the Purchase Price in favor of the indemnified party or its affiliates as finally determined pursuant to Section 1.4, (iii) any punitive, exemplary, consequential or similar damages and any diminution in value or lost profit, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim or in the case of consequential or similar damages (other than punitive damages) or any loss of anticipated or future business or profits, to the extent reasonably foreseeable. The amount of any Covered Loss subject to indemnification hereunder shall be calculated net of any insurance proceeds received by the indemnitee on account of such Covered Loss net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds. The indemnitee shall use commercially reasonable efforts to (i) seek full recovery from any third parties and under all insurance policies covering any Covered Loss and (ii) use commercially reasonable efforts to mitigate any actual Covered Loss, in each case to the same extent as it would if such Covered Loss were not subject to indemnification pursuant to the terms of this Agreement. In the event that insurance proceeds are received by the indemnitee with respect to any Covered Loss for which it has received indemnification proceeds hereunder, then a refund equal to the net amount of the recovery shall be made promptly to the indemnitor that provided such indemnification to the indemnitee; provided, that the indemnified party shall not be required to refund any amount in excess of the indemnification proceeds received from the indemnifying party.
     “Current Warehouse Facilities” means the Warehouse Facilities of the Company and its Subsidiaries listed (or required to be listed) on Section 2.16(a)(viii) of the Seller Disclosure Schedule.
     “D&O Required Payments” means any payments required to be made to any present or former employee, officer or director of the Company or its Subsidiaries in respect of any Losses incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Closing (and whether asserted or claimed prior to, at or after the Closing) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer, employee of the Company or any of Subsidiary, including the transactions contemplated by this Agreement or served as a fiduciary under, or with respect to, any Employee Plan at any time maintained by or contributed to by the Company or any of its Subsidiaries.
     “Data Room” means that certain virtual data room relating to the Company established by Seller and its Affiliates through WebEx WebOffice as such data room existed on the Business Day immediately preceding the date of this Agreement.
     “Deductible” has the meaning set forth in Section 11.05(a)(i).
     “Derivative Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, emissions allowances, renewable energy credits, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions on any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
     “Disclosure Schedules” has the meaning set forth in Section 12.12.
     “Divestment Activities” has the meaning set forth in Section 4.05(c).

     “Domain Names” means Internet electronic addresses, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
     “Earnout Amount” means the lower of (i) 50% of the Net Income during the Calculation Period and (ii) $300,000,000.
     “Earnout Methodologies” has the meaning set forth in Section 1.05(a)(i).
     “Earnout Statement” has the meaning set forth in Section 1.05(a)(ii).
     “Earnout Termination Payment” means, with respect to a Sale Transaction, the amount equal to (i) the Earnout Amount calculated for the period from the Closing Date to the applicable Business Combination Closing Date plus (ii) solely to the extent such Earnout Amount is less than $300,000,000, the Pro Rata Sale Profit; provided, that in no event shall the Earnout Termination Payment exceed $300,000,000.
     “Employee” means any individual who, as of the Closing, is actively employed (whether full- or part-time) by the Company or any Subsidiary or any such individual who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing.
     “Employee Plans” has the meaning set forth in Section 2.12(a)(i).
     “Environment” means any ambient, air, surface water, drinking water, groundwater, land surface (whether below or above water), and subsurface strata.
     “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Authority threatening or alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Substances at any location, whether or not owned or operated by the Company or any of the Subsidiaries, or (b) any violation of any Environmental Law.
     “Environmental Laws” means any Law relating to: (i) protection and reclamation of the Environment, (ii) exposure of employees or third parties to any Hazardous Substances, (iii) any Release or threatened Release of any Hazardous Substances, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, or (iv) the management of any Hazardous Substances, including the disposal, storage, treatment, transport, or recycling of any Hazardous Materials.
     “Environmental Liabilities” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Substances from or onto any property presently or formerly owned by the Company and the Subsidiaries.
     “Environmental Permits” has the meaning set forth in Section 2.17(a).
     “EPD” has the meaning set forth in Section 4.02(b)(ii).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Estimate Date” has the meaning set forth in Section 1.04(a)(ix).
     “Estimate Statement” has the meaning set forth in Section 1.04(a).
     “Estimated Closing Tangible Net Assets” has the meaning set forth in Section 1.04(a).
     “Estimated Tangible Net Assets Shortfall” means the amount, if any, by which the Target Tangible Net Assets exceeds the Estimated Closing Tangible Net Assets.
     “Estimated Tangible Net Assets Surplus” means the amount, if any, by which the Estimated Closing Tangible Net Assets exceeds the Target Tangible Net Assets.
     “Estimated Value” means, with respect to any Specified Line Item required to be set forth on the Initial Estimate Statement or the Estimate Statement, as the case may be, the product of (x) the estimated book value of such Specified Line Item as at the Closing Date, and (y) the applicable Adjustment Fraction.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Group Health Plan” has the meaning set forth in Section 8.01(c).
     “Fair Market Value” has the meaning set forth in Section 1.04 (a)(iii).
     “Final Cash Payment” has the meaning set forth in Section 1.04(d).
     “Final Closing Tangible Net Assets” has the meaning set forth in Section 1.04(b)(iii).
     “Final Determination” has the meaning set forth in Section 11.02(c).
     “Final Earnout Amount” has the meaning set forth in Section 1.05(a)(ii).

     “Final Earnout Termination Payment” has the meaning set forth in Section 1.05(f)(ii).
     “Final Residuals” means any “Residuals” reflected on the Final Statement.
     “Final Statement” has the meaning set forth in Section 1.04(b)(iii).
     “Final Tax Determination” means (i) a closing agreement, settlement agreement or similar agreement settling a Tax Proceeding entered into among the Seller, the Company and the IRS between or (ii) a final non-appealable order or judgment rendered by a court of competent jurisdiction concluding a Tax Proceeding.
     “Financial Statements” has the meaning set forth in Section 2.07(a).
     “Financing Commitments” has the meaning set forth in Section 3.05.
     “Financing Facilities” has the meaning set forth in Section 4.01(g).
     “Former Employees” has the meaning set forth in Section 8.01(a).
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “General Enforceability Exceptions” has the meaning set forth in Section 2.02.
     “Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).
     “Greenwich Facility Guarantee” means the Guaranty, dated as of April 1, 2001, of H&R Block, Inc. in favor of Wells Fargo Bank Minnesota, National Association under that certain Indenture, dated as of April 1, 2001, between Option One Owner Trust 2001-1A and Wells Fargo Bank Minnesota, National Association, and the Noteholders parties thereto.
     “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant“ as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act, as amended (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended and including, any petroleum product or byproduct, radioactive material, asbestos, and polychlorinated biphenyls (or PCBs).
     “HRBMC” means H&R Block Mortgage Corporation, a Massachusetts corporation.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “HSR Clearance” has the meaning set forth in Section 6.02(a).
     “HSR Filing” has the meaning set forth in Section 6.02(a).
     “Income Taxes” means any taxes imposed by a Taxing Authority on or measured by net income (or in the case of Texas, gross receipts), or any franchise taxes imposed in lieu thereof, including any interest, penalties or additions to tax attributable to such Taxes.
     “Indebtedness” means, without duplication, (i) any indebtedness for borrowed money, whether secured or unsecured, or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, or are liabilities in respect of mandatorily redeemed or purchasable capital stock or securities convertible into capital stock; (iii) any obligations as lessee under capital leases, (iv) obligations under conditional sale or other title retention agreement relating to property purchased by such Person, (v) obligations under Derivative Contracts (valued at the termination value thereof), (vi) any guaranty of any of the foregoing (including with respect to any third party) and (vii) any fees, penalties, premiums (in the case of prepayments or otherwise) or accrued and unpaid interest with respect to the foregoing.
     “Initial Estimate Date” has the meaning set forth in Section (1.04(a)(iii).
     “Initial Estimate Statement” has the meaning set forth in Section 1.04(a)(viii).
     “Initial Pre-Closing Determination” has the meaning set forth in Section 1.04(a)(iii).
     “Insurer” means (i) a Person who insures or guarantees all or any portion of the risk of loss on any Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Loan or related mortgaged real property.
     “Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, and logos, Domain Names and other indicia of origin, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software, technical information, IT Systems and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; moral and economic rights or authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.
     “Intercompany Credit Agreement” means that certain Credit Agreement dated April 30, 2006 by and between Seller and the Company, and any successor agreement or any other agreement that provides for H&R Block, Inc. or any Affiliate of H&R Block, Inc. to make loans or extend credit to the Company or any of its Affiliates.
     “Intercompany Indebtedness” means all Indebtedness owed by, or to, the Company and the Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and the Subsidiaries), on the other hand.
     “Interim Monthly Financial Statements” has the meaning set forth in Section 4.02(b)(ii).
     “Investment Bank” has the meaning given in the Closing Balance Sheet Methodologies Schedule.
     “Investor” means any Person who owns or holds Loans, or servicing rights related thereto, sold by the Company or any Subsidiary.
     “IRS” means the United States Internal Revenue Service.
     “IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, networking, account management, inventory management and other such applications, software, hardware, equipment and services (including all applications and software installed on all hardware and equipment), and all documentation related to the foregoing.
     “January 31 Pro Forma Financial Statements” has the meaning set forth in Section 2.07(a).
     “JPM Facility Guarantee” means the Guaranty, dated as of August 8, 2003, made by Parent in favor of Wells Fargo Bank Minnesota, N.A., as indenture trustee under the Indenture, dated as of August 8, 2003, between Option One Owner Trust 2003-4 and the indenture trustee, and the noteholders defined therein.
     “Knowledge” means the actual knowledge, after due inquiry, of (i) with respect to Seller, any person listed in Section 12.01(d) of the Seller Disclosure Schedule, and (ii) with respect to Purchaser, of any officer of Purchaser.
     “KPMG” has the meaning set forth in Section 4.02(b)(v).
     “Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Order.
     “Leased Real Property” has the meaning set forth in Section 2.14(b).

     “Leases” has the meaning set forth in Section 2.14(b).
     “Lending Policies” means the written policies and procedures used by the Company and the Subsidiaries in the origination, administration and servicing of the Loans.
     “Liability” means any direct or indirect liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, asserted or unasserted, vested or unvested, executory, determined, determinable or otherwise, whenever and however arising (including whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP).
     “Licensed Intellectual Property” means all Intellectual Property that the Company or any Subsidiary is licensed or otherwise permitted by other Persons to use.
     “Lien” means any security interest, pledge, mortgage, lien (including liens imposed by Law, such as but not limited to, mechanics’ liens), charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of first refusal, encumbrance, right of way or other encumbrance of any kind, other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.
     “Loan Documents” means the documents relating to Loans required by Applicable Requirements to document and service the Loans, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.
     “Loan Purchaser” has the meaning set forth in Section 2.16(a)(x).
     “Loan Sale” has the meaning set forth in Section 2.16(a)(x).
     “Loans” means any loan, loan agreement, note, borrowing arrangement or extension of credit, including letters of credit, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.
     “Material Adverse Effect” means an event, change, occurrence, fact, variation, development or circumstance having or resulting in, or that could be reasonably be expected to have or result in, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any such effect resulting or arising from any of the following matters will not be considered when determining whether a Material Adverse Effect has occurred or could be reasonably be expected to occur: (i) any conditions in the United States general economy or the general economy in which the Company and its Subsidiaries operate;

(ii) political conditions including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iii) any conditions resulting from natural disasters; (iv) compliance by Seller with its covenants and agreements contained in this Agreement (but nothing in this clause shall affect Seller’s representations and warranties in this Agreement or Purchaser’s rights under Article XI with respect thereto); (v) the failure of the financial or operating performance of the Company and Subsidiaries, taken as a whole, to meet internal projections or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for failure to meet such projections or budgets may be considered); (vi) any action taken or omitted to be taken by or at the written request or with the written consent of Purchaser (including the completion of the Restructuring Activities); (vii) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated hereby or the identity of the Purchaser (including any employee departures); (viii) changes in any Laws or GAAP; or (ix) any action that is expressly permitted to be taken by Parent or its Affiliates pursuant to Section 9.02(d)(ii) of the Seller Disclosure Schedule (but nothing in this clause (ix) shall exclude any adverse effect resulting from any such action from being taken into account for purposes of determining whether a Material Adverse Effect has occurred or could be reasonably be expected to occur)); provided, further, that with respect to clauses (i), (ii), (iii), or (viii), such event, change or occurrence shall be considered to the extent that it disproportionately affects the Company and its Subsidiaries as compared to businesses of similar size operating in the same industries and geographic areas as the Company and its Subsidiaries operate.
     “Material Contracts” has the meaning set forth in Section 2.16(a).
     “Most Recent Balance Sheet” has the meaning set forth in Section 2.07(a).
     “MSR Tapes” has the meaning set forth in Section 1.04(a)(iv).
     “MSR Valuation Firm” has the meaning set forth in Section 1.04(a)(iv).
     “MSR Valuations” has the meaning set forth in Section 1.04(a)(v).
     “Names” means the trade names, service marks, and trademarks owned or licensed by Seller, and any variations and derivatives thereof, but excluding the Company Intellectual Property.
     “Net Income” means the amount equal to (i) the net income of the Company and its Subsidiaries, less (ii) Servicing Net Income, in each case, as reported in accordance with U.S. GAAP, subject to the Earnout Methodologies, plus (iii) the difference between (A) the fair market value as of the Calculation Period End Date of any Loans held in the Company’s Warehouse Facilities that were originated prior to the 75th day immediately preceding the Calculation Period End Date and (B) the book value of such Loans as of the Calculation Period End Date; provided, that “Net Income” shall not include any income arising from any Final Residuals or any impairment charges taken in respect of any such Final Residuals; provided, further, that for purposes of calculating the net income derived by the Company and its Subsidiaries from the BIT Requirement Loans held by the Company and its Subsidiaries immediately following the Closing, the book value of such BIT Requirement Loans shall be deemed to be the value for such BIT Requirement Loans as set forth on the Final Statement and not the book value ascribed to such BIT Requirement Loans according to U.S. GAAP on the opening balance sheet of the Company.
     “Non-Income Taxes” means any Taxes other than Income Taxes and Transfer Taxes.
     “OOMC Branches” means the branch offices of the Company or any of its Subsidiaries, disregarding any branch offices acquired pursuant to any Acquisition Transaction or any branch offices of another Person combined with the Company or any of its Subsidiaries in connection with any Sale Transaction.
     “Order” has the meaning set forth in Section 9.01(b).
     “Other Regulatory Approvals” has the meaning set forth in Section 9.02(h).
     “Owned Real Property” has the meaning set forth in Section 2.14(a).
     “Parent” has the meaning set forth in the Preamble.
     “Pending Federal Tax Matters” means the IRS audits and the Company’s requests to the IRS for changes in accounting method listed on Section 2.09 of the Seller Disclosure Schedule.
     “Permits” has the meaning set forth in Section 2.11.
     “Permitted Liens” means: (i) Liens that relate to Taxes imposed upon the Company or the Subsidiaries that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made, in each case, in an amount that would not be material; (ii) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) mechanics’, carriers’, workers’, repairers’ and similar Liens imposed upon the Company or the Subsidiaries arising or incurred in the ordinary course of business; (v) the effect of zoning, entitlement and other land use and Environmental Laws; (vi) imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property; (vii) any utility company or Governmental Authority rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Real Property or other general easements granted to Governmental Authorities in the ordinary course of developing or operating any Real Property; (viii) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway or other matters which would be shown by a current, accurate survey or physical inspection of any Real Property; provided, however, that in the case of clauses (v) through (viii), none of the foregoing materially interfere with the use or occupancy of such Real Property in the operation of the Business taken as a whole, individually or in the aggregate, would reasonably be expected to have a Materially Adverse Effect on the continued use of the property in a manner; (ix) Liens existing in connection with any Warehouse Facilities of the Company or any of the Subsidiaries, and (x) any matters disclosed any title commitment procured by Purchaser or of record.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
     “Pipeline Tapes” has the meaning set forth in Section 1.04(a)(vi).
     “Pipeline Valuations” has the meaning set forth in Section 1.04(a)(vii).
     “PMI” means the default insurance provided by private mortgage insurance companies.
     “Post-Closing Straddle Period” has the meaning set forth in Section 7.03(b).
     “Post-Closing Tax Period” means all taxable periods beginning after the Closing Date.
     “Pre-Closing Determination” has the meaning set forth in Section 1.04(a)(ix).
     “Pre-Closing Straddle Period” has the meaning set forth in Section 7.03(b).
     “Pre-Closing Tax Period” means all taxable periods or portions thereof ending on or before the Closing Date.
     “Pro Forma Financial Statements” has the meaning set forth in Section 2.07(a).
     “Pro Rata Sale Profit” means, with respect to a Sale Transaction, the product of (i) 50% of the Sale Profit and (ii) the fraction obtained by dividing (A) the number of days remaining in the Calculation Period calculated from the applicable Business Combination Closing Date into (B) 548.
     “Purchase” has the meaning set forth in Section 1.01.
     “Purchase Allocation Fraction” means the fraction equal to the amount of proceeds allocated to the origination platform business of the Company and its Subsidiaries in connection with the Sale in accordance with Section 7.05 divided by the total amount of proceeds allocated to the assets of the Business sold in the Purchase in accordance with Section 7.05.
     “Purchase Price” has the meaning set forth in Section 1.02.

     “Purchaser” has the meaning set forth in the Preamble.
     “Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchase to Seller prior to the execution and delivery of this Agreement.
     “Purchaser’s Flexible Spending Account Plan” has the meaning set forth in Section 8.01(f).
     “Purchaser Group Health Plan” has the meaning set forth in the Section 8.01(c).
     “Purchaser Indemnified Parties” has the meaning set forth in Section 11.02(a).
     “Real Property” has the meaning set forth in the Section 2.14(c).
     “Receivable” means (i) a Loan or right to payment which is secured by a Lien on or other interest in real or personal property, (ii) any debt or equity security (including a participation certificate) that represents an interest in (or represents an ownership interest in, or a debt obligation of, a Person which owns, directly or indirectly) a pool of instruments described in clause (i) above, or (iii) an interest in servicing or other rights, relating to clause (i) or (ii) above.
     “Reference Rate” means the rate per annum equal to the “Prime Rate” as published in The Wall Street Journal, Eastern Edition.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment.
     “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, or evaluate Hazardous Substances in the Environment, (ii) prevent or minimize a Release or threatened Release of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the Environment, or (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities.
     “REO” means a real property, together with any improvements thereon, securing a mortgagor’s indebtedness under a mortgage loan and that was acquired by the Company or the Subsidiaries as a result of the foreclosure, liquidation or other termination or settlement of such mortgage loan.
     “Representatives” has the meaning set forth in Section 4.02(d).
     “Repurchase Obligation Covered Losses” has the meaning set forth in Section 11.02(a).
     “Required Regulatory Approvals” has the meaning set forth in Section 2.04(a).
     “Required Third Party Consents” has the meaning set forth in Section 2.04(b).

     “Restructuring Activities” has the meaning set forth in Section 4.05(d).
     “Restructuring Plan” has the meaning set forth in Section 4.05(d).
     “Sale Allocation Fraction” means, in connection with a Sale Transaction, the fraction equal to the amount of proceeds allocated to the origination platform business of the Company and its Subsidiaries divided by the total amount of proceeds allocated to the assets of the Business sold in the Sale Transaction, in each case, pursuant to the definitive transaction documents; provided, that if the definitive transaction documents do not allocate such values, then the term “Sale Allocation Fraction” shall mean the fraction equal to the fair market value of such origination platform business as at the applicable Business Combination Closing Date (as determined by an independent investment bank retained by Purchaser) divided by the fair market value of all assets of the Business sold in the Sale Transaction as at the applicable Business Combination Closing Date.
     “Sale Profit” means:
     (i) with respect to a Sale Transaction pursuant to which all or substantially all of the assets of, or all of the outstanding capital stock of, the Company and its Subsidiaries is sold, the amount equal to (A) the proceeds received by the Company and its Subsidiaries (or Purchaser, in the case of a stock sale) in such Sale Transaction, minus (B) the transaction expenses incurred by the Company and its Subsidiaries (or Purchaser, in the case of a stock sale) in such Sale Transaction, minus (C) the amount of the Final Cash Payment, minus (D) the transaction expenses incurred by Purchaser in connection with the Purchase, minus (E) the amount of capital (debt or equity) funded into the Business on or after the Closing (including Direct Capital and Other Third Party Debt) in existence as of the Business Combination Closing Date, less any such debt assumed by the Acquiring Party, and less any repayments or returns of capital paid to Purchaser or any of its Affiliates in respect of such capital on the Business Combination Closing Date; and
     (ii) with respect to any other Sale Transaction described in Section 1.05(e), the amount equal to (A) the product of (x) the proceeds received by the Company and its Subsidiaries (or Purchaser, in the case of a stock sale) in such Sale Transaction and (y) the Sale Allocation Fraction, minus (B) the product of (x) the transaction expenses incurred by the Company and its Subsidiaries (or Purchaser, in the case of a stock sale) in such Sale Transaction and (y) the Sale Allocation Fraction, minus (C) the amount of the Final Cash Payment allocated to the origination platform business of the Company and its Subsidiaries consistent with Section 7.05, minus (D) the product of (x) the transaction expenses incurred by Purchaser in connection with the Purchase and (y) the Purchase Allocation Fraction, minus (E) the amount of Excess Capital as at the applicable Business Combination Closing Date without deduction for the Excess Capital Threshold.

     “Sale Transaction” means any sale on a going concern basis of more than 20% (based on book value as of the Closing Date) of the origination platform assets of the Company and its Subsidiaries, taken as a whole, in one transaction or a series of related transactions, whether by merger, consolidation, recapitalization, sale of assets or otherwise, excluding any sale of mortgage loans in the ordinary course of business.
     “Securitization” means a public or private sale or other transfer of Receivables or interests therein, including any transactions involving the sale of Receivables to a Securitization Trust.
     “Securitization Trust” means any Person which has been established for the purpose of issuing debt or equity securities in connection with any Securitization.
     “Seller” has the meaning set forth in the Preamble.
     “Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser prior to the execution and delivery of this Agreement.
     “Seller Employee Plan” has the meaning set forth in Section 2.12(a)(ii).
     “Seller Guarantees” means all guarantees, surety bonds, covenants, indemnities, letters of credit, letters of comfort and similar credit assurances provided by Parent or any of its Affiliates (other than the Company or any Subsidiaries) that relate exclusively or primarily to the Business.
     “Seller Indemnified Parties” has the meaning set forth in Section 11.03(a).
     “Seller Retirement Plan” has the meaning set forth in Section 8.01(e).
     “Seller Tax Returns” has the meaning set forth in Section 7.03(c)(ii).
     “Seller’s Earnout Objection” has the meaning set forth in Section 1.05(b).
     “Seller’s Flexible Spending Account Plan” has the meaning set forth in Section 8.01(f).
     “Seller’s Objection” has the meaning set forth in Section 1.04(c).
     “Seller’s Termination Payment Objection” has the meaning set forth in Section 1.05(g).
     “Servicer Downgrade” has the meaning set forth in Section 9.02(d)(i) of the Seller Disclosure Schedule.
     “Servicing Agreement” has the meaning set forth in Section 2.16(a)(xiii).
     “Servicing Net Income” means the (i) revenues derived by the servicing platform and servicing assets of the Company and its Subsidiaries less (ii) the expenses attributable to the servicing platform and servicing assets of the Company and its

Subsidiaries (which shall include an allocation of the corporate overhead of the Company and its Subsidiaries, based on the same methodology used for allocating corporate overhead in the valuation of Eligible Servicing Rights set forth on Annex C of Exhibit A), as reported in accordance with U.S. GAAP, subject to the Earnout Methodologies.
     “Shares” has the meaning set forth in the Recitals.
     “Specified Line Items” means each of the following line items in respect of the Company and its Subsidiaries: Mortgage Loans Held for Sale – Net of Loss Reserves, Beneficial Interests in Trust and Residuals – Available for Sale and Held for Trade.
     “Straddle Period” has the meaning set forth in Section 7.03(b).
     “Subject Branch” means any branch office of the Company or any of its Subsidiaries that is acquired pursuant to a Sale Transaction.
     “Subsidiaries” means the direct and indirectly owned subsidiaries of the Company (each, a “Subsidiary”).
     “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person; provided, that to the extent under applicable Law any other Person constitutes a “subsidiary” of the Company or any of the Company’s subsidiaries, such Person shall be deemed to be a “subsidiary” of the Company for purposes of this Agreement.
     “Tangible Net Assets” means (i) the sum of “Cash,” “Cash – Restricted,” “Mortgage Loans Held for Sale, Net of Loss Reserves,” “Beneficial Interest in Trust,” “Residuals – Available for Sale,” “Residuals – Held for Trade,” “Mortgage Servicing Rights,” “Property, Plant and Equipment,” “Servicing and Related Assets”, “Mortgage Loans Held for Investment,” “Other Real Estate Owned,” “Pipeline Mortgage Loans,” and “Other Assets,” less (ii) the sum of “Repurchase Liability,” “Borrowings and Due to Warehouse,” and “Other Liabilities.” Each of the capitalized terms in clauses (i) and (ii) of the preceding sentence have meanings consistent with the meanings given to such terms in the Target Tangible Net Assets Statement. Notwithstanding anything to the contrary herein, the calculation of Tangible Net Assets will not include any Intercompany Indebtedness, Deferred Tax Asset, Deferred Tax Liability or any liabilities or assets related to Taxes or other matters which Seller has agreed to pay or provide indemnity hereunder.
     “Tapes” has the meaning set forth in Section 1.04(a)(ii).
     “Target Tangible Net Assets” means $1,269,027,000.

     “Target Tangible Net Assets Statement” means the unaudited statement of Tangible Net Assets of the Company and its Subsidiaries (adjusted to exclude HRBMC and all noneconomic residuals) as of the Balance Sheet Date set forth on Section 1.04(a)(i) of the Seller Disclosure Schedule.
     “Tax” means all taxes, fees, levies or other assessments imposed by a Taxing Authority, including income, gross receipts, excise, real and personal property, municipal, capital, sales, use, transfer, license, payroll and franchise taxes, and such term will include any interest, penalties, or additions to tax attributable to such taxes, fees, levies or other assessments.
     “Tax Asset” means any net operating loss, net capital loss, Tax basis in any asset, investment Tax credit, or any other credit or Tax attribute which could reduce Taxes (including deductions and credits related to alternative minimum Taxes).
     “Tax Claim” has the meaning set forth in Section 7.04(c)(i).
     “Tax Proceeding” has the meaning set forth in Section 7.04(c)(ii).
     “Tax Returns” means any return, report or information return required to be filed with any Taxing Authority in connection with Taxes, and any supplement, schedule or amendment thereto.
     “Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
     “Termination Date” has the meaning set forth in Section 10.01(b).
     “Termination Payment Statement” has the meaning set forth in Section 1.05(f)(ii).
     “Termination Payout Election Notice” has the meaning set forth in Section 1.05(f).
     “Third Party Claim” has the meaning set forth in Section 11.04(a).
     “Third Party Consents” has the meaning set forth in Section 4.04(a).
     “Transaction Agreements” means, collectively, the Transition Services Agreement and the License Agreement.
     “Transfer Taxes” has the meaning set forth in Section 7.02(c).
     “Transition Services Agreement” has the meaning set forth in Section 1.03(b)(vi).
     “UBS Facility Guarantee” means the Guaranty, dated as of July 2, 2002, made by Parent in favor of Wells Fargo Bank Minnesota, N.A., as facility administrator under the Facility Administration Agreement, dated as of July 2, 2002, between Option One Owner Trust 2002-3 and the facility administrator, and the noteholders defined therein.
     “Unaudited Financial Statements” have the meaning set forth in Section 2.07(a).

     “Updated Pipeline Valuations” has the meaning set forth in Section 1.04(b)(ii).
     “U.S. GAAP” means U.S. generally accepted accounting principles as consistently applied by Purchaser.
     “Warehouse Facility” means any funding arrangement pursuant to which one or more lenders, purchasers, conduit or special purpose vehicles and other financial institutions provide financing to purchase, originate, sell, securitize, carry, service or maintain Receivables or other financial assets or servicing rights.
          12.02. Notices. All notices, requests and other communications to any party hereunder will be in writing (including electronic facsimile transmission) and will be given:
if to Purchaser, to:
OOMC Acquisition Corp.
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171
Attention: Mark A. Neporent
Facsimile No.: (212) 891-2153
with a copy to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York
Attention: Stuart D. Freedman
Facsimile No: (212) 593-5955
if to Seller, to:
Block Financial Corporation
c/o H&R Block, Inc.
One H&R Block Way
Kansas City, MO 64105
Attention: Carol Graebner
Facsimile No.: (816) 854 8500

with a copy to:
Jones Day
222 East 41st Street
New York, NY 10017
Attention: Robert A. Profusek, Esq.
Facsimile No.: (212) 755-7306
and
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Christopher J. Hewitt, Esq.
Facsimile No.: (216) 579-0212
or such other address or electronic facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding Business Day in the place of receipt.
          12.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          12.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense.
          12.05. Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Purchaser may (unless such assignment would impair or delay the consummation of the Closing or result in additional Liability to Seller) (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, to any purchaser of all or any portion of the Business, or to any of the lenders providing the Financing (or any replacement financing or refinancing thereof) and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser (A) nonetheless shall remain responsible for the performance of all of its obligations hereunder and (B) shall indemnify Seller for any out-of-pocket costs and expenses directly arising as a result of such assignment).
          12.06. Governing Law This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws rules thereof.
          12.07. Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of New York (and, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, any federal district court located in the State of New York) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in
Section 12.02.
          12.08. Waiver of Punitive and Other Damages and Jury Trial (a) Except as expressly provided in this Agreement, each party to this Agreement expressly waives and foregoes any right to recover punitive, exemplary, consequential or similar damages and any diminution in value or lost profits in any arbitration, lawsuit, litigation or proceeding arising out of or resulting from any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby.
               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
               (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 12.08.
          12.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The electronic facsimile transmission of any signed original counterpart of this Agreement will be deemed to be the delivery of an original counterpart of this Agreement. Except with respect to the use of electronic facsimile transmissions permitted hereunder, the Seller and Purchaser disclaim the applicability of the Federal Electronic Signatures in Global and National Commerce Act and the New York Electronic Signatures and Records Act to this Agreement and the Transaction Agreements. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the parties hereto, their respective successors and assigns and the Purchaser Indemnified Parties and the Seller Indemnified Parties.
          12.10. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement will also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the Preamble to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
          12.11. Entire Agreement. This Agreement, together with the Seller Disclosure Schedule, the Transaction Agreements and that certain Confidentiality Agreement, by and between Seller and Cerberus Capital Management, L.P., dated October 10, 2006, as amended on October 27, 2006, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.
          12.12. Disclosure Schedules There may be included in the Seller Disclosure Schedule or Purchaser Disclosure Schedule (collectively, the “Disclosure Schedules”) items and information that are not “material,” and inclusion in the

Disclosure Schedules will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as the case may be. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such Disclosure Schedule relates; provided, however, that any information set forth in one Section pertaining to representations and warranties of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as the case may be, will be deemed to apply to each other Section or subsection thereof pertaining to representations and warranties to the extent it is reasonably apparent on the face of such disclosure it is relevant to such other sections of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as the case may be.
          12.13. Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.
          12.14. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, or any of the Transaction Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
          12.15. Parent Guarantee.
               (a) Parent hereby fully, irrevocably and unconditionally guarantees to each of the Purchaser Indemnified Parties the full and timely performance of all of the obligations of Seller, including any required payment, under the provisions of Section 7.04 and Article XI of this Agreement. At the time any payment is due under Section 7.04 or Article XI from Seller, Parent agrees to pay, or cause to be paid, the amount due promptly. This is a guarantee of payment and performance, and not of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Seller’s obligations or liabilities (other than in accordance with the terms of the Agreement) shall affect the continuing validity and enforceability of this Section 12.15(a).
               (b) Parent hereby waives, for the benefit of each of the Purchaser Indemnified Parties, (i) any right to require any such Purchaser Indemnified Party as a condition of payment or performance by Parent, to proceed against Seller or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law or at equity which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Seller.
[SIGNATURE PAGE FOLLOWS THIS PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OOMC ACQUISITION CORP.
By:	/s/ Lenard B. Tessler
	Name:	Lenard B. Tessler
	Title:	President

BLOCK FINANCIAL CORPORATION
By:	/s/ Mark A. Ernst
	Name:	Mark A. Ernst
	Title:	President

H&R BLOCK, INC.
By:	/s/ Mark A. Ernst
	Name:	Mark A. Ernst
	Title:	President and Chief Executive Officer

[Stock Purchase Agreement — Signature Page]

EXHIBIT A
CLOSING BALANCE SHEET METHODOLOGIES SCHEDULE
Investment Banks To Be Utilized for Purposes of Section 1.04(a) (Estimate Statement)
No later than 40 Business Days after the date of this Agreement, each of Purchaser and Seller will select one investment bank from the list set forth on Annex A attached hereto.
If any such investment bank becomes unavailable to perform the services contemplated by Section 1.04, the party that selected that investment bank may select another investment bank from the above list.
The investment banks selected by the parties pursuant to the foregoing provisions are referred to herein as “Investment Banks”.
Bidders To Be Utilized for Purposes of Section 1.04(b) (Final Statement)
For purposes of obtaining firm bids on the Mortgage Loans Held for Sale, BIT Mortgage Loans and Residuals, Seller and the Company shall solicit firm bids from the institutions set forth on the applicable lists set forth on Annex B attached hereto. These institutions are referred to herein as “Bidders.”
* * * * *
For purposes of calculating Estimated Closing Tangible Net Assets and Closing Tangible Net Assets, the value of Tangible Net Assets using the Valuation Methodologies set forth below shall be determined as if any impairment charges required solely because the purchase price to be paid by Purchaser is less than the Tangible Net Assets of the Company and its Subsidiaries as of January 31, 2007 were taken solely at the Parent level, notwithstanding any requirement of GAAP to the contrary.
Valuation Methodologies
1. Cash: valued at book value determined in accordance with GAAP.
2. Cash-restricted: valued at book value determined in accordance with GAAP.
3. Mortgage Loans Held for Sale, Net of Loss Reserves: Prior to the Closing, the Company may sell to a third party or distribute to Parent or its Affiliates all or a portion of the remaining balance of existing Mortgage Loans Held for Sale (i) on a servicing-released basis, or (ii) on a servicing-retained basis (provided that mortgage loans sold on a servicing-retained basis are either (A) sold to a warehouse lender in connection with a Warehouse Facility, or (B) are sold to a Securitization Trust in connection with a securitization or in a whole loan sale that is not a sale of “scratch-and-dent” mortgage loans). To the extent any Mortgage Loans Held for Sale exist as at the Closing, the value of Mortgage Loans Held for Sale, Net of Loss Reserves shall be determined as set forth below.
For purposes of preparing the Estimate Statement:
This value shall be calculated in accordance with the provisions of Section 1.04 of the Agreement.

For purposes of preparing the Final Statement:
As soon as practicable after the Closing Date, but in no event later than 75 days after the Closing Date, Seller and the Company shall jointly cause the Mortgage Loans Held for Sale (including accrued interest through the Closing Date)1 other than Mortgage Loans Under Contract (the “Auctioned Mortgage Loans”) to be auctioned for cash (whether for one or more pools of such mortgage loans) through a process of obtaining firm bids (with the same value date as determined by Purchaser and Seller) from the Bidders.
Seller will be permitted to set reserve prices on the Auctioned Mortgage Loans, and if the highest price included in the firm bids for some or all of the Auctioned Mortgage Loans does not exceed the reserve price (or if no firm bids are received in accordance with this Exhibit A), such Auctioned Mortgage Loans shall be acquired by Seller prior to the expiration of the 75-day period for cash in an amount equal to the amount of such Auctioned Mortgage Loans reflected on the Estimate Statement (it being understood that such acquisition will be effected without any representations, warranties or indemnities from Purchaser, the Company or the Subsidiaries) and the amount attributed to such Auctioned Mortgage Loans for purposes of determining the value of the Final Closing Tangible Net Assets shall be the amount of cash paid to the Company.
Each loan pool will be auctioned on a servicing-released basis.
In conducting the auction, the Company shall provide (and shall so indicate to the Bidders) that at least the HFS Minimum Amount will be sold to the highest Bidder of such Auctioned Mortgage Loans as long as the price bid exceeds any reserve price for such Auctioned Mortgage Loans. For purposes of this Exhibit A, the “HFS Minimum Amount” shall be the greater of (i) 25% of the total Auctioned Mortgage Loans and (ii) $50MM of par value of Auctioned Mortgage Loans. In the event that the aggregate par value of the Auctioned Mortgage Loans is less than $50MM, the HFS Minimum Amount shall be the entire portfolio of Auctioned Mortgage Loans.
Upon receipt of the firm bids, the Company may (as so directed by Purchaser), elect to sell some or all of the Auctioned Mortgage Loans to the relevant winning Bidder(s) or may elect to retain some or all of the Auctioned Mortgage Loans (subject to compliance with its obligation to sell at least the HFS Minimum Amount).
Mortgage Loans Held for Sale, Net of Loss Reserves shall be valued based on:
     (a) with respect to the Auctioned Mortgage Loans, the net aggregate value of the highest firm bid(s) received for each loan pool of Auctioned Mortgage Loans; plus
     (b) with respect to Mortgage Loans Under Contract, the aggregate cash purchase price received for such mortgage loans sold prior to the expiration of the 75-day period; plus
     (c) the amount of the accrued interest on the Auctioned Mortgage Loans and Mortgage Loans Under Contract as of the Closing Date (without duplication of any accrued interest taken into account in the firm bid referenced in clause (a) above); provided, that any accrued interest related to mortgage loans past due more than 30

[1]	The Estimate Statement and Final Statement shall each reflect the treatment of accrued interest income and accrued interest expense consistent with this Exhibit A.

days (such accrued interest, “Excluded Interest”) shall be valued at zero; and further provided that any amounts collected by or on behalf of the Company or its affiliates subsequent to Closing in respect of the Excluded Interest shall be promptly remitted when received to the Seller (and the Company shall use commercially reasonable efforts to collect such Excluded Interest).
The term “net aggregate value” with respect to any firm bid means the aggregate cash value of the firm bid, net of all applicable fees and expenses and taking into account any price fluctuation provision permitted under this definition of “firm bid”; provided, that, with respect to any firm bid that has been accepted by the Company prior to or at the time of valuation, such firm bid shall be valued at the aggregate cash purchase price received by the Company in respect of such firm bid.
The term “Mortgage Loans Under Contract” means any mortgage loans in respect of which, as of the Closing Date, the Company is subject to a binding contractual obligation to sell all, but not less than all, of the mortgage loans prior to the expiration of the 75-day period on an “as is” basis for a specified cash price that is not subject to adjustment or interest rate fluctuation to an unaffiliated third party that is subject to a binding, unconditional contractual obligation to purchase such mortgage loans with representations and warranties consistent with a sale on an “as is” basis and no indemnity.
The parties agree that to the extent a breach of contract occurs with respect to any Mortgage Loans Under Contract prior to the expiration of the 75-day period, that mortgage loan (together with any right to recover for breach of contract against the proposed purchaser under the applicable contract) shall be acquired by Seller for cash in an amount equal to the amount of such Mortgage Loans reflected on the Estimate Statement prior to the expiration of the 75-day period (it being understood that such sale will be effected without any representations, warranties or indemnities from Purchaser, the Company or the Subsidiaries) and the value shall be attributed to such acquired Mortgage Loans Under Contract for purposes of determining Final Closing Tangible Net Assets shall be the amount of cash paid to the Company.
For purposes of Section 1.4 and this Exhibit A, the term “firm bid” means:
     (a) with respect to the Mortgage Loans Held for Sale or the Residuals, a binding commitment to acquire all, and not less than all (i.e., no “kickout” rights), of the assets offered for sale, and
     (b) with respect to the BIT Mortgage Loans, a binding commitment to acquire all of the assets offered for sale subject to the right to reject specific mortgage loans that do not conform to the bid specifications (i.e. subject to “kickout rights”), in each case, it being understood that (i) assets may be marketed in specified pools, in which case the bid shall be for all of the assets in such pool (subject to “kickout rights”, in the case of pools of BIT Mortgage Loans); (ii) each binding commitment must be (w) at a specified cash price, (x) fully, irrevocably and unconditionally executable by the Company subject only to the applicable assumptions, terms and conditions expressly set forth in this Exhibit A, (y) received by 10:30 am (New York City time) on the specified bid date and (z) valid at least until 5:00 pm (New York City time) on the specified bid date; and (iii) in making their bids, if applicable, the Bidders will assume receipt of customary representations, warranties and indemnities in such bids (except in the case of the Auctioned Mortgage Loans which the parties agree shall be sold on an “as is” basis with representations and warranties consistent with a sale on such a basis (and no indemnity)), with the exposure under such representations, warranties and indemnities taken into account for purposes of determining Repurchase Liability below; provided, that the terms of such contract shall not include any adjustment or recourse for price fluctuation other than adjustment for price fluctuation to the date the firm bid is valued for purposes of this Exhibit A.
4. Beneficial Interest in Trust: Prior to Closing, Seller will not be deemed to have violated any of its representations, warranties or covenants under the Agreement if existing mortgage loans in the warehouse trusts underlying the Beneficial Interest in Trust (the “BIT Mortgage Loans”) other than the BIT Requirement Loans are sold to a third party or distributed to Parent or its Affiliates, in each case on a servicing-retained basis. To the extent any BIT Mortgage Loans exist as at the Closing, the value of the Beneficial Interest in Trust shall be determined as set forth below. For the avoidance of doubt, no debt issued in a securitization by the Company or any of the Subsidiaries that is held by the Company or any of the Subsidiaries after the closing of such securitization or NIM securitizations (“NIM Securitizations”) shall be included in “Beneficial Interest in Trust” and shall instead be treated as set forth under “5. Residuals” below (any such debt held by the Company or any of its Subsidiaries after the applicable closing, “Retained Securitization Debt”).
For purposes of preparing the Estimate Statement:
The Tapes delivered by the Company to the Investment Banks pursuant to Section 1.04 shall identify the BIT Mortgage Loans on a loan pool-by-pool basis (with the BIT Requirement Loans identified in a pool or pools separate from the other BIT Mortgage Loans) for valuation by the Investment Banks pursuant to Section 1.04. The Investment Banks shall determine the Fair Market Value of such BIT Mortgage Loans according to such loan pool identification, together with valuation on a loan-level basis for each of the BIT Requirement Loans (and if loan-level data is not provided with respect to any pool, loan-level valuation shall be calculated on an average basis for such pool).
For purposes of Section 1.04, the term “Applicable Determination” means, with respect to Beneficial Interest in Trust, the aggregate value of the pools of BIT Mortgage Loans, which shall be calculated as follows:
     (a) for each pool of BIT Requirement Loans, its value shall be equal to the difference (positive or negative) between:
          (i) the aggregate amount for the pool of mortgage loans of the lower of, determined on a loan level basis, (1) the sum of (i) par, plus (ii) FAS 91 expenses determined in accordance with GAAP, plus (iii) the BIT Repurchase Reserve or (2) the average of the Fair Market Values provided by the Investment Banks in respect of such BIT Requirement Loan, plus, if valued on a servicing-retained basis, the BIT MSR Value for such mortgage loan, and
          (ii) the par value of the debt being held against such pool of BIT Mortgage Loans (i.e., the warehouse advance); and
     (b) for each pool of BIT Mortgage Loans other than the BIT Requirement Loans, its value shall be an amount (positive or negative) equal to:
          (i) the average of the Fair Market Values provided by the Investment Banks in respect of such pool of BIT Mortgage Loans pursuant to Section 1.04, plus for those loans valued on a servicing-retained basis, the aggregate amount of BIT MSR Value for such loans, minus (ii) the par value of the debt being held against such BIT Mortgage Loans (i.e., the warehouse advance), plus (iii) the aggregate amount of accrued interest as of the Closing Date on the BIT Mortgage Loans in such pool, net of accrued interest on any debt being held against any such BIT Mortgage Loans; provided that any accrued interest on any BIT Mortgage Loans more than 30 days past due shall be valued at zero.
The term “BIT Repurchase Reserve” shall mean, with respect to any mortgage loan, an amount equal to 0.35% of the par amount of such loan.
The term “BIT MSR Value” shall mean, with respect to any mortgage loan, an amount equal to the lower of (i) 0.75% of the par amount of such reference loan and (ii) the rate determined by the Company in the ordinary course of business using current market values.
For purposes of preparing the Final Statement:
As soon as practicable after the Closing Date, but in no event later than 75 days after the Closing Date, Seller and the Company shall jointly approach the trustee(s) of the warehouse trusts of the Company and shall propose that all of the mortgage loans in the warehouse trusts (including accrued interest through the Closing Date) other than any BIT Mortgage Loans Under Contract (the “Auctioned BIT Mortgage Loans”) be auctioned (whether for one or more pools of such mortgage loans) through a process of obtaining firm bids for each pool (with the same value date as determined by Purchaser and Seller) from the Bidders in respect of each loan pool, together with, to the extent reasonably possible, valuation on a loan-level basis for each of the BIT Requirement Loans (and if loan-level data is not provided with respect to any pool, loan-level valuation shall be calculated on an average basis for such pool).
To the extent the Company notifies Seller within 30 calendar days after the Closing that the Company intends to effect a securitization of any of its mortgage loans held in any warehouse trust, Seller and the Company shall instruct the Bidders to provide a firm bid on the Residual to be created from such securitized mortgage loans and such value shall be reflected in the aggregate value of Beneficial Interests in Trust set forth on the Final Statement.
Seller will be permitted to propose to the trustee(s) reserve prices on each pool of Auctioned BIT Mortgage Loans being auctioned, and if the highest price included in the bids for such pool of mortgage loans does not exceed the reserve price (or if no firm bids are received in accordance with this Exhibit A), the Company may propose that such pool of Auctioned BIT Mortgage Loans be sold to Seller prior to the expiration of the 75-day period for cash in an amount equal to the amount of such pool of Auctioned BIT Mortgage Loans reflected on the Estimate Statement (it being understood that such sale will be effected without any representations, warranties or indemnities from Purchaser, the Company or the Subsidiaries) and in the event of such transfer the value attributed to such pool of Auctioned BIT Mortgage Loans for purposes of determining the value of the Final Closing Tangible Net Assets shall be the amount of cash paid to the Company.
Prior to the auction, the Company may propose to the trustee whether each loan pool will be auctioned on a servicing-released or servicing-retained basis.
In conducting the auction, the Company shall propose that the trustee(s) provide (and to so indicate to the Bidders) that at least the BIT Minimum Amount will be sold to the highest Bidder of each pool of Auctioned BIT Mortgage Loans as long as the price bid exceeds any reserve price for such pool of Auctioned BIT Mortgage Loans. For purposes of this Exhibit A, the “BIT Minimum Amount” shall be the greater of (i) 25% of the total pool of Auctioned BIT Mortgage

Loans, or (ii) $250MM of par value of Auctioned BIT Mortgage Loans. In the event that the aggregate par value of the pool of Auctioned BIT Mortgage Loans is less than $250MM, the BIT Minimum Amount shall be the entire pool of Auctioned BIT Mortgage Loans.
Upon receipt of the firm bids, the Company may (as so directed by Purchaser), elect to propose to the trustee to sell some or all of the pools of Auctioned BIT Mortgage Loans to the relevant winning Bidder or may elect to propose to the trustee that some or all of the pools of Auctioned BIT Mortgage Loans be retained (subject to compliance with its obligation to propose that at least the BIT Minimum Amount to be sold).
For purposes of the Final Statement, the value of the Beneficial Interest in Trust will be equal to the aggregate value of the pool of BIT Mortgage Loans, which shall be calculated as follows:
     (a) for each pool of BIT Requirement Loans: its value shall be equal to the sum of (i) the BIT Requirement Loan Amount, minus (ii) the aggregate amount (determined on a loan level basis) of the Offsetting Par Value, plus (iii) the aggregate amount (determined on a loan level basis) of Accrued Interest Amount; and
     (b) for any pool of BIT Mortgage Loans other than BIT Requirement Loans: its value shall be equal to the sum of (i) the Other BIT Mortgage Loan Amount, minus (ii) the aggregate amount of the Offsetting Par Value, plus (iii) the aggregate amount of the Accrued Interest Amount.
The “BIT Requirement Loan Amount” means, with respect to any pool of BIT Requirement Loans, the amount that is equal to the sum of, for each mortgage loan in such pool, the lesser of:
     (a) the sum of (i) the par value, (ii) any deferred FAS 91 expenses determined in accordance with GAAP, and (iii) the BIT Repurchase Reserve, or
     (b) (i) if the BIT Requirement Loan is an Auctioned BIT Mortgage Loan, the value of the BIT Requirement Loan as per the highest firm bid received for such pool of Auctioned BIT Mortgage Loans plus, if sold on a servicing-retained basis, the BIT MSR Value in respect of such mortgage loan, or (ii) if such BIT Requirement Loan is a BIT Mortgage Loan Under Contract, the cash purchase price received for such mortgage loan sold (determined on a loan level basis) prior to the expiration of the 75-day period plus, if such BIT Mortgage Loan is sold on a servicing-retained basis, the BIT MSR Value in respect of such mortgage loan.
The “Other BIT Mortgage Loan Amount” means, with respect to any pool of BIT Mortgage Loans other than pool of BIT Requirement Loans, the amount that is equal to the sum of:
     (a) (i) if such pools of BIT Mortgage Loans are Auctioned BIT Mortgage Loans, the value of the highest firm bid received for such pools of Auctioned BIT Mortgage Loan, or (ii) if such pools of BIT Mortgage Loans are BIT Mortgage Loans Under Contract, the aggregate cash purchase price received for such pools of mortgage loan sold prior to the expiration of the 75-day period, plus
     (b) if such pools of BIT Mortgage Loans are sold on a servicing-retained basis, the BIT MSR Value in respect of such pools of mortgage loans.

The “Offsetting Par Value” means, with respect to any BIT Mortgage Loan, the par value the debt being held against such BIT Mortgage Loan (i.e., the warehouse advance), plus any accrued interest on any debt being held against such BIT Mortgage Loan.
The “Accrued Interest Amount” means, with respect to any BIT Mortgage Loan, the amount of the accrued interest on such BIT Mortgage Loan as of the Closing Date; provided that any accrued interest related to such BIT Mortgage that is past due more than 30 days (“Excluded BIT Interest”) shall be valued at zero; provided further, however, that any amounts collected by or on behalf of the Company or its affiliates subsequent to Closing in respect of the Excluded BIT Interest shall be promptly remitted when received to the Seller (and the Company shall use commercially reasonable efforts to collect such Excluded BIT Interest).
The term “BIT Mortgage Loans Under Contract” means any pool of mortgage loans held on behalf of the Company or its Subsidiaries in one of their warehouses in respect of which, as of the Closing Date, (i) the warehouse trust is subject to a binding contractual obligation to sell all, but not less than all, of the pool of mortgage loans prior to the expiration of the 75-day period for a specified cash price on terms and with conditions consistent with industry practice (including customary representations, warranties and indemnities), or (ii) such pool of mortgage loans have been contracted to be sold as a part of a securitization transaction that has been priced prior to Closing and settles within 20 calendar days of Closing, in each case, to an unaffiliated third party that is subject to a binding, unconditional contractual obligation to purchase such mortgage loans, with the exposure under such representations, warranties and indemnities taken into account for purposes of determining Repurchase Liability, below.
The parties agree that to the extent a breach of contract occurs with respect to a mortgage loan under any BIT Mortgage Loans Under Contract prior to the expiration of the 75-day period, that loan (together with any right to recover for breach of contract against the proposed purchaser under the applicable contract) shall be acquired by Seller prior to the expiration of the 75-day period for cash in an amount equal to the amount of such BIT Mortgage Loans Under Contract reflected on the Estimate Statement (it being understood that such sale will be effected without any representations, warranties or indemnities from Purchaser, the Company or the Subsidiaries) and the value attributed to such transferred BIT Mortgage Loans Under Contract for purposes of determining Final Closing Tangible Net Assets shall be the amount of cash paid to the Company.
The value of firm bids on BIT Mortgage Loans where those firm bids include “kick out” rights shall be deemed to be:
     (a) for Auctioned BIT Mortgage Loans which the Company elects to be sold and the BIT Mortgage Loans Under Contract and any BIT Requirement Loans sold:
          (i) The value shall be the cash actually received by the Company upon settlement of the sale, less with respect to any BIT Mortgage Loans Under Contract sold in a securitization, all costs and expenses incurred by the Company or any of its Subsidiaries in respect of such securitization.
          (ii) Any mortgage loans kicked-out of the loan pool prior to settlement will be, to the extent commercially reasonable and consistent with the Company’s customary practices, cured and disposed of by the Company within 90 days of the Closing based on its customary practices, with the proceeds received from those loan dispositions promptly remitted to Seller upon receipt by the Company and no value shall be attributed to such kicked-out loans for purposes of determining Final Closing Tangible Net Assets.

     (b) For Auctioned BIT Mortgage Loans that are not sold and for those BIT Requirement Loans not sold:
          (i) The value shall be the specified cash price of the firm bid, less an estimate of the cost of kick-outs based on the Company’s actual experience over the prior 12 months on kick-out percentages, cure rates and severity of loss on disposition; provided, that, with respect to any kicked-out loans, the Company shall have the right to sell such kicked-out loans to Seller for cash in an amount equal to the amount of such loans reflected on the Estimate Statement (it being understood that such sale will be effected without any representations, warranties or indemnities from Purchaser, the Company or the Subsidiaries) and the value attributed to such loans for purposes of determining the value of the Final Closing Tangible Net Assets shall be the amount of cash paid to the Company.
5. Residuals — Available for Sale and Held for Trade: Prior to Closing, the Company may distribute to Parent or its Affiliates or sell to third parties all or a portion of the remaining balance of existing Residuals—Available for Sale and Held for Trade (collectively, the “Residuals”) and Retained Securitization Debt. To the extent any Residuals or Retained Securitization Debt exist as at the Closing, “Residuals—Available for Sale and Held for Trade” shall be determined as set forth below. Notwithstanding the foregoing, to the extent the book value of the Residuals as at Closing is less than $25MM (the “Retained Residuals”), the parties agree that the Retained Residuals shall be retained by Seller (it being understood that no representations, warranties or indemnities shall be given from the Company or the Subsidiaries) and no value shall be attributed to such Retained Residuals for purposes of Section 1.04.
For purposes of preparing the Estimate Statement:
The Residuals shall be valued in accordance with the provisions of Section 1.04 of the Agreement.
For purposes of preparing the Final Statement:
As soon as practicable after the Closing Date, but in no event later than 75 days after the Closing Date, Seller and the Company shall jointly cause (i) the Residuals other than the Residuals Under Contract (the “Auctioned Residuals”) and (ii) the Retained Securitization Debt (the “Auctioned Retained Securitization Debt”) to be auctioned through a process of obtaining firm bids (with the same value date as determined by Purchaser and Seller) from the Bidders. The auction of Auctioned Residuals and Auctioned Retained Securitization Debt shall be conducted on a separate basis.
Seller will be permitted to set reserve prices on the Auctioned Residuals and Auctioned Retained Securitization Debt, and if the highest price included in the firm bids for such Auctioned Residuals or Auctioned Retained Securitization Debt, as applicable, does not exceed the applicable reserve price (or if no firm bids are received in accordance with this Exhibit A), such Auctioned Residuals or Auctioned Retained Securitization Debt, as the case may be, shall be acquired by Seller prior to the expiration of the 75-day period for cash in an amount equal to the amount of such Auctioned Residuals or Auctioned Retained Securitization Debt, as applicable, reflected on the Estimate Statement (it being understood that such acquisition will be effected without any representations, warranties or indemnities from Purchaser, the Company or the Subsidiaries) and the value attributed to such Auctioned Residuals or Auctioned Retained Securitization Debt, as the case may be, for purposes of determining the value of the Final Closing Tangible Net Assets shall be the amount of cash received by the Company.

In conducting the auction of Auctioned Residuals, the Company shall provide (and shall so indicate to the Bidders) that at least the Residual Minimum Amount will be sold to the highest Bidder of such Auctioned Residuals as long as the price bid exceeds any reserve price for such Auctioned Residuals. For purposes of this Exhibit A, the “Residual Minimum Amount” shall be the greater of (i) 25% of the total Residuals present at Closing and (ii) $25MM book value of Residuals.
In the event that the Auctioned Residuals existing at Closing have a book value of less than $25MM, such Auctioned Residuals shall be acquired by Seller prior to the expiration of the 75-day period for cash in an amount equal to the amount of such Auctioned Residuals reflected on the Estimate Statement (it being understood that such acquisition will be effected without any representations, warranties or indemnities from Purchaser, the Company or the Subsidiaries) and the value attributed to such Auctioned Residuals for purposes of determining the value of the Final Closing Tangible Net Assets shall be the amount of cash received by the Company.
Upon receipt of the firm bids, the Company may (as so directed by Purchaser), elect to sell some or all of the Residuals and/or Auctioned Retained Securitization Debt, as applicable, to the relevant winning Bidder or may elect to retain some or all of the Auctioned Residuals (subject to compliance with its obligation to sell at least the Residual Minimum Amount) and/or Auctioned Retained Securitization Debt, as applicable.
In either case, the Residuals—Available for Sale and Held for Trade shall be valued based on:
     (a) with respect to the Auctioned Residuals, the net aggregate value of the highest firm bid(s) received for such Auctioned Residuals,
     (b) with respect to Residuals Under Contract, the cash purchase price for such Residuals under the binding obligations in place as of the Closing pursuant to which such Residuals will be sold, and
     (c) with respect to the Auctioned Retained Securitization Debt, the net aggregate value of the highest firm bid(s) received for such Auctioned Retained Securitization Debt.
The term “Residuals Under Contract” means any Residuals (excluding, for the avoidance of doubt, any noneconomic residuals to be retained by Seller) held on behalf of the Company or its Subsidiaries in respect of which, as of the Closing Date, the Company or any of its Subsidiaries is subject to a binding contractual obligation to sell all, but not less than all, of the Residuals prior to the expiration of the 75-day period for a specified price on terms and conditions consistent with industry practice (including customary representations, warranties and indemnities) to an unaffiliated third party that is subject to a binding, unconditional contractual obligation to purchase such Residuals, with the exposure under such representations, warranties and indemnities taken into account for purposes of determining Repurchase Liability, below.
The parties agree that to the extent a breach or default occurs with respect to a Residual under any Residuals Under Contract prior to the expiration of the 75-day period, that Residual (together with any right to recover for breach of contract against the proposed purchaser under the applicable contract) shall be transferred to Seller prior to the expiration of the 75-day period (it being understood that such transfer will be effected without any representations, warranties or indemnities from Purchaser, the Company or the Subsidiaries) and no value shall be attributed to such transferred Residuals Under Contract for purposes of determining Final Closing Tangible Net Assets.

The non-economic residuals owned by the Company and the Subsidiaries shall be distributed to Seller prior to the Closing in accordance with Section 4.05.
6. Mortgage Servicing Rights.
For purposes of preparing the Estimate Statement:
The Company and Seller shall jointly obtain a valuation of the Company’s Eligible Servicing Rights as provided in Section 1.04 and this Exhibit A. Each MSR Valuation Firm (as defined in Section 1.04) shall provide two valuation ranges for the Eligible Servicing Rights based on the MSR Tapes, one valuation range based on the Vector Graphs provided by one of the Investment Banks and the other value based on the Vector Graphs provided by the other Investment Bank.
The value of the Eligible Servicing Rights to be used by the Seller for purposes of the Estimate Statement shall be equal to the average of: (a) the average of the midpoints of the valuation ranges obtained from Countrywide Servicing Exchange (or, if a valuation range from Countrywide Servicing Exchange cannot be obtained, from another reputable independent third-party appraiser mutually acceptable to Seller and Purchaser) based on the MSR Tapes and Vector Graphs and (b) the average of the midpoints of the valuation range obtained by MIAC (or if a valuation range from MIAC cannot be obtained, from another reputable independent third party appraiser mutually acceptable to Seller and Purchaser) based on the MSR Tapes and Vector Graphs.
Each of Countrywide and MIAC shall follow the parameters and assumptions set forth on Annex C hereto.
The term “Eligible Servicing Rights” means all servicing rights arising under pooling and servicing agreements, sale and servicing agreements, securitization servicing agreements, or servicing agreements (or similar agreements) of the Company or any of its wholly-owned Subsidiaries under which such Person has agreed to service pools of mortgage loans held by bankruptcy remote entities, which mortgage loans have been assigned or pledged to a trustee to secure or otherwise back mortgage-backed securities, excluding, in each case, servicing under loans that constitute Beneficial Interests in Trust or Mortgage Loans Held for Sale.
The term “Vector Graphs” means the prepayment speed and default curve vector graphs that are described in item (j) of Annex C to this Exhibit A and contemplated to be provided to the MSR Valuation Firms by the Investment Banks pursuant to Section 1.04.
For purposes of preparing the Final Statement:
As soon as practicable after the Closing Date, but in any event no later than 75 days after the Closing Date, the Company and Seller shall jointly obtain valuations of the Company’s Eligible Servicing Rights as of the Closing Date from the MSR Valuation Firms in accordance with this paragraph.
No later than 15 Business Days after the Closing, (a) the Investment Banks shall provide Vector Graphs with information as of the Closing Date to the MSR Valuation Firms, with a copy to the Company and Seller; and (b) the Company shall provide updated MSR Tapes with information as of the Closing Date to the MSR Valuation Firms, with a copy to Seller.

No later than 20 Business Days after receipt of such updated Vector Graphs and updated MSR Tapes, each MSR Valuation Firm shall provide two valuation ranges for the Eligible Servicing Rights based on such updated MSR Tapes, one valuation range based on the updated Vector Graphs provided by one of the Investment Banks and the other valuation range based on the updated Vector Graphs provided by the other Investment Bank.
The value of the Eligible Servicing Rights to be used by Purchaser for purposes of the Final Statement shall be equal to the average of: (a) the average of the midpoints of the valuation ranges obtained from Countrywide Servicing Exchange (or, if a valuation range from Countrywide Servicing Exchange cannot be obtained, from another reputable independent third-party appraiser mutually acceptable to Seller and Purchaser) based on such updated MSR Tapes and updated Vector Graphs and (b) the average of the midpoints of the valuation range obtained by MIAC (or if a valuation range from MIAC cannot be obtained, from another reputable independent third party appraiser mutually acceptable to Seller and Purchaser) based on the updated MSR Tapes and updated Vector Graphs.
Each of Countrywide and MIAC follow the parameters and assumptions set forth on Annex C hereto.
7. Property, Plant and Equipment: Valued at book value determined in accordance with GAAP with impairment charges taken for the Restructuring Activities.
8. Servicing and Related Assets: Servicing and Related Assets shall be valued at book value, determined in accordance with GAAP, with additional provisions recorded for the following asset categories: (a) no assets will be recorded for Late Fee Income Receivables (Account 1809); (b) no assets will be recorded, for any type of advance (excluding amounts disregarded as per item (a) above), for individual securitizations or whole loan sales with less than 10% of the original unpaid principal balance outstanding and where the total advances receivable is greater than 75% of the total unpaid principal balance; and (c) no assets will be recorded for advances related to Mortgage Loans Held for Sale or BIT Mortgage Loans; provided, that, in each case, (i) if any servicing advances are uncollectible under GAAP for any reason, they shall be reflected at zero and (ii) all advances related to delinquent loans (through REO process) shall be reflected at their present value assuming collection twelve months later using a discount rate of LIBOR plus 50 basis points; provided, further, that for assets recorded as zero per items (a), (b) and (c) above, any amounts collected by the Company or its affiliates subsequent to Closing in respect of those assets shall be promptly remitted when received to Seller (and the Company shall use commercially reasonable efforts to collect such amounts).
9. Mortgage Loans Held for Investment: To the extent the Company or any of its Subsidiaries owns any loans that are classified as Held for Investment, such loans shall be valued on a loan-by-loan basis at the lower of (a) amortized cost less any allowance for losses or (b) market value (based on a firm bid).
10. Other Real Estate Owned: Other Real Estate Owned shall be valued at the lower of cost or market value, on a property-by-property basis, with market value being determined based on the net cash proceeds received from the applicable sale within 75 days after the Closing Date, or estimated net cash proceeds for properties under contract to be sold within 75 days after the Closing Date, and if not sold or under contract to be sold within such timeframe, from an independent appraisal obtained within 75 days of the Closing Date by an independent appraisal firm mutually acceptable to the Company and Seller.

11. Pipeline Mortgage Loans: As contemplated by Section 1.04, the Investment Banks shall conduct, prior to Closing and after Closing, valuations of the mortgage loans which the Company has committed to fund (taking into account applications in a manner consistent with the Company’s past practices) but has not actually funded at Closing (the “Pipeline Mortgage Loans”). The Pipeline Mortgage Loans shall be valued at the difference between (a) the estimated market value as if the Pipeline Mortgage Loans had been funded and sold on a servicing-released basis, plus an amount equal to 35 basis points of the par amount of the Pipeline Mortgage Loans and (b) the sum of par plus an estimate of FAS 91 deferred expenses determined in accordance with GAAP based on the Company’s actual experience for the 60-day period prior to Closing.
For purposes of determining the Pipeline Mortgage Loans entry for both the Estimate Statement and the Final Statement:
The value of the Pipeline Mortgage Loans determined by the Investment Banks in accordance with Section 1.04 and this Exhibit A shall be added to the value of any derivatives identified by the Company as hedging the Pipeline Mortgage Loans, and this sum:
     (a) if positive, will be reflected on the Estimate Statement or the Final Statement, as applicable, as zero; and
     (b) if negative, will be reflected on the Estimate Statement or the Final Statement, as applicable, as a contra-asset as “Pipeline Mortgage Loans”.
The derivatives associated with the Pipeline Mortgage Loans will be removed from Other Assets and/or Other Liabilities in calculating the book value of those assets.
12. Other Assets (excluding Other Real Estate Owned, Mortgage Loans Held for Investment and Pipeline Mortgage Loans)4: valued at book value determined in accordance with GAAP with impairment charges taken for the Restructuring Activities; provided, that, to the extent any other asset is a marketable security or marketable financial instrument (each, an “Additional Marketable Asset”), the Additional Marketable Asset shall be valued as provided in the applicable bullet points below:
With respect to the Estimated Statement:
Approximately 30 Business Days prior to the anticipated Closing Date, the Company shall deliver to Purchaser all material information within the Company’s possession or control necessary to determine the Fair Market Value of the Additional Marketable Asset (or series of related Additional Marketable Assets) as of a date that is approximately 30 Business Days prior to the anticipated Closing Date and provide Purchaser five Business Days to review.
At the end of such five business day period, the Company shall deliver to each of the Investment Banks such information (taking into account any reasonable comments thereon by Purchaser), with a copy to Purchaser.
Each Investment Bank shall be instructed to deliver within 10 Business Days prior to the Closing such Investment Bank’s written determination of the Fair Market Value of the Additional

[4]	Any other mortgage loans on the balance sheet shall be included in Auctioned Mortgage Loans Held for Sale and included in the auction process discussed above under the heading “Mortgage Loans Held for Sale, Net of Loss Reserves”.

Marketable Asset (or series of related Additional Marketable Assets) as of 10 Business Days prior to the anticipated Closing, signed by a duly authorized officer of such Investment Bank.
The value of the Additional Marketable Asset (or series of related Additional Marketable Assets) shall be equal to the average of the Fair Market Values provided by the Investment Banks pursuant to this sentence.
With respect to the Final Statement:
As soon as practicable after the Closing Date, but in no event later than 75 days after the Closing Date, Seller and the Company shall jointly cause the Additional Marketable Asset (or series of related Additional Marketable Assets) to be auctioned for cash through a process of obtaining firm bids (with the same value date as determined by Purchaser and Seller) from the Investment Banks.
Seller will be permitted to set reserve prices on the Additional Marketable Assets, and if the highest price included in the firm bids for the Additional Marketable Assets does not exceed the reserve price (or if no firm bids are received in accordance with this Exhibit A), such Additional Marketable Assets shall be acquired by Seller prior to the expiration of the 75-day period for cash in an amount equal to the amount of such Additional Marketable Assets reflected on the Estimate Statement (it being understood that such acquisition will be effected without any representations, warranties or indemnities from Purchaser, the Company or the Subsidiaries) and the amount attributed to such Additional Marketable Assets for purposes of determining the value of the Final Closing Tangible Net Assets shall be the amount of cash paid to the Company.
Upon receipt of the firm bids, the Company may (as so directed by Purchaser), elect to sell some or all of the Additional Marketable Assets to the relevant winning Bidder(s) or may elect to retain some or all of the Additional Marketable Assets.
The value of each Additional Marketable Asset (or series of related Additional Marketable Assets) shall be based on the net aggregate value of the highest firm bid(s) received for such Additional Marketable Asset (or series of related Additional Marketable Assets).
If a firm bid is not received for any Additional Marketable Asset then such Additional Marketable Asset shall be acquired by Seller prior to the expiration of the 75-day period for cash in an amount equal to the amount of such Additional Marketable Asset reflected on the Estimate Statement (it being understood that such acquisition will be effected without any representations, warranties or indemnities from Purchaser, the Company or the Subsidiaries) and the amount attributed to such Additional Marketable Asset for purposes of determining the value of the Final Closing Tangible Net Assets shall be the amount of cash paid to the Company.
13. Repurchase Liability: Repurchase reserves shall be calculated in accordance with GAAP and shall take into account (without limitation) the exposure under the representations, warranties and indemnities provided to any of the investment banks or other buyers as discussed in “Mortgage Loans Held for Sale, Net of Loss Reserves” and “Beneficial Interest in Trust” above (including in respect of Mortgage Loans under Contract and BIT Mortgage Loans under Contract, but excluding loans sold to Seller after the Closing without any representations, warranties or indemnities) and Pipeline Loans assuming customary representations, warranties and indemnities. Initial reserve level shall be set based on historical repurchase rates, early payment default rates, severity and cure rates during the 60-day period prior to the Closing Date. Adjustments to the initial reserve level are based upon several factors including, but not limited to, estimated repurchases from whole loan sales or warehouse based on contractual obligations

(with cure rates applied), early payment default rates, whole loan repurchases during the 60-day period prior to the Closing Date, current loans on problem loan list (including warehouse and whole loan repurchases) using estimated severity and losses based on loan sales during the 60-day period prior to the Closing Date. Notwithstanding anything to the contrary herein, (i) to the extent any mortgage loan has an early payment default (“EPD”) and to the extent that a loss reserve had not already been established for such mortgage loan, an additional loss reserve shall be set based on current severity rates during the 60-day period prior to the Closing Date and (ii) a representation and warranty reserve shall be taken for any known or threatened exposure outstanding as of the Closing and any known or threatened repurchase obligation shall be fully provisioned for.
14. Borrowings and Due to Warehouse: Principal amount and accrued interest and fees, calculated in accordance with GAAP.
15. Other Liabilities (including Retention Payments): Valued at book value determined in accordance with GAAP with impairment charges or accruals taken for the Restructuring Activities. All retention payments required to be paid to any officer or employee of the Company and its Subsidiaries on or after the Closing shall be included in “Other Liabilities” in accordance with GAAP.
Notwithstanding anything to the contrary in this Exhibit A, (i) to the extent the Investment Banks or Bidders attribute value to any assets as part of their Fair Market Valuations or firm bids on any other asset set forth in this Exhibit A, such asset shall be classified (without duplication) on the Estimate Statement or Final Statement, as applicable, together with the asset that is the subject of the Fair Market Valuation or firm bid, as applicable, and valued (without duplication) according to the asset that is the subject of the Fair Market Valuation or firm bid and (ii) to the extent the Investment Banks or Bidders include any asset as part of their Fair Market Valuations or firm bids on any other asset set forth in this Exhibit A and attribute zero value to such Other Asset, or disregard such asset even though it relates to the asset being valued, such asset shall be classified (without duplication) on the Estimate Statement or Final Statement, as applicable, together with the asset that is the subject of the Fair Market Valuation or firm bid, as applicable, and valued at zero for purposes of the Estimate Statement and/or Final Statement, as applicable.

ANNEX A
List of Potential Investment Banks
Bear Stearns
Greenwich Capital Markets
Lehman Brothers
Morgan Stanley
Wachovia
Citigroup

Annex B
Potential Bidders on Loans and Residuals
Potential Bidders for Mortgage Loans Held for Sale
Bayview
Bear Stearns
C-BASS
Citibank
Deustche
GMAC
Goldman
Greenthal
Lehman Brothers
RFC
Truman Capital
UBS
Wachovia

Potential Bidders for BIT Mortgage Loans
Bank of America
Barclays
Bear Stearns
Carrington
Citibank
Credit Suisse
Deutsche Bank
Fortress
GMAC
Goldman Sachs
Greenwich
HSBC
JP Morgan/Chase
Lehman Brothers
Merrill Lynch
Morgan Stanley
RFC
Soc Gen
UBS
Wachovia
Winter Group

Potential Bidders for Residuals
Bear Stearns
Blue Wave (Carlisle)
Carrington
C-BASS
Citadel
Ellington
Fortress
HBK
Goldman
Greenwich
JP Morgan Arb
Lehman
Morgan Stanley
Stark
Wachovia

Annex C
Agreed Parameters/Assumptions
to be Used in the Valuation of Eligible Servicing Rights
Each firm engaged to provide a valuation of the Eligible Servicing Rights shall be instructed to determine the Value of the Eligible Servicing Rights as of the Closing Date. The term “Value” shall mean, with respect to each Eligible Servicing Right (other than any Eligible Servicing Right for which a Delinquency Master Servicer Termination Trigger has occurred (which shall be valued at zero)), the fair market value that a willing buyer would pay to a willing seller for the actual discounted economic cash-flows expected to be generated by the Eligible Servicing Right by the Company based, to the extent possible, on the following parameters and assumptions:
(a)	Cost Parameters: The fully loaded cost to service (including corporate overhead) broken out by 30, 60, 90, foreclosure and REO and bankruptcy buckets based on actual historical experience during the 4 month period prior to the Closing. Non-recurring extraordinary gain or losses should be excluded from figures.
(b)	Ancillary Income: Fixed dollar amount per loan per year, calculated using a historical average for the 4 month period prior to the Closing of the Company’s total monthly income earned and collected exclusive of late fees, converted to an annual number, divided by the aggregate number of loans serviced during each monthly period. Late Fees will be expressed as the current average late fee charge that is assessed as a percentage of the contractually eligible monthly P&I payment, multiplied by the actual historical collection rate for the 4 month period prior to the Closing for 15/30/60/90 day delinquencies, and projected based on expected delinquency behavior as determined by the chosen delinquency curves (i.e., 30/60/90 delinquent and foreclosure) and prepayment and default curves.
(c)	Discount Rate: The higher of (a) 19% and (b) the midpoint of the discount rates that each of the engaged firms would otherwise use in the ordinary course in connection with an independent valuation of mortgage servicing rights similar to the Eligible Servicing Rights.
(d)	Expense Inflation Rate: The higher of 2% or the Company’s actual annualized expense inflation rate experienced in the prior 4 months for each cost parameter described above.
(e)	Escrow Growth Rate: The difference between (a) the Company’s actual average T&I constant per loan for the 4 month period prior to the Closing and (b) the Company’s actual average T&I constant per loan for the same 4 month period during the prior calendar year.
(f)	Escrow Earning Rate: The Company’s actual escrow earnings rate (expressed relative to 1 month LIBOR) over the 12 month period prior to the Closing.
(g)	Float Earnings Rate: The Company’s actual float earnings rate (expressed relative to 1 month LIBOR) over the 12 month period prior to the Closing.
(h) Cost of Advance: 1-month LIBOR + 200bps
(i)	Investor Remittance and Float Assumptions: Each of the Interest Shortfall on Prepayments, Prepayment Interest Expense, Remittance Type and Advance Requirements shall be determined based on the specific remittance provisions in the Company’s Pooling and Servicing Agreements. The cutoff dates, remittance dates, and advance obligations shall be determined by the individual Pooling and Servicing Agreements, whereas each of the number of days of P&I Float, Prepayment Float, Interest Shortfall on Prepayments, Prepayment Interest Excess, assumed P&I collection dates and prepayment dates shall be based on an average of the Company’s actual experience during the 4 month period prior to Closing subject to the applicable collars set forth below:
•	Days of P&I Float will be calculated based on the Company’s 4 month historical average, subject to a minimum of 6 days and a maximum of 12 days.

•	Days Payoff Float will be calculated based on the Company’s 4 month historical average, subject to a minimum of 17 days and a maximum of 25 days.

•	Days of Interest Shortfall will be calculated based on the Company’s 4 month historical average, subject to a minimum of 5 days and a maximum of 15 days.
(j)	Prepayment Speed and Default Curves: Based on vector graphs provided by the Investment Banks for the servicing portfolio. Prepayment curves to be broken out by product (at a minimum fixed and ARM also including prepayment penalties and no prepayment penalties). To the extent that the loans being considered are the same as the residuals valuation, to the fullest extent reasonably practicable, the same vector graphs should be utilized as the ones utilized by the Bidders providing firm bids for those assets.
(k)	Any assumptions not included above: Should be determined by referring to recent actual experience, except for forward-looking assumptions related to credit or prepayment characteristics, which should be utilized using assumptions provided by the Investment Banks.

EXHIBIT B
The Earnout Methodologies
•	On the Closing Date, the opening consolidated balance sheet of the Company and its Subsidiaries shall be adjusted to reflect purchase accounting adjustments required by U.S. GAAP.
•	During the Calculation Period, the accounts of the Company and its Subsidiaries will be recorded in accordance with U.S. GAAP, subject to the following:
•	For purposes of calculating “Net Income,” each of the following items will be excluded from such calculation:
(a)	any extraordinary or unusual charges incurred in connection with any restructuring plans, including branch closures and related employee terminations, incurred subsequent to the six-month anniversary of the Closing; provided, however, that charges incurred after the six-month anniversary arising from restructurings implemented prior to the six-month anniversary, including obligations in respect of retention payments, shall be included,

(b)	Covered Losses for which the Seller has actually reimbursed the Purchaser Indemnified Parties under the indemnifications provisions in the Agreement,

(c)	board monitoring fees, reimbursements to board members for costs and expenses of attending board meetings and any monitoring, management or other costs or expenses of or payable to Purchaser or any of its Affiliates, but including costs and expenses of any consultants affiliated with Cerberus Capital Management, L.P. or any of its Affiliates to the extent retained by the Company or any of its Subsidiaries on arm’s length terms,

(d)	any internal or external advisory, legal, and other similar transaction expenses of Purchaser or its Affiliates (including the Company and the Subsidiaries) directly arising from the Purchase or any Business Combination, whether or not consummated,

(e)	losses and gains (including any write-offs or write-ups) resulting from the sale of any assets of the Business to the extent the Person effecting such sale is granted the right to repurchase such asset, and

(f)	any impairment charges taken or any income related to negative goodwill created as of the Closing Date with respect to any of the assets of the Business.
•	Neither the Company nor its Subsidiaries will elect to account for mortgage loans held for sale at fair value or any other financial assets or liabilities at fair value (that are not currently accounted for at fair value) as permitted under FAS 159 (“The Fair

Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115”).
•	Residuals resulting from gain-on-sale transactions shall be accounted for as “Available for Sale.”

•	An assumed tax rate of 38% shall be applied with respect to determining Net Income.

•	A capital charge shall be applied to all Direct Capital in an amount equal to the applicable interest rate or dividend rate associated therewith. The term “Direct Capital” means capital specifically identifiable to the assets of the Business’ origination platform or servicing platform of the Business (whether on-balance sheet or off-balance sheet, such as warehouse facilities (including, during the Stub Period, warehouse facilities of the Acquiring Party to the extent used for the Business)).

•	Any third party debt incurred in respect of the Business (including, during the Stub Period, third party debt incurred by any Acquiring Party in respect of the Business that is the subject of the Sale Transaction) other than Direct Capital shall be applied a capital charge in an amount equal to the applicable interest rate (“Other Third Party Debt”).

•	A capital charge shall be applied to any Excess Capital during the Calculation Period equal to 20% (on an annualized basis).
•	The term “Excess Capital” means, with respect to any financial period, the amount of capital (debt or equity) funded into the Business on or after the Closing in existence for such period (other than Direct Capital or Other Third Party Debt) less any repayments or returns of capital paid to the applicable investors of such capital during such period, less $400,000,000 (the “Excess Capital Threshold”), less the Servicing Capital Amount, and less the Residuals Capital Amount.

•	To the extent Excess Capital is a negative number, no cost of capital shall be applied.

•	The term “Servicing Capital Amount” means, with respect to any financial period, the amount equal to:
a.	the value of “Mortgage Servicing Rights” reflected on the Final Statement and any Property, Plant & Equipment related to the servicing platform, less

b.	the amount of debt available to be funded on “Mortgage Servicing Rights” at Closing or within 60 days thereafter, plus

c.	the value of “Servicing and Related Assets” reflected on the Final Statement, less

d.	the amount of debt available to be funded in respect of servicer advances at Closing or within 60 days thereafter.
•	The term “Residuals Capital Amount” means, with respect to any financial period, the amount equal to:
a.	the value of Final Residuals, less

b.	the amount of debt available to be funded on Final Residuals at Closing or within 60 days thereafter.
•	Notwithstanding anything to the contrary above or in Section 1.05, to the extent a Business Combination occurs during the Calculation Period, then for purposes of the calculation of “Net Income,” the following treatment shall be applied for the period from the date of consummation of such Business Combination (the “Business Combination Closing Date”) until the end of the Calculation Period (the “Stub Period”):
•	In the case of a Sale Transaction involving all of the OOMC Branches, the term “net income of the Company and its Subsidiaries” shall be deemed to be solely the net income generated by subprime Loans originated by the OOMC Branches (taking into account all expenses incurred at the OOMC Branch-level (including expenses arising out of liabilities associated with such origination, such as litigation and regulatory compliance expenses) and all Indirect Expenses).

•	In the case of a Sale Transaction involving less than all of the OOMC Branches, the term “net income of the Company and its Subsidiaries” shall be deemed to include the net income generated by subprime Loans originated by the Subject Branches (taking into account all expenses incurred at the Subject Branch-level (including all expenses arising out of liabilities associated with such origination, such as litigation and regulatory compliance expenses) and the applicable amount of Indirect Expenses in respect of such Subject Branches).

•	In the case of an Acquisition Transaction, the term “net income of the Company and its Subsidiaries” shall be deemed to be solely the net income generated by subprime Loans originated by the OOMC Branches (taking into account all expenses incurred at the OOMC Branch-level (including all expenses arising out of liabilities associated with such origination, such as litigation and regulatory compliance expenses) and all Indirect Expenses).

•	All restructuring costs incurred in connection with such Business Combination shall be disregarded.

•	All refinancing costs incurred in connection with such Business Combination shall be disregarded.

•	When calculating Excess Capital in connection with any Sale Transaction, the following definition shall be used:

•	The term “Excess Capital” shall means, with respect to any financial period, the amount equal to (i) the sum of (A) amount of capital (debt or equity) funded into the Business on or after the Closing in existence for such period (other than Direct Capital or Other Third Party Debt), plus (B) any capital of the Acquiring Entity funded in respect of the Business of the Subject Branches (other than Direct Capital or Other Third Party Debt), in each case, less any repayments or returns of capital paid to the applicable investors of such capital during such period, less (ii) $400,000,000 (the “Excess Capital Threshold”), less (iii) the Servicing Capital Amount.
•	The term “Indirect Expenses” shall mean all expenses attributable to the operation of origination platform of the Business (other than those incurred at an OOMC Branch-level basis), including, corporate general and administrative expenses. Indirect Expenses shall be allocated for the Stub Period to each Subject Branch on a pro rata basis based on the amount of subprime Loans generated by such Subject Branch (on a UPB basis) during the 90-day period immediately prior to the Sale Transaction Closing Date as compared to the amount of subprime Loans generated by all OOMC Branches (on a UPB basis) during the 90-day period immediately prior to the Sale Transaction Closing Date (such pro rata amount, the “Pro Rata Amount”); provided, that if the Company’s fully-loaded cost to originate for the 60-day period prior to Closing is less than 1.25% of its origination settlement, then the amount of Indirect Expenses that shall be allocated during the Stub Period with respect to any Subject Branch shall be the lower of (A) the applicable Pro Rata Amount and (b) the actual amount of expenses attributable to the operation of such Subject Branch during the Stub Period (other than those expenses incurred at the Subject Branch-level basis), including corporate general and administrative expenses, allocated by the Acquiring Party to the Subject Branches during the Stub Period.